Filed pursuant to 424(b)(3)
Registration No. 333-176775

SUPPLEMENT NO. 26
DATED JANUARY 30, 2015
TO THE PROSPECTUS DATED APRIL 16, 2014
OF INLAND REAL ESTATE income TRUST, INC.

This Supplement No. 26 supplements certain information contained in our prospectus dated April 16, 2014, as described below. This Supplement No. 26 should be read together with our prospectus and supersedes and replaces all prior supplements to the prospectus. Unless otherwise defined in this Supplement No. 26, capitalized terms used in this Supplement No. 26 have the same meanings as set forth in the prospectus.

TABLE OF CONTENTS

Prospectus Section	Supplement No. 26 Page No.
Summary Overview	S-2
prospectus summary	S-14
risk factors	S-18
CAPITALIZATION	S-19
dilution	S-20
ESTIMATED USE OF PROCEEDS	S-21
PRIOR PERFORMANCE OF IREIC-SPONSORED ENTITIES	S-21
MANAGEMENT	S-29
conflicts of interest	S-35
Principal Stockholders	S-36
DESCRIPTION OF REAL ESTATE ASSETS	S-37
incorporation by reference	S-85
Plan of Distribution	S-86
Experts	S-87
Appendix A	A-1
ANNEX A	Annex A-1

S-1

Summary OVERVIEW

Status of the Offering

This public offering commenced on October 18, 2012. On February 7, 2014, we satisfied our minimum offering requirement in Pennsylvania, and accordingly, we have satisfied our minimum offering requirements in all states and all of IREIC’s subscription proceeds have been released from the escrow account maintained by our third-party escrow agent.

Through January 26, 2015, we have sold approximately 44.1 million shares of our common stock in our “best efforts” offering and approximately 0.7 million shares of our common stock through our distribution reinvestment plan, or DRP, resulting in aggregate gross proceeds of approximately $445.5 million. As of January 26, 2015, approximately 105.9 million shares of our common stock remain available for sale in our “best efforts” offering, and approximately 29.3 million shares of our common stock remain available for issuance through our DRP. We reserve the right to reallocate the shares of common stock we are offering between our “best efforts” offering and our DRP.

Extension of Our Initial Public Offering

On June 10, 2014, our board of directors approved an extension of the termination date of this public offering from October 18, 2014 to October 16, 2015, provided that the offering will be terminated if all 150.0 million shares of our common stock are sold before this date (subject to our right to reallocate shares offered pursuant to our DRP for sale in our primary offering). Accordingly, all references to the termination of this offering are revised to state that this offering will terminate on October 16, 2015, unless further extended by our board of directors as permitted by the rules of the Securities and Exchange Commission, or SEC. Under the rules of the SEC, in some circumstances we may be allowed to continue our offering until as late as April 15, 2016. In many states, we will need to renew the registration statement or file a new registration statement to continue our offering for this extended period. We may terminate our offering at any time.

Our Portfolio of Real Estate Assets

Investments in Real Properties

As of January 26, 2015, we, directly or indirectly, owned fee simple interests in 31 retail properties. The following is a summary of our consolidated real property investments (dollar amounts stated in millions, except for per square foot amounts):

S-2

Property Name	Date Acquired	Total Square Feet or Number of Units	Approx. Purchase Price Paid at Closing	Cap Rate (1)	Approx. Annualized Base Rent (2)	Average Annualized Base Rent per Square Foot (2)	Average Remain- ing Lease Term in Years (3)	Financial Occu- pancy (4)	Phy- sical Occu- upancy (5)
Retail Properties

Kite Portfolio (Phase II)(6)
The Shoppes at Branson Hills	12/16/14 and	256,017	$42.8	6.6%	$3.3	$12.97	8 years	98.4%	98.4%
-- Branson, Missouri	12/19/14

Branson Hills Plaza	12/16/14 and	210,201	$ 9.7	6.6%	$0.8	$ 3.80	17 years	100%	100%
-- Branson, Missouri	12/22/14

Harvest Square	12/16/14	70,590	$13.0	6.6%	$1.0	$14.96	9 years	93.2%	93.2%
-- Harvest, Alabama

Shoppes at Prairie Ridge	12/16/14	232,606	$32.5	6.6%	$2.5	$10.96	11 years	96.9%	96.9%
-- Pleasant Prairie, Wisconsin

Copps Grocery Store	12/16/14	69,911	$15.5	6.6%	$1.1	$15.50	18 years	100%	100%
-- Stevens Point, Wisconsin

Fox Point Plaza	12/16/14	171,121	$17.3	6.6%	$1.7	$ 9.98	7 years	98.1%	98.1%
-- Neenah, Wisconsin

Heritage Square	12/16/14	22,385	$ 9.0	6.6%	$0.7	$34.98	41 years	84.6%	84.6%
-- Conyers, Georgia

Kite Portfolio (Phase I) (6)
The Landing at Ocean Isle Beach	11/21/14	53,220	$10.9	6.6%	$0.9	$17.17	13 years	94.5%	94.5%
-- Ocean Isle, North Carolina

Dixie Valley	11/5/14	119,981	$12.2	7.16%	$1.0	$10.30	7 years	92.5%	80.5%
-- Lexington, KY

Harris Plaza	8/4/14	123,890	$27.1	6.61%	$1.8	$16.38	5 years	95.4%	90.2%
-- Layton, UT

Pick ‘n Save Shopping Center	7/11/14	86,800	$19.1	6.79%	$1.4	$17.48	16 years	92.9%	92.9%
-- West Bend, WI

Dogwood Festival Shopping Center	6/27/14	187,610	$48.7	6.40%	$3.1	$17.51	5 years	94.5%	94.5%
-- Flowood, MS

Lakeside Crossing	5/23/14	62,706	$18.1	7.09%	$1.2	$20.25	8 years	100%	100%
-- Lynchburg, VA

MidTowne Shopping Center (7)	5/13/14	126,288	$41.5	6.51%	$2.2	$18.17	5 years	95.6%	95.6%
-- Little Rock, AR

S-3

Property Name	Date Acquired	Total Square Feet or Number of Units	Approx. Purchase Price Paid at Closing	Cap Rate (1)	Approx. Annualized Base Rent (2)	Average Annualized Base Rent per Square Foot (2)	Average Remain- ing Lease Term in Years (3)	Financial Occu- pancy (4)	Phy- sical Occu- upancy (5)
Mansfield Pointe Shopping Center	4/8/14	148,529	$28.1	6.70%	$2.2	$14.98	7 years	96.7%	96.7%
-- Mansfield, TX

North Hills Square Shopping Center	2/27/14	63,829	$11.1	6.59%	$0.8	$12.19	7 years	98.1%	98.1%
–Coral Springs, FL

Park Avenue Shopping Center	2/21/14	69,381	$24.3	7.83%	$1.5	$23.38	7 years	95.1%	95.1%
–Little Rock, AR

Wedgewood Commons	12/23/13	159,258	$31.3	7.02%	$2.2	$14.25	8 years	98.1%	98.1%
–Olive Branch, MS

Newington Fair Shopping Center	12/27/12	186,205	$17.2	6.86%	$1.3	$6.75	13 years	100%	100%
–Newington, CT

Dollar General Properties (Phase II)
Dollar General	12/28/12	9,026	$ 1.0	7.22%	$0.1	$8.07	13 years	100%	100%
–Daleville, AL

Dollar General	12/28/12	9,100	$ 1.2	7.22%	$0.1	$10.05	13 years	100%	100%
–Mobile, AL

Dollar General	12/28/12	9,026	$ 1.1	7.22%	$0.1	$8.91	13 years	100%	100%
–Valley, AL

Dollar General	12/28/12	9,026	$ 1.2	7.22%	$0.1	$9.89	13 years	100%	100%
–Brooks, GA

Dollar General	12/28/12	9,026	$ 1.2	7.22%	$0.1	$10.47	13 years	100%	100%
–LaGrange, GA (Hamilton Road)

Dollar General	12/28/12	9,026	$ 1.4	7.22%	$0.1	$11.47	13 years	100%	100%
–LaGrange, GA (Wares Cross Road)

Dollar General	12/28/12	9,026	$ 1.3	7.22%	$0.1	$10.49	13 years	100%	100%
–Maryville, TN

Dollar General Properties (Phase I)
Dollar General	11/06/12	12,406	$ 1.7	7.56%	$0.1	$10.34	13 years	100%	100%
–Robertsdale, AL

Dollar General	11/06/12	9,026	$ 1.0	7.56%	$0.1	$8.71	13 years	100%	100%
–East Brewton, AL

Dollar General	11/06/12	9,100	$ 1.4	7.56%	$0.1	$11.51	13 years	100%	100%
–Wetumpka, AL

Dollar General	11/06/12	9,002	$ 1.2	7.56%	$0.1	$9.85	13 years	100%	100%
–Newport, TN

Dollar General	11/06/12	9,100	$ 1.4	7.56%	$0.1	$11.56	13 years	100%	100%
–Madisonville, TN

Total Retail Properties		2,532,418	$444.5		$31.9

S-4

(1)	We determine capitalization rate, or “cap rate,” by dividing the property’s annualized net operating income (“NOI”), existing at the date of acquisition, by the contract purchase price of the property paid at the date of acquisition (excluding amounts payable under earnout agreements as of the date of acquisition). NOI consists of, for these purposes, rental income and expense reimbursements from in-place leases, including master leases, if any, reduced by operating expenses and existing vacancies. See fn. 6 below for cap rates of portfolios.
(2)	Annualized base rent is calculated by annualizing the current, in-place monthly base rent for leases, including any tenant concessions, such as rent abatement or allowances, that may have been granted. Annualized base rent is as of September 30, 2014 for properties acquired before September 30, 2014, and as of the date of acquisition for properties acquired subsequent to September 30, 2014.
(3)	This represents the average remaining lease term, calculated as of September 30, 2014 for properties acquired before September 30, 2014, and as of the date of acquisition for properties acquired subsequent to September 30, 2014.
(4)	As used in this supplement, Financial Occupancy is defined as the percentage of total gross leasable area for which a tenant is obligated to pay rent under the terms of its lease agreement, regardless of the actual use or occupation by that tenant of the area being leased. Additionally, it includes existing unoccupied space subject to earnout agreements. Financial Occupancy is as of September 30, 2014 for properties acquired before September 30, 2014, and as of the date of acquisition for properties acquired subsequent to September 30, 2014.
(5)	Physical Occupancy is as of September 30, 2014 for properties acquired before September 30, 2014, and as of the date of acquisition for properties acquired subsequent to September 30, 2014.
(6)	The capitalization rate, or “cap rate,” is on a portfolio basis, not on an individual property basis. We determined the cap rate of the portfolio by dividing the portfolio’s aggregate annualized NOI existing at the date we entered into the purchase and sale agreement by the contract purchase price of the portfolio (excluding amounts payable under earnout agreements as of the date of acquisition).
(7)	Rental income for The Container Store, Pottery Barn and William Sonoma is based on tenant gross sales and is not included in annualized base rent.

S-5

Our Debt Obligations

The following table summarizes the material terms of any outstanding loans that we or our subsidiaries have obtained or assumed at closing (dollar amounts stated in millions):

Property Name	Date of Financing	Approximate Outstanding Principal Balance (1)	Interest per Annum (%)	Maturity Date

The Shoppes at Branson Hills & Branson Hills Plaza (5)	12/16/14	$20.2	LIBOR + 1.75% (2)	12/15/19
–Branson, MO

The Shoppes at Branson Hills – Kohl’s	12/19/14	$ 6.5	5.95%	11/11/17
– Branson, MO

Branson Hills Plaza – TJ Maxx	12/22/14	$3.0	5.78%	5/11/16
– Branson, MO

Harvest Square	12/16/14	$ 6.8	4.65%	1/1/22
– Harvest, AL

Shoppes at Prairie Ridge (6)	12/16/14	$15.6	LIBOR + 1.75% (2)	12/15/19
–Pleasant Prairie, WI

Fox Point Plaza (7)	12/16/14	$10.8	LIBOR + 1.85% (2)	12/15/19
–Neenah, WI

Heritage Square	12/16/14	$ 4.5	5.10%	7/1/21
–Conyers, GA

Pick ‘n Save Shopping Center (8)	7/31/14	$ 9.6	LIBOR + 1.60% (2)	7/31/19
–West Bend, WI

MidTowne Shopping Center (10)	6/26/14	$20.7	LIBOR + 1.95% (2)	7/5/19
–Little Rock, AR

Dogwood Festival Shopping Center (9)	6/27/14	$24.4	LIBOR + 1.75% (2)	7/1/19
–Flowood, MS

Lakeside Crossing Shopping Center (10)	5/22/14	$ 8.5	LIBOR + 1.95% (2)	5/22/19
–Lynchburg, VA

Park Avenue Shopping Center (10)	5/8/14	$11.7	LIBOR + 1.75% (2)	5/8/19
–Little Rock, AR

Mansfield Pointe Shopping Center (10)	5/7/14	$14.2	LIBOR + 1.80% (2)	5/7/19
–Mansfield, TX

North Hills Square Shopping Center (10)	3/28/14	$ 5.5	LIBOR + 1.80% (2)	3/28/19
–Coral Springs, FL

Wedgewood Commons	12/22/13	$15.3	LIBOR + 1.90% (2)	12/23/18
–Olive Branch, MS
S-6

Property Name	Date of Financing	Approximate Outstanding Principal Balance (1)	Interest per Annum (%)	Maturity Date

Dollar General Properties (Phase II)	12/28/12	$ 4.1	4.347%	1/1/20 (3)
–Daleville, Mobile and Valley, AL; Brooks and LaGrange, GA; and Maryville, TN

Newington Fair Shopping Center (11) –Newington, CT	12/27/12	$ 9.8	3 month LIBOR + 3.25% with floor of 3.50%	12/27/15

Dollar General Properties (Phase I)	11/6/12	$ 3.3	4.310%	12/1/19 (4)
–East Brewton, Robertsdale and Wetumpka, AL; and Madisonville and Newport, TN

(1)	Our debt obligations are as of September 30, 2014 for properties acquired before September 30, 2014, and as of the date of acquisition for properties acquired subsequent to September 30, 2014.
(2)	LIBOR means the London Interbank Offered Rate and represents the rate of interest at which banks offer to lend money to each other. The rate is used as an index to set the cost of a variable rate loan. In this case, the rate on the applicable loan is based on the “Daily LIBOR” which as of September 30, 2014, was 0.16% plus the applicable margin.
(3)	The date represents the anticipated repayment date, as defined. The maturity date is October 1, 2027.
(4)	The date represents the anticipated repayment date, as defined. The maturity date is May 1, 2027.
(5)	We entered into an interest rate swap which fixed the interest rate at 2.88% on $10.2 million of principal until May 9, 2017.
(6)	We entered into an interest rate swap which fixed the interest rate at 3.72% on $13.4 million of principal until January 22, 2016.
(7)	We entered into an interest rate swap which fixed the interest rate at 3.35% until October 21, 2016.
(8)	We entered into an interest rate swap which fixed the interest rate at 3.54%.
(9)	We entered into an interest rate swap which fixed the interest rate at 3.597%.
(10)	We entered into a one year forward swap which fixed the interest rate beginning in year two through maturity.
(11)	The three month LIBOR rate at September 30, 2014 was 0.23%. On October 14, 2014, we repaid the loan in full, including any unpaid interest.

The loan documents for each of these mortgages payable contain customary affirmative, negative and financial covenants, agreements, representations, warranties and borrowing conditions, all as set forth in the loan documents. The loan documents also contain various customary events of default.

Significant Tenants and Lease Expirations

For the nine months ended September 30, 2014, approximately 9.5% and 8.3% of our consolidated rental revenue was generated from leases with Dolgencorp, LLC, a subsidiary of Dollar General Corporation, and L.A. Fitness, respectively.

The following table lists, on an aggregate basis, all of the scheduled lease expirations over each of the years ending December 31, 2014 through 2023 for our portfolio as of September 30, 2014, and the approximate rentable square feet represented by the applicable lease expirations, assuming no exercise of renewal options or early termination rights.

S-7

Ending December 31	Number of Leases Expiring	Approx. Gross Leasable Area of Expiring Leases (Sq. Ft.)	Total Annual Base Rental Income of Expiring Leases ($)	% of Total Annual Base Rental Income Represented by Expiring Leases
2014	3	4,688	90,472	0.5%
2015	7	18,069	443,573	2.3%
2016	15	37,696	958,552	5.1%
2017	27	102,977	2,481,423	13.8%
2018	23	68,508	1,661,049	10.7%
2019	16	134,174	2,137,755	15.3%
2020	8	45,078	704,270	5.9%
2021	6	49,965	736,186	6.6%
2022	9	130,678	1,839,727	17.4%
2023	18	186,544	2,878,241	32.9%

Distributions

We began paying distributions to stockholders of record during each day of December 2012. Because 2012 was a leap year, the December 2012 monthly distributions were equal to a daily amount of $0.001639344 per share per day. Beginning on January 1, 2013, the distributions paid and declared are equal to a daily amount of $0.001643836 per share per day. We currently pay distributions based on daily record dates, payable monthly in arrears. During the three months ended September 30, 2014 and 2013, we declared distributions totaling $3,583,521 and $335,964, respectively. During the nine months ended September 30, 2014 and 2013, we declared cash distributions totaling $6,872,233 and $567,870, respectively. There can be no assurance that any such distribution will continue to be paid to stockholders. Our board of directors may reduce the amount of distributions paid or suspend distribution payments at any time and therefore distribution payments are not assured.

A summary of the distributions declared, distributions paid, cash flows from operations and net offering proceeds through September 30, 2014 follows:

	Distributions Declared	Distributions Declared Per Share	Distributions Paid			Cash Flows From Operations	Net Offering Proceeds
Period			Cash	Reinvested via DRP	Total
3rd Quarter 2014	$3,583,521	$ 0.15 (1)	$1,419,100	$1,461,756	$2,880,856	$ 11,192	$140,324,228 (2)
2nd Quarter 2014	$2,001,051	$ 0.15 (1)	$ 878,859	$ 893,794	$1,772,653	$1,800,507	$ 42,809,065 (3)
1st Quarter 2014	$1,287,661	$ 0.15 (1)	$ 543,101	$ 534,218	$1,077,319	$ 421,102	$ 35,880,287 (4)
4th Quarter 2013	$ 720,907	$ 0.15 (1)	$ 276,152	$ 276,273	$ 552,425	$ 62,874	$ 32,729,036 (5)
3rd Quarter 2013	$ 335,964	$ 0.15 (1)	$ 132,070	$ 129,217	$ 261,287	$ 7,795	$ 14,256,886 (5)
2nd Quarter 2013	$ 157,306	$ 0.15 (1)	$ 66,238	$ 63,617	$ 129,855	$ (242,969)	$ 5,140,880 (5)
1st Quarter 2013	$ 74,600	$ 0.15 (1)	$ 42,218	$ 11,922	$ 54,140	$ (788,803)	$ 4,410,135 (5)
December 2012 (6)	$ 13,793(7)	$0.0508 (8)	$ -	$ -	$ -	$ (524,042)	$ 1,699,688 (5)

(1)	Assumes that a share was issued and outstanding each day during the quarter.
(2)	99% of distributions paid for the 3rd quarter of 2014 were paid from the net proceeds of our “best efforts” offering.
(3)	None of distributions paid for the 2nd quarter of 2014 were paid from the net proceeds of our “best efforts” offering.
(4)	60% of distributions paid for the 1st quarter of 2014 were paid from the net proceeds of our “best efforts” offering.
(5)	100% of distributions paid for the month of December 2012 and each quarter of 2013 were paid from the net proceeds of our “best efforts” offering.
(6)	We began paying distributions to stockholders of record during December 2012.
(7)	Distributions declared in December 2012 were paid on January 2, 2013.
(8)	Assumes that a share was issued and outstanding each day during the month of December 2012.
S-8

The following table shows the sources for the payment of distributions to common stockholders for the periods indicated:

	Nine Months Ended September 30, 2014		Year Ended December 31, 2013		Year Ended December 31, 2012
(In thousands)		Percentage of Distributions		Percentage of Distributions		Percentage of Distributions
Distributions:
Distributions paid in cash	$2,841		$517		$-
Distributions reinvested	2,890		481		-
Total distributions	$5,731		$998		$-

Source of distribution coverage:
Cash flows provided by operations (1)	$2,233	39%	$-	-%	$-	-%
Sponsor contributions	640	11%	-	-%	-	-%
Proceeds from issuances of common stock	2,858	50%	998	100%	-	-%
Total source of distribution coverage	$5,731	100%	$998	100%	$-	-%
Cash flows provided by (used in) operations (1) (GAAP (2) basis)	$2,233		$(961)		$(524)
Net loss (in accordance with GAAP)	$(3,744)		$(2,527)		$(1,140)

(1)	Cash flows provided by (used in) operations for the nine months ended September 30, 2014, the year ended December 31, 2013 and the year ended December 31, 2012 include acquisition and transaction related expenses of $4,384, $666 and $733, respectively.
(2)	Accounting principles generally accepted in the United States of America, or GAAP.

The following table compares cumulative distributions paid to cumulative net loss (in accordance with GAAP) for the period from August 24, 2011 (date of inception) through September 30, 2014:

(In thousands)	For the Period from August 24, 2011 (date of inception) to September 30, 2014
Distributions paid:
Common stockholders in cash	$ 3,358
Common stockholders pursuant to DRP	3,371
Total distributions paid	$ 6,729
Reconciliation of net loss:
Revenues	$ 14,214
Acquisition and transaction related	(5,783)
Depreciation and amortization	(5,904)
Other operating expenses	(6,900)
Other non-operating expenses	(3,058)
Net loss (in accordance with GAAP)(1)	$ (7,431)
Cash flows provided by operations	$ 728
FFO	$ (1,527)

(1)	Net loss as defined by GAAP includes the non-cash impact of depreciation and amortization expense as well as costs incurred relating to acquisitions and related transactions.

S-9

We have also paid distributions to each stockholder of record between September 30, 2014 and December 31, 2014. A portion of the monies used to pay these distributions were funded from the net proceeds of our “best efforts” offering. On December 15, 2014, our board of directors declared distributions payable to stockholders of record each day beginning on the close of business on January 1, 2015 through the close of business on January 31, 2015, and on January 19, 2015, our board of directors declared distributions payable to stockholders of record each day beginning on the close of business on February 1, 2015 through the close of business on February 28, 2015. A portion of the monies needed to pay our January 2015 and February 2015 distributions may be funded from the net proceeds of our “best efforts” offering. The distributions paid and declared are equal to a daily amount of $0.001643836 per share per day, which if paid each day for a 365-day period, would equal a 6.0% annualized rate based on a purchase price of $10.00 per share. Distributions declared for each day of the month of January will be paid no later than February 6, 2015, and distributions declared for each day of the month of February will be paid no later than March 6, 2015.

We intend to continue paying distributions for future periods in the amounts and at times as determined by our board. We anticipate that some or all of the monies needed to pay future distributions will be funded from the net proceeds of our “best efforts” offering until we make investments that generate sufficient cash flow from operations to fully pay distributions. See also “Risk Factors — Risks Related to Our Business — The amount and timing of distributions, if any, may vary. We may pay distributions from sources other than cash flow from operations, including the net offering proceeds of this offering.” and “— To date, we have not generated sufficient cash flow from operations to pay distributions, and, therefore, we have paid, and may continue to pay, distributions from the net proceeds of our “best efforts” offering, which reduces the amount of cash we ultimately have to invest in assets, negatively impacting the value of our stockholders’ investment, and is dilutive to our stockholders.”

We have estimated our taxable income to be approximately $3 million for the tax year ended December 31, 2014, which makes a portion of distributions we paid during that year taxable as ordinary dividends, as discussed below under “Distributions – Tax Allocation.” The taxable income primarily was triggered by our disciplined investment philosophy.  At times, this philosophy may result in a longer period to deploy capital into new properties, which may result in reduced depreciation expense in the year of acquisition and, as a consequence, increased taxable income in that year.  In order to provide our stockholders with cash to assist in the payment of their potential tax liability due to our 2014 taxable income, our sponsor, IREIC, will make a contribution to us of approximately $3 million.  This amount will be paid by us to stockholders of record as of January 30, 2015, in the form of a special cash distribution on or about February 28, 2015.

Distributions — Tax Allocation

For the year ended December 31, 2014, we paid distributions of approximately $10,597,000. For income tax purposes only, 69.02% of the distributions were treated as nondividend distributions, 30.98% were treated as ordinary dividends and none are capital gains. The following table denotes the allocation of the monthly distributions paid in 2014 for income tax purposes only. You are advised to consult with your tax advisor about the specific tax treatment of distributions paid by us in 2014. All amounts are stated in dollars per share.

Record Dates	Distribution Payment Date	Total Distributions	Ordinary Dividend	Capital Gain	Nondividend Distributions
December 1-31, 2013	January 2, 2014	$0.050959	$.015787	$-	$0.035172
January 1-31, 2014	February 3, 2014	$0.050959	$.015787	$-	$0.035172
February 1-28, 2014	March 3, 2014	$0.046027	$.014529	$-	$0.031768
March 1-31, 2014	April 1, 2014	$0.050959	$.015787	$-	$0.035172
April 1-30, 2014	May 1, 2014	$0.049315	$.015278	$-	$0.034037
May 1-31, 2014	June 2, 2014	$0.050959	$.015787	$-	$0.035172
June 1-30, 2014	July 1, 2014	$0.049315	$.015278	$-	$0.034037
July 1-31, 2014	August 1, 2014	$0.050959	$.015787	$-	$0.035172
August 1-31, 2014	September 2, 2014	$0.050959	$.015787	$-	$0.035172
September 1-30, 2014	October 1, 2014	$0.049315	$.015278	$-	$0.034037
October 1-31, 2014	November 3, 2014	$0.050959	$.015787	$-	$0.035172
November 1-30, 2014	December 1, 2014	$0.049315	$.015278	$-	$0.034037

S-10

For the year ended December 31, 2013, we paid distributions of approximately $998,000. For income tax purposes only, 100% of the distributions were treated as nondividend distributions and none were treated as ordinary dividends or capital gain. The following table denotes the allocation of the monthly distributions paid in 2013 for income tax purposes only. You are advised to consult with your tax advisor about the specific tax treatment of distributions paid by us in 2013. All amounts are stated in dollars per share.

Record Dates	Distribution Payment Date	Total Distributions (a)	Ordinary Dividend	Capital Gain	Nondividend Distributions
December 1-31, 2012	January 2, 2013	$0.050820	$-	$-	$0.050820
January 1-31, 2013	February 1, 2013	$0.050959	$-	$-	$0.050959
February 1-28, 2013	March 1, 2013	$0.046027	$-	$-	$0.046027
March 1-31, 2013	April 1, 2013	$0.050959	$-	$-	$0.050959
April 1-30, 2013	May 1, 2013	$0.049315	$-	$-	$0.049315
May 1-31, 2013	June 3, 2013	$0.050959	$-	$-	$0.050959
June 1-30, 2013	July 1, 2013	$0.049315	$-	$-	$0.049315
July 1-31, 2013	August 1, 2013	$0.050959	$-	$-	$0.050959
August 1-31, 2013	September 3, 2013	$0.050959	$-	$-	$0.050959
September 1-30, 2013	October 1, 2013	$0.049315	$-	$-	$0.049315
October 1-31, 2013	November 1, 2013	$0.050959	$-	$-	$0.050959
November 1-30, 2013	December 2, 2013	$0.049315	$-	$-	$0.049315

(a)	Distributions paid based on 2012 record dates reflect a 366-day year and those paid based on 2013 record dates reflect a 365-day year.

Share Repurchases

We have adopted a share repurchase program.  See “Distribution Reinvestment Plan and Share Repurchase Program – Share Repurchase Program” for more information about the program. A summary of our repurchases during the nine months ended September 30, 2014 and the full fiscal year ended December 31, 2013 follows:

Period	Repurchase Requests Received (No. of Shares)	Repurchase Requests Fulfilled (No. of Shares)	Repurchase Requests Unfulfilled (No. of Shares)	Average Per Share Price for Shares Repurchased	Source of Funds Used for Repurchase
3rd Quarter 2014	4,315	4,315	-	$9.19	Proceeds from DRP
2nd Quarter 2014	4,000	4,000	-	$9.25	Proceeds from DRP
1st Quarter 2014	-	-	-	$-
Fiscal Year 2013	-	-	-	$-
Total	8,315	8,315	-	$9.22

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Compensation Paid To Affiliates of IREIC

Set forth below is a summary of the most significant fees and expenses that we have incurred as well as paid or reimbursed to affiliates of IREIC such as Inland Securities, our Business Manager and our Real Estate Managers and their respective affiliates, including the ancillary service providers, for the nine months ended September 30, 2014 and the year ended December 31, 2013.

	Nine Months Ended September 30, 2014			Year Ended December 31, 2013
Type of Compensation	Incurred	Paid	Unpaid	Incurred	Paid	Unpaid

Offering Stage
Selling Commissions	$16,040,014	$16,040,014	$-	$3,773,055	$3,773,055	$-
Marketing Contribution	7,033,587	7,033,587	-	1,776,106	1,776,106	-
Due Diligence Expense Reimbursement	-	-	-	-	-	-
Issuer Costs	223,421	237,181	165,236	235,823	327,909	178,996

Operational Stage
Acquisition Expenses	$3,731,439	3,394,592	1,381,061	543,578	23,706	1,044,214
Business Management Fee	215,010	-	441,290	226,280	-	226,280
Real Estate Management Fee	390,956	390,956	-	80,691	82,945	-
Fee for Purchasing, Selling and Servicing Mortgages	-	-	-	-	-	-
Investment Advisor Fee	-	-	-	-	-	-
Ancillary Services Reimbursements	348,611	329,501	95,267	267,510	209,828	76,158

Expenses

Our charter requires that we monitor our expenses on a trailing 12-month basis, and states that our “total operating expenses” will be deemed to be excessive if, at the end of any quarter, they exceed for the prior trailing 12-month period, the greater of 2% of our “average invested assets” or 25% of our “net income,” each as defined in our charter. For the trailing 12 months ended September 30, 2014, our “total operating expenses” as a percentage of “average invested assets” and “net loss” were approximately 1.2% and 309%, respectively.

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Selected Financial Data

The following table shows our selected financial data relating to our consolidated historical financial condition and results of operations. This selected financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes appearing in our Quarterly Report on Form 10-Q for the period ended September 30, 2014 and our Annual Report on Form 10-K for the year ended December 31, 2013, as incorporated by reference into this prospectus.

	As of September 30	As of December 31,
	2014	2013	2012	2011

Total assets	$410,562,864	91,238,523	35,259,075	874,194

Mortgages and notes payable	$127,060,918	32,530,344	32,677,167	–

	For the Nine Months Ended September 30,	For the Year Ended December 31,	For the Year Ended December 31,	For the period from August 24, 2011 (inception) through December 31,
	2014	2013	2012	2011

Total income	$11,287,011	2,824,992	101,986	-
Net loss	$(3,744,031)	(2,526,801)	(1,139,882)	(19,892)
Net loss per common share, basic and diluted (a)	$(0.24)	(1.18)	(18.04)	(0.99)
Distributions paid to common stockholders	$5,730,828	997,707	-	-
Distributions declared to common stockholders	$6,872,233	1,288,777	13,793	-
Distributions per weighted average common share (a)	0.45	0.60	0.22	-
Cash flows used in operating activities	$2,232,801	(961,103)	(524,042)	(19,892)
Cash flows used in investing activities	$(215,163,470)	(30,374,587)	(32,163,615)	(1,000)
Cash flows provided by financing activities	308,408,068	55,733,024	34,890,619	54,980
Weighted average number of common shares outstanding, basic and diluted	15,326,661	2,147,947	63,198	20,000

(a)	The net loss per common share, basic and diluted is based upon the weighted average number of common shares outstanding for the year or period ended. The distributions per common share are based upon the weighted average number of common shares outstanding for the year or period ended.

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Prospectus Summary

The following disclosure supersedes and replaces the fourth bullet point in the left column of the second paragraph on the cover page of the prospectus.

•	We have paid and may continue to pay distributions from sources other than cash flow from operations, including borrowings and net offering proceeds, and we have not limited our use of any of these other sources. Payments of distributions from sources other than cash flows from operations may reduce the amount of capital we ultimately invest in real estate assets. Approximately sixty-five percent ($4.4 million) of the distributions paid to stockholders through September 30, 2014 have been paid from the net proceeds of our “best efforts” offering, which reduces the proceeds available for other purposes.

The following is inserted into the section of the prospectus captioned “Prospectus Summary” after the subsection titled “Terms of the Offering,” which is on page 15 of the prospectus, and in the section of the prospectus captioned “Investment Objectives and Policies” after the subsection titled “Focus on “Core” Real Estate Assets,” which is on page 104 of the prospectus.

Market Update for the Quarterly Period Ended September 30, 2014

On October 29, 2014, the Federal Open Market Committee of the Federal Reserve Board (“Federal Reserve”) announced an end to the bond buying stimulus program known as quantitative easing signaling that the Federal Reserve believes the U.S. economy is growing at a measured but sustained pace and that the need for continued stimulus has diminished. These actions and comments suggest that the Federal Reserve will eventually return to a normalized monetary policy. However, the Federal Reserve has provided no clear indication as to when it will raise interest rates.

Real estate pricing is generally influenced by market interest rates. However, the movements are not simultaneous and pricing generally lags behind interest rate adjustments for a period of time. Because part of our business strategy is to utilize debt to finance a portion of our real estate assets, we may be challenged in finding appropriately priced real estate during periods of rapidly rising interest rates.

Today’s economic environment continues to be characterized by historically low interest rates which may start to decrease capitalization rates for commercial properties. Commercial property prices have nearly recovered to 2007 values in many sectors. Although mild, we believe that the economy is moving from recovery status toward an expansionary cycle. Demographic trends are also favorable. In the past four years the population of the United States has grown, but there has been very little new real estate development during this period of time. While tenants recently have had pricing power over property owners, we believe we have reached an inflection point where that pricing power related to tenant leases will return to the property owner due to supply and demand considerations.

Our management team continues to believe that we can produce better risk adjusted returns by investing in multi-tenant necessity-based retail shopping centers than other types of commercial real estate. Multi-tenant retail assets tend to be relatively stable, yet they allow for growth opportunities in a recovering market. A needs-based shopping center usually consists of a large anchor tenant, like a supermarket, that draws patrons to the property along with a number of supporting tenants in smaller shop space. The anchor generally has a long-term lease that stabilizes cash flow to the property. The eight properties purchased during the nine months ended September 30, 2014, were multi-tenant retail properties.

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Our general experience tells us that a period of economic expansion can translate into rising rental rates and consequently, increases in the net operating income (“NOI”) of a property, particularly at multi-tenant retail properties due to a higher instance of lease roll-over as the smaller tenants typically have shorter leases (usually between 1-3 years). In comparison to properties with longer leases, this provides significantly more opportunities to capture increases in rental rates and NOI at a rate above inflation. By capturing NOI growth rates above inflation, real value is added to a property. As of September 30, 2014, we own 12 single-tenant properties and 10 multi-tenant properties with average lease expirations of 13 years and 7 years, respectively.

In addition we believe that:

•	Multi-tenant necessity-based retail real estate is generally recession resilient and has historically outperformed other asset classes.
•	Grocery-anchored shopping centers tend to be resilient to internet sales and can weather changes in consumer sentiment.
•	Demand for retail space is growing. According to a National Association of Realtors published report, the net absorption of retail space is expected to reduce the amount of vacant space in the market place. Also, according to the United States Census Bureau, the population of the United States is slated to grow by over 50 million over the next 20 years. We believe this supply/demand dynamic is beginning to create a favorable environment for retail property owners.
•	If we begin to experience inflation, multi-tenant retail real estate can act as a hedge because of the expected ability to increase rents at a pace that keeps up with inflation.

Although retail was slower than other property types to rebound from the recession, we believe the delayed recovery provides us with an ideal opportunity to acquire properties at attractive capitalization or “cap” rates. We continue to evaluate other property types such as multifamily or office properties but we believe retail offers attractive risk-adjusted returns.

Although our investment mandate as outlined within our prospectus allows us to acquire single tenant properties along with any core property in the four types of commercial real estate described in our prospectus, given the compelling case outlined above, our focus will primarily be on the acquisition of grocery-anchored shopping centers falling generally into the category of neighborhood retail centers.

We may also evaluate power, regional and super-regional centers along with lifestyle centers. We believe that neighborhood centers ranging in size from 30,000 to 150,000 square feet typically feature retailers that provide need-based items and are usually anchored by grocery stores, drug stores, discount department stores, apparel stores and electronics stores. We further believe neighborhood centers produce stable cash flows from tenants who typically experience relatively consistent demand for their goods and services.

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Power centers typically feature open-air retail space and contain three or more “big box” retailers and various small retailers. Because of cash flow volatility in this sector due to big box lease terminations, we believe this property type may present purchase opportunities at higher cap rates as the “big box” retailers reposition their business model into a smaller store format which are typically coupled with a higher rent per square foot. Regional centers are typically between 400,000 and 800,000 square feet in size with at least two anchor stores. Super-regional centers are typically at least 800,000 square feet in size and have at least three anchor stores and are designed to be the dominant shopping center for a large geographic area. In both of these cases, we intend to focus on “core” regional or super-regional centers to allow us to diversify by geographic location and tenant mix. Finally, lifestyle centers, which tend to be geared to shoppers with higher disposable incomes, may allow us to participate in the economic expansion at a better level than the sectors aimed at every day necessities. These centers typically provide open-air retail space that combine mixed-use commercial development, including dining and entertainment, with boutique stores.

While our focus has been the multi-tenant retail sector, we will continue to monitor other property types and segments. Should our view change, we will adjust our acquisition targets accordingly.

The following should be added at the end of the question, “In what types of properties will the company invest?” contained in the section of the prospectus captioned “Questions and Answers About the Offering,” which is on page 1 of the prospectus.

“To date we have focused on acquiring retail properties. We believe these properties continue to outperform other property types. We will continue to focus on retail properties unless and until the returns from other property types exceed those that we believe are available from investing in retail.”

Summary Risk Factors

The following summary risk factor supersedes and replaces the similar summary risk factor contained in the section of the prospectus captioned “Prospectus Summary — Summary Risk Factors,” which begins on page 17 of the prospectus.

•	We have and we may continue to pay distributions during a given period in an aggregate amount that exceeds our cash flow from operations for that period, determined in accordance with GAAP. As used herein, “GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time or any other accounting basis mandated by the SEC. As a result, we may pay distributions from sources other than cash flows from operations. Specifically, some or all of our distributions for any period in which our cash flow from operations is not sufficient may be paid from cash flow from operations from prior periods that was not distributed or otherwise used for other purposes, referred to herein as “retained cash flow,” from borrowings, from cash flow from investing activities, including the net proceeds from the sale of our assets, or from the net proceeds of this offering. We have not limited the amount of monies from any of these sources that may be used to fund distributions. Approximately sixty-five percent ($4.4 million) of the distributions paid to stockholders through September 30, 2014 have been paid from the net proceeds of our “best efforts” offering, which reduces the proceeds available for other purposes. If our cash flow from operations is not sufficient to pay distributions for any particular period, we also may fund distributions from, among other things, cash that we receive in the form of advances
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or contributions from our Business Manager or IREIC or from the cash retained by us in the case that our Business Manager defers, accrues or waives all, or a portion, of its business management fee or its right to be reimbursed for certain expenses. A deferral, accrual or waiver of any fee owed to our Business Manager will have the effect of increasing cash flow from operations for the relevant period because we do not have to use cash to pay any fee or reimbursement which was deferred, accrued or waived during the relevant period. Any fee or reimbursement that was deferred or accrued, or any amounts advanced, that we later pay or reimburse, will have the effect of reducing cash flow from operations for the applicable period in which we pay or reimburse these amounts. We will not, however, be required to pay interest on any fee or reimbursement that was previously deferred or accrued. Neither our Business Manager nor IREIC has any obligation to provide us with advances or contributions, and our Business Manager is not obligated to defer, accrue or waive any portion of its business management fee or reimbursements. Further, there is no assurance that these other sources will be available to fund distributions.

The following section supersedes and replaces the sections of the prospectus captioned “Prospectus Summary - Dedicated Acquisitions Capability,” and “Prospectus Summary – Allocation of Investment Opportunities,” which are on page 20 of the prospectus, and “Conflicts of Interest - Dedicated Acquisitions Capability,” and “Conflicts of Interest – Allocation of Investment Opportunities,” which are on page 100 of the prospectus.

Investment Approval and Allocation Policies and Procedures

We will rely on the real estate professionals employed by IREA and other affiliates of our sponsor to source potential investments in properties, real estate-related assets and other investments in which we may be interested. Our sponsor maintains an investment committee that reviews each potential investment and determines whether an investment is acceptable for acquisition. Our Business Manager will not recommend any investments for us unless the investment is approved for consideration in advance by our sponsor’s investment committee.

In determining whether an investment is suitable, the investment committee considers investment objectives, portfolio and criteria of all programs currently advised by the sponsor or its affiliates (collectively referred to as the “Programs”). Other factors considered by the investment committee may include cash flow, the effect of the acquisition on portfolio diversification, the estimated income or unrelated business tax effects of the purchase, policies relating to leverage, regulatory restrictions and the capital available for investment. Once an investment has been approved for consideration by our sponsor’s investment committee, the Programs are advised and provided an opportunity to acquire the investment.

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IREA does not currently have an obligation to first present potential investment opportunities to certain public or private programs sponsored by IREIC or IPCC based on contractual rights of first refusal. Rather, if more than one of the Programs is interested in acquiring an investment, our sponsor’s allocation committee determines which Program is ultimately awarded the right to pursue the investment. The allocation committee is responsible for facilitating the investment allocation process and could face conflicts of interest in doing so. From time to time, other Programs may compete with us with respect to certain investments that we may want to acquire. Many investment opportunities that are suitable for us may also be suitable for another Program. In the event that an investment opportunity becomes available that is considered suitable for both us and another Program, then the Program that has had the longest period of time elapse since it was offered an investment is first offered the investment by the allocation committee. Our board of directors will determine, at least annually, whether the method for allocating investment opportunities is applied fairly to us.

We are presently unable to determine how our status as a relatively new company will impact our ability to obtain investment opportunities. On the one hand, we will likely have a greater amount of funds available for new investments during our initial offering, as compared to other Programs that have completed their capital raising. On the other hand, we may not benefit from the allocation policy if we have capital which cannot be deployed until additional investment opportunities become available to us. In addition, the economic recovery may cause the other Programs to receive new capital to invest, thereby creating a queue of Programs seeking new investments.

As a result of the formation of the sponsor’s investment and allocation committees, Lou Quilici resigned from our Business Manager and rejoined IREA. Mr. Quilici has subsequently retired.

RISK FACTORS

The following risk factor is inserted into the section of the prospectus captioned “Risks Related to Conflicts of Interest,” which begins on page 62 of the prospectus.

Inland Securities signed a Letter of Acceptance, Waiver and Consent with FINRA. Any further action, proceeding or litigation with respect to compliance with the Letter of Acceptance, Waiver and Consent, or with respect to similar allegations by FINRA relating to future conduct, could adversely affect our dealer manager.

In August 2014, Inland Securities submitted a Letter of Acceptance, Waiver and Consent, or “AWC,” to FINRA, the self-regulatory organization that oversees broker dealers, for the purpose of proposing a settlement of certain rule violations alleged by FINRA. Without admitting or denying the findings, Inland Securities consented to an entry of findings of certain violations of FINRA Rules, including those related to its due diligence obligations in connection with its activities as placement agent to two private placement offerings. FINRA accepted the AWC on August 27, 2014. In connection with the AWC, Inland Securities consented to a fine of $40,000, and agreed to (1) retain an independent consultant to review its written supervisory procedures, and (2) revise its written supervisory procedures as recommend by the independent consultant. Inland Securities intends to fully comply with the terms and conditions of the AWC. Although Inland Securities has never before been the subject of any FINRA action and although no complaints have been received regarding the two private placement programs, to the extent any action would be taken against Inland Securities in connection with its compliance with the AWC, or if future violations of FINRA rules are alleged, Inland Securities could be adversely affected.

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CAPITALIZATION

This section is inserted into the prospectus directly following “Cautionary Note Regarding Forward-Looking Statements.”

The following table sets forth our historical capitalization as of September 30, 2014 and December 31, 2013. The information set forth in the following table should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes appearing in our Quarterly Report on Form 10-Q for the period ended September 30, 2014 and our Annual Report on Form 10-K for the year ended December 31, 2013, as incorporated by reference into this prospectus (dollar amounts stated in thousands, except share and per share amounts).

	September 30, 2014	December 31, 2013
Debt:
Mortgages and notes payable	$127,061	$32,530
Stockholders’ Equity:
Preferred stock, $.001 par value, 40,000,000 shares authorized, unissued	-	-
Common stock, $.001 par value, 1,460,000,000 shares authorized, 31,465,968 and 6,745,615 shares issued and outstanding as of September 30, 2014 and December 31, 2013, respectively	31	7
Additional paid in capital (net of offering costs of $33,268 and $8,994 as of September 30, 2014 and December 31, 2013, respectively)	280,139	57,735
Accumulated distributions and net loss	(15,605)	(4,989)
Accumulated other comprehensive loss	(542)	-
TOTAL COMPANY STOCKHOLDERS’ EQUITY*:	$264,023	$52,753
TOTAL CAPITALIZATION*:	$391,084	$85,283

*Net of offering costs.

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DILUTION

This section is inserted into the prospectus directly following “Capitalization.”

Our net tangible book value as of September 30, 2014 was approximately $244.4 million, or $7.77 per share.  If you invest in our common stock, your interest will be diluted to the extent of the difference between the price per share you pay and the net tangible book value per share immediately after this offering. Net tangible book value per share is calculated by subtracting our total tangible liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of shares of common stock issued and outstanding.  After giving effect to the sale by us of 150 million shares of common stock offered in the “best efforts” portion of this offering at an offering price of $10.00 per share and 30 million shares of common stock issuable pursuant to our DRP at an offering price of $9.50 per share, our net tangible book value as of September 30, 2014 would have been approximately $1.6 billion, or $8.96 per share. This represents an immediate increase in the net tangible book value of $1.19, or 15.3%, per share to our existing stockholders and an immediate and substantial dilution in net tangible book value of $(0.96), or (9.7)%, per share to new investors.  If you pay reduced selling commissions and fees or no fees, you will suffer less dilution.

The following table illustrates this per share dilution:

Per share offering price of shares offered in our “best efforts” offering, before any expenses, commissions and other fees	$10.00
Per share offering price of shares issuable pursuant to our DRP	$9.50
Weighted average per share offering price of total shares offered in our “best efforts” offering and issuable pursuant to our DRP before expenses, commissions and other fees	$9.92
Net tangible book value of each common share at September 30, 2014	$7.77
Pro forma net tangible book value of each share of common stock, assuming the completion of this offering (1)	$8.96
Pro forma increase in net tangible book value per share of common stock to existing stockholders attributable to this offering	$1.19
Pro forma decrease (dilution) in net tangible book value per share of common stock to new investors	$(0.96)

(1) This figure assumes that we received net proceeds of approximately $1.3 billion from our “best efforts” offering, after deducting the payment of selling commissions, the marketing contribution and issuer costs, and net proceeds of $285.0 million from our DRP.  We do not pay selling commissions, the marketing contribution or issuer costs in connection with shares of common stock issued through our DRP.

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ESTIMATED USE OF PROCEEDS

The following disclosure supersedes and replaces footnote 7 to the “Estimated Use of Proceeds” table on page 74 of the prospectus.

(7)	Pending the acquisition of real estate assets, we may invest proceeds in cash and short-term, highly liquid investments. Further, we may use proceeds to fund certain capital expenditures approved at the time of acquisition and principal payments on our indebtedness, as well as to pay operating expenses or to fund reserves. We also may use the net proceeds of this offering to fund some or all of our distributions for any period in which our cash flow from operations is not sufficient. We have not limited the amount of these proceeds that may be used to fund distributions. To date, we have paid, and may continue to pay, distributions from the net proceeds of our offering.

PRIOR PERFORMANCE OF IREIC-SPONSORED ENTITIES

This section is inserted into the prospectus directly following “Estimated Use of Proceeds.”

During the ten year period ended September 30, 2014, IREIC and its affiliates sponsored three other REITs and 143 real estate exchange private placement programs, which altogether have raised more than $18.3 billion from over 344,000 investors in offerings for which Inland Securities has served as dealer manager. During this period, the three REITs, RPAI, Inland American and Inland Diversified, raised approximately $15.1 billion in the aggregate from approximately 326,000 investors. These REITs all have or had investment objectives similar to ours in that they seek or sought to invest in real estate to preserve and protect investor capital, to pay sustainable and predictable distributions to stockholders and to realize long-term capital appreciation. The monies raised by these IREIC-sponsored REITs represent, during the ten year period, approximately 95% of the aggregate amount raised in offerings for which Inland Securities has served as dealer manager, approximately 99% of the aggregate number of investors, approximately 95% of properties purchased and approximately 93% of the aggregate cost of the properties purchased by the prior programs sponsored by IREIC and its affiliates.

We pay fees to, and reimburse expenses incurred by, Inland Securities and our Business Manager, Real Estate Managers, TIREG and their affiliates, as described in more detail in the section of this prospectus captioned “Compensation Table.” The other REITs previously sponsored by IREIC have similarly compensated IREIC and each of their respective business managers, real estate managers and affiliates.

The following discussion and the Prior Performance Tables, included in the prospectus as Appendix A, provide information on the prior performance of the real estate programs sponsored by IREIC for the applicable periods. Past performance is not necessarily indicative of future performance.

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Summary Information

The following table provides aggregate summarized information concerning public prior programs sponsored by IREIC or its affiliates during the applicable ten year period for each program sponsored by IREIC, and is qualified in its entirety by reference to the introductory discussion above and the detailed information appearing in the Prior Performance Tables in Appendix A. For purposes of these tables and the narrative information contained herein, we consider a program to be closed at the earlier of the time when affiliates of IREIC are no longer serving as the business manager, the program lists its shares of common stock for trading on a national exchange, sells all or substantially all of its assets or merges with a third party and is not the surviving entity in that merger. The information set forth in this table, and in the narrative that follows, represents capital raised by these prior programs only through offerings for which Inland Securities has served as dealer manager and, where noted, through their respective distribution reinvestment plans.

WE ARE NOT, BY INCLUDING THIS TABLE, IMPLYING THAT WE WILL HAVE RESULTS COMPARABLE TO THOSE REFLECTED IN THE TABLE BECAUSE OUR YIELD ON INVESTMENTS, CASH AVAILABLE FOR DISTRIBUTION AND OTHER FACTORS MAY BE SUBSTANTIALLY DIFFERENT. ACQUIRING OUR SHARES WILL NOT GIVE YOU ANY INTEREST IN ANY PRIOR PROGRAM.

	Retail Properties of America, Inc. as of September 30, 2007 (1)	Inland American Real Estate Trust, Inc. as of December 31, 2013(2)	Inland Diversified Real Estate Trust, Inc. as of March 31, 2014(3)
Number of public primary offerings	2	2	1
Approx. aggregate amount raised from investors (4)	$4,632,263,000	$9,308,724,000	$1,188,170,000
Approximate aggregate number of investors	114,900	184,000	27,620
Number of properties purchased	305	1,058	144
Approximate aggregate cost of properties	7,808,015,720	13,860,346,405	2,328,710,000
Percentage of properties (based on cost) that were:
Commercial—
Retail	70%	29%	78%
Single-user net lease	30%	9%	14%
Nursing homes	0%	0%	0%
Offices	0%	4%	4%
Industrial	0%	1%	2%
Health clubs	0%	0%	0%
Mini-storage	0%	0%	0%
Multifamily residential	0%	1%	2%
Student housing	0%	8%	0%
Lodging	0%	48%	0%
Total commercial	100%	100%	100%
Land	0%	0%	0%

Percentage of properties (based on cost) that were:
Newly constructed (within a year of acquisition)	38%	14%	23%
Existing construction	62%	86%	77%

Number of properties sold in whole or in part (includes held for sale)	7	781	84

Number of properties exchanged	0	0	0

(1)	With respect to RPAI, affiliates of IREIC served as the business manager until November 15, 2007, when the company internalized the functions performed by its business manager. The information contained in the chart above for RPAI is for the period from inception through the last completed quarter prior to internalization.
(2)	With respect to Inland American, affiliates of IREIC served as the business manager until March 12, 2014, when the company internalized the functions performed by its business manager. The information contained in the chart above for Inland American is for the period from inception through the last completed quarter prior to internalization.
(3)	On July 1, 2014, Inland Diversified merged with and into a subsidiary of Kite Realty Group Trust (“Kite”) and ceased filing reports under the Exchange Act. The information contained in the chart above for Inland Diversified is for the period from inception through the last completed quarter prior to the merger for which Inland Diversified filed financial statements.
(4)	Includes proceeds from the issuance of shares under each program’s distribution reinvestment plan.
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During the applicable three years ended with the last full quarter prior to the completion of the program: (i) Inland American purchased 62 properties and (ii) Inland Diversified purchased 11 properties. Upon written request, you may obtain, without charge, a copy of the most recent Form 10-K annual report filed with the Securities and Exchange Commission by any of these REITs. We will provide exhibits to each such Form 10-K upon payment of a reasonable fee for copying and mailing expenses.

The following table details the percentage of properties located in the following regions in the United States based on gross carrying value.

East
Connecticut, Washington, D.C., Delaware, Florida, Georgia, Massachusetts, Maryland, Maine, North Carolina, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island, South Carolina, Virginia, Vermont	41%

Midwest
Iowa, Illinois, Indiana, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, Ohio, Tennessee, Wisconsin	17%

South
Alabama, Arkansas, Louisiana, Mississippi, Oklahoma, Texas	23%

West
Arizona, California, Colorado, Montana, New Mexico, Nevada, Oregon, Utah, Washington	19%

Programs of Our Sponsor

The information set forth below relates to two of the three public REITs set forth above that have been sponsored by IREIC, the Company’s sponsor, in the last ten years.

Retail Properties of America, Inc., or RPAI, was formed by IREIC in March 2003. Prior to March 2012, RPAI was named Inland Western Retail Real Estate Trust, Inc. RPAI was formed to own and operate shopping centers as well as office and industrial properties. As of September 30, 2007, the last full quarter prior to the time that RPAI internalized the functions performed by the business manager, RPAI’s portfolio was comprised of 305 retail operating properties with approximately 46.2 million square feet of gross leasable area. As of September 30, 2007, RPAI had issued 452,463,000 shares of common stock in its offerings.

RPAI completed its initial public offering on March 22, 2005 and completed its follow-on offering on September 9, 2005. RPAI sold a total of 250,000,000 shares of its common stock through its “best efforts” offering. On April 5, 2012, RPAI’s Class A Common Stock began trading on the NYSE under the symbol “RPAI.”

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Inland American Real Estate Trust, Inc., or Inland American, was formed in October 2004. Inland American historically focused on acquiring and managing a diversified portfolio of commercial real estate, including primarily retail, lodging and student housing properties in the United States. As of December 31, 2013, the last full quarter prior to the time that Inland American internalized the functions performed by the business manager, Inland American’s portfolio was comprised of 227 properties representing 17.0 million square feet of retail space, 19,337 hotel rooms, 8,290 student housing beds and 7.3 million square feet of non-core space, which consists primarily of office and industrial properties.

Inland American completed its initial public offering on July 31, 2007 and completed its follow-on offering on April 6, 2009. Inland American sold a total of approximately 790.2 million shares of its common stock through its “best efforts” offering.

Inland American has previously reported that it has learned that the SEC is conducting a non-public, formal, fact-finding investigation (the “SEC Investigation”) to determine whether there have been violations of certain provisions of the federal securities laws regarding the business manager fees, property management fees, transactions with affiliates, timing and amount of distributions paid to the investors, determination of property impairments, and any decision regarding whether Inland American might become a self-administered REIT. Inland American has not been accused of any wrongdoing by the SEC and it has been informed by the SEC that the existence of this investigation does not mean that the SEC has concluded that anyone has broken the law or that the SEC has a negative opinion of any person, entity, or security. Inland American also stated that it has been cooperating fully with the SEC.

Inland American noted that it cannot reasonably estimate the timing of the investigation, nor can it predict whether or not the investigation might have a material adverse effect on the business.

Inland American has disclosed that it also received related demands (“Derivative Demands”) by stockholders to conduct investigations regarding claims that Inland American’s officers, its board of directors, its former business manager, and affiliates of its former business manager (the “Inland American Parties”) breached their fiduciary duties to Inland American in connection with the matters disclosed above that are subject to the SEC Investigation. The first Derivative Demand claims that the Inland American Parties (i) falsely reported the value of Inland American’s common stock until September 2010; (ii) caused Inland American to purchase shares of its common stock from stockholders at prices in excess of their value; and (iii) disguised returns of capital paid to stockholders as REIT income, resulting in the payment of fees to its former business manager for which it was not entitled. The three stockholders in that demand contend that legal proceedings should seek recovery of damages in an unspecified amount allegedly sustained by Inland American. The second Derivative Demand by another stockholder makes similar claims and further alleges that the Inland American Parties (i) caused Inland American to engage in transactions that unduly favored related parties, (ii) falsely disclosed the timing and amount of distributions, and (iii) falsely disclosed whether Inland American might become a self-administered REIT. Inland American also received a letter from another stockholder that fully adopts and joins in the first Derivative Demand, but makes no additional demands on Inland American to perform an investigation or pursue claims.

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Upon receiving the first of the Derivative Demands, the full board of directors responded by authorizing Inland American’s independent directors to investigate the claims contained in the first Derivative Demand, any subsequent stockholder demands, as well as any other matters the independent directors see fit to investigate, including matters related to the SEC Investigation. Pursuant to this authority, the independent directors have formed a special litigation committee that is comprised solely of independent directors to review and evaluate the matters referred by the full board to the independent directors, and to recommend to the full board any further action as is appropriate. The special litigation committee is investigating these claims with the assistance of independent legal counsel and will make a recommendation to the board after the committee has completed its investigation.

On March 21, 2013, counsel for the stockholders who made the first Derivative Demand filed a derivative lawsuit in the Circuit Court of Cook County, Illinois, on behalf of Inland American. The case has been stayed pending completion of the special litigation committee’s investigation. Inland American has disclosed that it cannot reasonably estimate the timing of the special litigation committee investigation or the Derivative Demands, nor can it predict whether or not the special litigation committee investigation or Derivative Demands might have a material adverse effect on its business.

On April 26, 2013, two of Inland American’s stockholders filed a putative class action in the United States District Court for the Northern District of Illinois against Inland American, and current members and one former member of Inland American’s board of directors (“the Defendants”). The complaint sought damages on behalf of plaintiffs and similarly situated individuals who purchased additional shares in Inland American pursuant to its distribution reinvestment plan on or after March 30, 2009. Plaintiffs allege that the Defendants breached their fiduciary duties to plaintiffs and to members of the putative class by inflating the yearly estimated share price announced by Inland American and by selling shares in the distribution reinvestment plan to plaintiffs and members of the putative class at those allegedly inflated prices. On November 18, 2013, the class action complaint was dismissed with prejudice for failing to state a claim that would entitle the plaintiffs to relief. The Court disagreed with the plaintiffs’ allegations, noting in its memorandum opinion and order that Inland American’s public disclosures fully described the manner in which the board estimated share value for Inland American’s stock sold through the distribution reinvestment plan. The Court entered judgment in favor of the Defendants. The plaintiffs appealed the judgment. As of February 26, 2014, the parties entered into a settlement agreement whereby the plaintiffs agreed to dismiss their appeal in exchange for a cash settlement from Inland American. Inland American has disclosed that it believes that the amount of this settlement is not material, and is less than the amount the Defendants would have incurred in defending the appeal.

Inland American previously identified certain distribution and stockholder reimbursement practices that may have caused certain dividends to be treated as preferential dividends, which cannot be used to satisfy the requirement that it distribute at least 90% of its REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding net capital gain, to its stockholders (the “90% Distribution Requirement”). Inland American has also identified the ownership of certain assets that may have violated a REIT qualification requirement that prohibits a REIT from owning “securities” of any one issuer in excess of 5% of the REIT’s total assets at the end of any calendar quarter (the “5% Securities Test”). In order to provide greater certainty with respect to Inland American’s qualification as a REIT, management concluded that it was in the best interest of Inland American and its stockholders to request closing agreements from the IRS for both Inland American and MB REIT (Florida), Inc. (“MB REIT”), of which

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Inland American owns substantially all of the outstanding capital stock and which Inland American consolidates for financial purposes, with respect to such matters. On September 9, 2014, Inland American and MB REIT entered into closing agreements with the IRS that resolved favorably certain matters related to Inland American’s and MB REIT’s qualifications as REITs for federal income tax purposes.  Inland American's former business manager reimbursed Inland American and MB REIT for the penalty payments required under the closing agreements.

Liquidity of Prior Programs

Each of the three REITs previously sponsored by IREIC in the past ten years disclosed in its prospectus the time at which it anticipated its board would consider listing, liquidating or selling its assets individually, but none of these REITs specified a date or time period at which the REIT might be liquidated. The following summary sets forth both the dates on which these REITs anticipated considering a liquidity event and the dates on which the liquidity events occurred, if ever.

•	Retail Properties of America, Inc. RPAI stated that the company anticipated that, by September 2008, its directors would determine whether to apply to have the shares of its common stock listed for trading on a national stock exchange, or whether to commence subsequent offerings of its common stock. On November 15, 2007, RPAI became a self-administered REIT by acquiring, through merger, Inland Western Retail Real Estate Advisory Services, Inc., its business manager and advisor, and Inland Southwest Management Corp., Inland Northwest Management Corp., and Inland Western Management Corp., its property managers. As a result of the merger, RPAI issued to IREIC, the sole stockholder of the business manager and advisor, and the stockholders of the property managers, an aggregate of approximately 15 million shares of RPAI’s common stock, valued at $25.00 per share for purposes of the merger agreement. In December 2010, 9 million shares of common stock were transferred back to RPAI from shares of common stock issued to the owners of certain of the entities that were acquired in the merger. RPAI effectuated a ten-to-one reverse stock split of its existing common stock, and immediately following the reverse stock split, redesignated its existing common stock as Class A Common Stock. On March 21, 2012, RPAI paid a stock dividend pursuant to which each then outstanding share of its Class A Common Stock received one share of Class B-1 Common Stock, one share of Class B-2 Common Stock and one share of Class B-3 Common Stock. The terms of each Class of B Common Stock were identical in all respects to the Class A Common Stock. The Class B-1, Class B-2 and Class B-3 Common Stock automatically converted into Class A Common Stock on October 5, 2012, April 5, 2013 and October 5, 2013, respectively. RPAI announced that it completed a public offering of 36,750,000 shares of Class A Common Stock at $8.00 per share (which, without giving effect to the reverse stock split or stock dividend, is equivalent to $3.20 per share of its common stock) on April 5, 2012. This public offering generated gross proceeds of approximately $292.6 million, or approximately $272.1 million net of the underwriting discount. Also on April 5, 2012, RPAI’s Class A Common Stock began trading on the NYSE under the symbol “RPAI.” On January 26, 2015, the closing price of the RPAI Class A Common Stock on the NYSE was $18.00 per share (which, without giving effect to the reverse stock split or stock dividend, is equivalent to approximately $7.20 per share).
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•	Inland American Real Estate Trust, Inc. In the prospectuses used in each of its “best efforts” offerings, Inland American disclosed to its investors that its board would determine when, and if, to apply to have its shares of common stock listed for trading on a national securities exchange, subject to satisfying existing listing requirements, and that its board did not anticipate evaluating a listing on a national securities exchange until at least 2010. On March 12, 2014, Inland American entered into a series of agreements and amendments to existing agreements with affiliates of The Inland Group pursuant to which Inland American has begun the process of becoming entirely self-managed (collectively, the “Self-Management Transactions”). Inland American disclosed that it did not pay an internalization fee or self-management fee to The Inland Group in connection with the Self-Management Transactions.

On March 12, 2014, Inland American agreed with its business manager to terminate its business management agreement, hired all of its business manager’s employees, and acquired the assets necessary to conduct the functions previously performed by its business manager. As a result, Inland American now directly employs its executive officers and the other former employees of the business manager and will no longer pay a fee or reimburse expenses to its business manager. As the first step in taking over management of all of its real estate assets (except its lodging properties, which are managed by third parties), Inland American hired certain employees from its property managers; assumed responsibility for performing significant property management activities for its industrial, office and retail properties, including property-level accounting, lease administration, leasing, marketing and construction functions; and amended its property management agreements to reduce its property management fees as a result of its assumption of such responsibilities. As the second step, on December 31, 2014, Inland American expects to take over the remaining property management functions performed by the property managers, terminate its property management agreements, hire the remaining property manager employees and acquire the assets necessary to conduct the remaining functions performed by the property managers.

Inland American’s shares of common stock are not listed on a national securities exchange. On May 1, 2014, Inland American announced that it has accepted for purchase in its tender offer, 60,665,233 shares of its common stock at a purchase price (without brokerage commissions) of $6.50 per share for an aggregate cost of approximately $394.3 million, excluding fees and expenses relating to the offer and paid by Inland American. As of June 30, 2014, the final number of shares repurchased, allowing for corrections, was 60,761,166 for a final aggregate cost of $394.9 million.

On August 11, 2014, Xenia Hotels and Resorts, Inc. (“Xenia”), a wholly-owned subsidiary of Inland American, formerly known as Inland American Lodging Group, Inc., filed a preliminary registration statement on Form 10 with the SEC related to its potential Spin-Off into a new, publicly-traded lodging REIT (the “Spin-Off”). If the proposed Spin-Off is consummated, Xenia would become a self-managed REIT and apply to list its shares of common stock on the New York Stock Exchange. The Spin-Off is subject to the satisfaction of several conditions, including the listing of Xenia’s common stock on the New York Stock Exchange, the SEC declaring effective the registration statement on Form 10, which occurred on January 20, 2015, and the ability of Inland American’s board of directors to abandon or modify the Spin-Off.

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•	Inland Diversified Real Estate Trust, Inc. In the prospectus used in its “best efforts” offering, Inland Diversified disclosed to its investors that its board would determine when, and if, to apply to have its shares of common stock listed for trading on a national securities exchange, subject to satisfying existing listing requirements, and that its board did not anticipate evaluating a listing on a national securities exchange until at least 2014. On February 9, 2014, Inland Diversified entered into an agreement and plan of merger (the “Merger Agreement”) with Kite, a publicly traded (NYSE: KRG) Maryland real estate investment trust, and KRG Magellan, LLC, a Maryland limited liability company and a direct wholly owned subsidiary of Kite (“Merger Sub”). The Merger Agreement provides for, upon the terms and conditions of the Merger Agreement, the merger of Inland Diversified with and into Merger Sub, with Merger Sub surviving the Merger as a direct wholly owned subsidiary of Kite (the “Merger”). As a result of the Merger, each share of Inland Diversified’s common stock was converted into the right to receive 1.707 newly issued shares of Kite common stock. Based on a closing price of $6.40 per share of Kite’s common stock on July 2, 2014, the Inland Diversified shares of common stock were valued at approximately $10.92 per share. On August 11, 2014, Kite effectuated a one-for-four reverse stock split of its existing common stock. On January 26, 2015, the closing price of Kite’s common stock on the NYSE was $31.44 per share (which, without giving effect to the reverse stock split, is equivalent to $7.86 per share).
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MANAGEMENT

Board of Directors

On September 12, 2014, our board voted to increase the size of our board of directors from five to seven members and appointed Bernard J. Michael and Mitchell A. Sabshon to fill the two vacancies created thereby. Neither Mr. Michael nor Mr. Sabshon has been, or as of the date of this supplement, is expected to be, named to serve on any committee of our board of directors.

The following supersedes the disclosure contained in the first paragraph of the section of the prospectus captioned “Management – Board of Directors” on page 75 of the prospectus and other related disclosures throughout the prospectus.

We operate under the direction of our board of directors, which is responsible for managing and controlling our business. The board has retained IREIT Business Manager & Advisor, Inc. to serve as our Business Manager and to manage our day-to-day operations. Our charter and bylaws provide that the number of our directors may be established by a majority of the entire board of directors but may not be more than eleven. We have seven members on our board of directors. The charter further provides that at, or prior to, the commencement of this offering, the majority of our directors must be “independent,” except for a period of up to sixty days after the death, removal or resignation of an independent director, pending the election of that independent director’s successor. For purposes of our charter, an “independent director” is a director who is not, and within the last two years has not been, directly or indirectly associated with IREIC or the Business Manager by virtue of: (1) an ownership of an interest in IREIC, the Business Manager or any of their affiliates; (2) employment by IREIC, the Business Manager or any of their affiliates; (3) service as an officer or director of IREIC, the Business Manager or any of their affiliates; (4) performance of services, other than as a director, for us; (5) service as a director or trustee of more than three REITs sponsored by IREIC or managed by the Business Manager; or (6) a material business or professional relationship with IREIC, the Business Manager or any of their affiliates. For purposes of determining whether or not the business or professional relationship is material, the aggregate gross revenue derived by the independent director from us, IREIC, the Business Manager and their affiliates will be deemed material per se if it exceeds 5% of the independent director’s: (a) annual gross revenue, derived from all sources, during either of the prior two years; or (b) net worth, on a fair market value basis during the prior two years.

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Our Directors and Executive Officers

The following supplements the disclosures contained in the section of the prospectus captioned “Management – Our Directors and Executive Officers,” which begins on page 76 of the prospectus.

The following table sets forth information with respect to our directors and executive officers.

Name	Age*	Position
Daniel L. Goodwin	71	Director and Chairman of the Board
Lee A. Daniels	72	Independent Director
Stephen Davis	57	Independent Director
Gwen Henry	74	Independent Director
Bernard J. Michael	55	Independent Director
Mitchell A. Sabshon	62	Director and Chief Executive Officer
JoAnn M. McGuinness	40	Director, President and Chief Operating Officer
Catherine L. Lynch	56	Chief Financial Officer
Roberta S. Matlin	70	Vice President
David Z. Lichterman	54	Vice President, Treasurer and Chief Accounting Officer
Cathleen M. Hrtanek	38	Secretary

*As of January 1, 2015

Bernard J. Michael has been an independent director since September 2014. Mr. Michael is a managing partner and founding member of AWH Partners, LLC, a privately held real estate investment, development and management firm formed by alumni of The Blackstone Group and The Related Companies. Since 2010, AWH has completed in excess of $400 million of hotel investments, and are managing or have completed hotel redevelopment projects totaling more than $100 million. In early 2012, AWH acquired Lane Hospitality, which it rebranded as Spire Hospitality, a top-tier national hospitality platform formed in 1980.

Mr. Michael has over 25 years of experience as a real estate attorney working on sophisticated real estate transactions across all asset classes for some of the world's largest property owners, developers and lenders. Prior to founding AWH Partners, Mr. Michael was the founder and senior partner of Michael, Levitt & Rubenstein, LLC, a law firm focusing on real estate sales, acquisitions, development, leasing and financing. Mr. Michael and his team worked on some of the largest transactions in New York City, including the development of Time Warner Center and the Hudson Yards projects for The Related Companies. In addition, Mr. Michael and his firm represented developers on major multi-family, retail, office and hospitality projects in China, Saudi Arabia, and in most major cities across the United States.

Prior to forming Michael Levitt, Mr. Michael was a partner in the Real Estate Group at Proskauer Rose, LLP. Prior to that Mr. Michael was an attorney at Weil, Gotschal & Manges and Shea & Gould. Mr. Michael is a graduate of Brown University and New York University School of Law. He is the father of three daughters and currently lives in New Rochelle, NY.

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Mitchell A. Sabshon has served as a director since September 2014, as our chief executive officer since April 2014 and as a director of our Business Manager since November 2013. Mr. Sabshon is also currently the chief executive officer, president and a director of IREIC, positions he has held since late 2013. Mr. Sabshon has also served as a director of IPCC since September 2013 and a director of Inland Securities Corporation since January 2014. Prior to joining IREIC in August 2013, Mr. Sabshon served as executive vice president and chief operating officer of Cole Real Estate Investments, Inc. from November 2010 to June 2013. In this role, he was responsible for finance, asset management, property management, leasing and high yield portfolio management. He also worked on a broad range of initiatives across the Cole Real Estate Investments organization, including issues pertaining to corporate and portfolio strategy, product development and systems. Prior to joining Cole Real Estate Investments in November 2010, Mr. Sabshon served as managing partner and chief investment officer of EndPoint Financial LLC, an advisory firm providing acquisition and finance advisory services to equity investors, from 2008 to 2010. Mr. Sabshon was a licensed person with The OBEX Group from April 2009 through November 2009. Mr. Sabshon served as chief investment officer and executive vice president of GFI Capital Resources Group, Inc., a national owner-operator of multifamily properties, from 2007 to 2008. Prior to joining GFI, Mr. Sabshon served with Goldman Sachs & Company from 2004 to 2007 and from 1997 to 2002 in several key strategic roles, including president and chief executive officer of Goldman Sachs Commercial Mortgage Capital and head of the Insurance Client Development Group. From 2002 to 2004, Mr. Sabshon was executive director of the U.S. Institutional Sales Group at Morgan Stanley. Mr. Sabshon held various positions at Lehman Brothers Inc. from 1991 to 1997, including as senior vice president in the Real Estate Investment Banking Group. Prior to joining Lehman Brothers, Mr. Sabshon was an attorney in the Corporate Finance and Real Estate Structured Finance groups of Skadden, Arps, Slate, Meagher & Flom LLP. Mr. Sabshon received his J.D. from Hofstra University School of Law and a B.A. from George Washington University.

Catherine L. Lynch has served as our chief financial officer since April 2014. Ms. Lynch joined Inland in 1989 and has been a director of The Inland Group since June 2012. She serves as the treasurer and secretary (since January 1995), the chief financial officer (since January 2011) and a director (since April 2011) of IREIC and as a director (since July 2000) and chief financial officer and secretary (since June 1995) of Inland Securities. She has served as a director of the IREIT business manager since August 2011. Ms. Lynch also has served as a director and treasurer of Inland Investment Advisors, Inc. since June 1995, as a director and treasurer of Inland Institutional Capital Partners, Inc. since May 2006, as treasurer of Inland Capital Markets Group, Inc. since January 2008 and as a director of Inland Private Capital Corporation since May 2012. Ms. Lynch worked for KPMG Peat Marwick LLP from 1980 to 1989. Ms. Lynch received her bachelor degree in accounting from Illinois State University in Normal. Ms. Lynch is a certified public accountant and a member of the American Institute of Certified Public Accountants and the Illinois CPA Society. Ms. Lynch also is registered with FINRA as a financial operations principal.

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Committees of our Board of Directors

The following information is inserted immediately after the section of the prospectus captioned “Management - Committees of Our Board of Directors – Audit Committee,” which is on page 80 of the prospectus.

Nominating and Corporate Governance Committee

Our board of directors has formed a nominating and corporate governance committee consisting of three of our independent directors, Ms. Henry and Messrs. Daniels and Davis. The members of the committee will nominate a chairman of the committee. The nominating and corporate governance committee will be responsible for (1) identifying individuals qualified to serve on the board of directors and recommending that the board of directors select a slate of director nominees for election by the stockholders at the annual meeting; (2) developing and recommending to the board of directors a set of corporate governance policies and principles and periodically reevaluating such policies and guidelines for the purpose of suggesting amendments to them if appropriate; and (3) overseeing an annual evaluation of the board of directors and each of the committees of the board of directors. The nominating and corporate governance committee will consider director nominees submitted by stockholders. Our nominating and corporate governance committee will operate pursuant to a written charter to be adopted by the board of directors. The charter will be posted on our web site, www.inlandincometrust.com.

Inland Affiliated Companies

The following discussion updates the discussion contained in the section of our prospectus captioned “Management – Inland Affiliated Companies,” which begins on page 81 of the prospectus.

Our sponsor, Inland Real Estate Investment Corporation, or IREIC, is an affiliate of The Inland Real Estate Group, Inc., or “TIREG,” which is wholly owned by The Inland Group, Inc. The first Inland entity was formed by a group of Chicago schoolteachers in 1967, and incorporated the following year. TIREG and its affiliates are still centered in the Chicago metropolitan area. Over the past forty-five years, TIREG’s affiliates have experienced significant growth and now make up a fully-integrated group of legally and financially separate companies that have been engaged in diverse facets of real estate providing property management, leasing, marketing, acquisition, disposition, development, redevelopment, renovation, construction, finance, investment products and other related services. IREIC, our Business Manager and TIREG are part of The Inland Real Estate Group of Companies, Inc.

The Inland Real Estate Group of Companies was the 2009 and 2014 winner, in the category including 1,000+ employees, of the annual Torch Award for Marketplace Ethics, awarded by the Better Business Bureau serving Chicago & Northern Illinois (the “BBB”). The award is given to companies that the BBB identifies as exemplifying ethical business practices. We note, however, that these rankings do not indicate, and should not be relied upon as to, how we may perform in the future.

As of September 30, 2014, Inland affiliates or related parties had raised more than $20.5 billion from investment product sales to over 480,000 investors, many of whom have invested in more than one product. Inland has sponsored 678 programs, including 662 private limited partnerships, limited liability companies and Delaware statutory trusts, ten public limited partnerships and six non-listed REITs, as of September 30, 2014.

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As of September 30, 2014, Inland affiliates or related parties cumulatively had 1,449 employees, owned properties in forty-nine states and managed assets with a book value exceeding $14 billion. As of September 30, 2014, Inland was responsible for managing approximately 52.5 million square feet of commercial properties located in forty-eight states, as well as 3,758 multi-family units. IREA, another affiliate of IREIC, has extensive experience in acquiring real estate for investment. Over the years, through IREA and other affiliates, Inland has acquired more than 3,369 properties.

As of September 30, 2014, IREIC or its subsidiaries were the general partner of limited partnerships and the general manager of limited liability companies which owned in excess of 608 acres of pre-development land in the Chicago area, as well as over 1.26 million square feet of real property.

Inland Institutional Capital Partners Corporation specializes in identifying institutional joint ventures and large scale investment opportunities for the real estate companies and REITs that are part of The Inland Real Estate Group of Companies, Inc. Since 2005, Inland Institutional Capital Partners has facilitated the completion of transactions with a value in excess of $10.5 billion. Inland Institutional Capital Partners is an SEC registered investment advisor.

Inland Real Estate Brokerage & Auctions, Inc., since 2000, has completed more than $1.25 billion in commercial real estate sales and leases and has been involved in the sale of more than 8,500 multi-family units and the sale and lease of over 130 million square feet of commercial property. As of September 30, 2014, another Inland affiliate, Inland Mortgage Brokerage Corporation, had originated more than $1.25 billion in financing including loans to third parties and affiliated entities. Another affiliate, Inland Commercial Mortgage Corporation, had originated more than $2.05 billion in financing as of September 30, 2014. As of September 30, 2014, Inland Mortgage Servicing Corporation serviced a loan portfolio with a face value equal to approximately $1.5 billion.

Our Business Manager

The following section supersedes and replaces the section of the prospectus captioned “Management – Our Business Manager,” which begins on page 84 of the prospectus.

Our Business Manager, IREIT Business Manager & Advisor, Inc., is an Illinois corporation and a wholly owned subsidiary of IREIC. The Business Manager conducts its activities at its principal executive office at 2901 Butterfield Road in Oak Brook, Illinois.

The following table sets forth information regarding its executive officers and directors. The biographies of Mr. Goodwin, Ms. Lynch, Mr. Sabshon, Ms. McGuinness, Ms. Matlin, Mr. Lichterman and Ms. Hrtanek are set forth above under “– Our Directors and Executive Officers.”

Name	Age*	Position
Daniel L. Goodwin	71	Director
Timothy D. Hutchison	49	Director
Catherine L. Lynch	56	Director
Mitchell A. Sabshon	62	Director
JoAnn M. McGuinness	40	Director, President and Chief Operating Officer
Roberta S. Matlin	70	Vice President
David Z. Lichterman	54	Treasurer and Chief Accounting Officer
Cathleen M. Hrtanek	38	Secretary

*As of January 1, 2015

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Timothy D. Hutchison has served as a director of our Business Manager since November 2012 and a director of Management Corp. since July 2012. Mr. Hutchison joined The Inland Real Estate Group, Inc. as vice president of The Inland Services Group, Inc. in November 2005. In April 2010, he was promoted to president of The Inland Services Group, Inc., overseeing the shared service operation which is responsible for human resources, information technology, risk management, marketing and communications and other support functions. In April 2012, Mr. Hutchison was named to the additional position of chief operating officer for The Inland Real Estate Group, Inc. Prior to joining Inland, Mr. Hutchison was deputy building commissioner for the City of Chicago Department of Buildings where he oversaw administrative operations as well as occupancy inspections. He also served as an assistant to the mayor in the office of Mayor Richard M. Daley and as finance director for the City’s Department of Aviation, where he focused on the financing of the capital improvement programs for O’Hare International and Midway Airports.

Since 2007, Mr. Hutchison has served as a director of Pan American Bank in Chicago and is a member of its audit committee and chairman of the IT committee. Mr. Hutchison received his bachelor degree from the University of Illinois — Urbana-Champaign in economics.

Inland Securities Corporation

The following section supersedes and replaces the section of the prospectus captioned “Management – Inland Securities Corporation,” which begins on page 96 of the prospectus.

Inland Securities Corporation, our dealer manager, was formed in 1984 and is registered under the applicable federal and state securities laws as a securities broker-dealer throughout the United States. Since being formed, Inland Securities has served as the dealer manager in connection with offering investment products sponsored by IREIC. Inland Securities has not rendered dealer manager services to anyone other than affiliates of TIREG or programs sponsored by IREIC. Inland Securities is a member firm of FINRA. See “Conflicts of Interest” for additional discussion regarding Inland Securities.

The following table sets forth information about the directors and principal officers of Inland Securities. The biographies of Mr. Sabshon, Ms. Lynch and Ms. Matlin are set forth above under “– Our Directors and Executive Officers” in this section.

Name	Age*	Position
Mitchell A. Sabshon	62	Director
Catherine L. Lynch	56	Director, Chief Financial Officer and Secretary
Roberta S. Matlin	70	Director and Vice President
Curtis R. Shoch	42	Interim President
Shawn Vaughan	43	Senior Vice President
*As of January 1, 2015

Curtis R. Shoch is the National Sales Director and interim president of Inland Securities. Mr. Shoch previously served as a senior vice president from March 2013 to July 2014. In 2000, Mr. Shoch began his career with Inland Securities as an external wholesaler and in 2004 he served as the first vice president of the Coastal Region Sales Team. Mr. Shoch received his bachelor degree from College of Lynchburg, Virginia with a B.S. in marketing and a concentration in Finance. Mr. Shoch holds Series 7, 24 and 63 licenses with FINRA.

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Shawn Vaughan is a senior vice president of Inland Securities, which he joined in 2000. Mr. Vaughan began his career with Inland Securities in 2000 as an external wholesaler. In August 2011, Mr. Vaughan was promoted to the Broker Dealer Relations Team, and in March 2013 Mr. Vaughan was promoted to senior vice president. Prior to joining Inland Securities, he was assistant vice president at Wells Real Estate Funds. Mr. Vaughan began his career in financial services in 1994 with a financial planning firm. He holds Series 7 and 63 licenses with FINRA, and his CFP designation.

CONFLICTS OF INTEREST

The following disclosure supplements the section captioned “Conflicts of Interest,” which begins on page 98 of the prospectus.

In August 2014, Inland Securities submitted a Letter of Acceptance, Waiver and Consent, or “AWC,” to FINRA, the self-regulatory organization that oversees broker dealers, for the purpose of proposing a settlement of certain alleged rule violations. Without admitting or denying the findings, Inland Securities consented to an entry of findings of certain violations of FINRA Rules, including those related to its due diligence obligations in connection with its activities as placement agent to two private placement offerings. FINRA accepted the AWC on August 27, 2014. In connection with the AWC, Inland Securities consented to a fine of $40,000, and agreed to (1) retain an independent consultant to review its written supervisory procedures, and (2) revise its written supervisory procedures as recommended by the independent consultant. Inland Securities intends to fully comply with the terms and conditions of the AWC.

Inland Securities has been in the securities business for thirty years, and has not received any complaints regarding the two private placement programs and has never before been the subject of any FINRA disciplinary actions, proceedings or fines. Inland Securities believes that the matter will not have a material adverse effect on it or its business. In addition, Inland Securities is not aware of any negative impact, and does not expect the FINRA settlement to have any negative impact, on the investors in any programs, including Inland Real Estate Income Trust, for which Inland Securities has served or is serving as dealer manager or placement agent.

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PRINCIPAL STOCKHOLDERS

This section is inserted into the prospectus directly following “Conflicts of Interest.”

Stock Owned by Certain Beneficial Owners and Management

The following table sets forth information as of January 23, 2015 regarding the number and percentage of shares beneficially owned by each director, each executive officer, all directors and executive officers as a group, and any person known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock. Beneficial ownership includes outstanding shares and shares which are not outstanding that any person has the right to acquire within sixty days after the date of this table.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class
Daniel L. Goodwin, Director and Chairman of the Board (3)	260,128	*
Lee A. Daniels, Independent Director (4)	3,619	*
Stephen Davis, Independent Director (5)	2,100	*
Gwen Henry, Independent Director (6)	555	*
Bernard J. Michael, Independent Director	-	-
Mitchell A. Sabshon, Director and Chief Executive Officer (7)	10,431	*
JoAnn M. McGuinness, Director and President (8)	4,642	*
Catherine L. Lynch, Chief Financial Officer (9)	1,619	*
Roberta S. Matlin, Vice President (10)	918	*
David Z. Lichterman, Vice President, Treasurer and Chief Accounting Officer (11)	2,992	*
Cathleen M. Hrtanek, Secretary (12)	556	*
All Directors and Officers as a group (11 persons)	287,560	0.64%

* Less than 1%

(1) The business address of each person listed in the table is c/o Inland Real Estate Income Trust, Inc., 2901 Butterfield Road, Oak Brook, Illinois 60523.

(2) All fractional ownership amounts have been rounded to the nearest whole number.

(3) Mr. Goodwin shares voting and dispositive power with his wife over 13,889 shares. Mr. Goodwin’s beneficial ownership includes 246,239 shares directly owned by the Goodwin 2012 Descendants Trust pursuant to which his wife, Carol Goodwin, as trustee has sole voting and investment power over the shares.

(4) Mr. Daniels has sole voting and investment power over all of the shares that he beneficially owns.

(5) Mr. Davis has sole voting and investment power over all of the shares that he beneficially owns.

(6) Ms. Henry shares voting and dispositive power with her husband over all of the shares that they own.

(7) Mr. Sabshon shares voting and dispositive power with his wife over all of the shares that they own.

(8)  Ms. McGuinness has sole voting and investment power over all of the shares that she beneficially owns.

(9)  Ms. Lynch shares voting and dispositive power with her husband over all of the shares that they own.

(10) Ms. Matlin has sole voting and investment power over all of the shares that she beneficially owns.

(11) Mr. Lichterman has sole voting and investment power over all of the shares that he beneficially owns.

(12) Ms. Hrtanek has sole voting and investment power over all of the shares that she beneficially owns.

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DESCRIPTION OF REAL ESTATE ASSETS

Investments in Real Estate Assets

This section has been inserted into the prospectus following the section captioned “Investment Objectives and Policies,” which begins on page 102 of the prospectus.

Recent Acquisitions

MidTowne Shopping Center. On May 13, 2014, we, through IREIT Little Rock MidTowne, L.L.C. and IREIT Little Rock MidTowne II, L.L.C. (the “MidTowne Subsidiaries”), each a wholly owned subsidiary formed for this purpose, acquired a fee simple interest in a 126,288 square foot retail center known as MidTowne Shopping Center, located in Little Rock, Arkansas. The property is located across the street from the Park Avenue Shopping Center which we acquired on February 21, 2014. We purchased this property from IMI MRLR LLC and IMI MTLR II LLC, both unaffiliated third parties, for approximately $41.45 million in cash, plus closing costs. The seller had previously entered into a purchase agreement with IREIT Business Manager & Advisor, LLC, our Business Manager, which was assigned to us by our Business Manager on April 21, 2014. At closing we assigned the purchase agreement to the MidTowne Subsidiaries. We funded the purchase price at the closing with proceeds from our offering. We paid our Business Manager an acquisition fee of $621,750 based on the purchase price of approximately $41.45 million. We funded the acquisition fee from offering proceeds.

Among the items we considered in determining to acquire MidTowne Shopping Center included, but were not limited to, the following, determined as of the closing date:

•	The property is located nearby the University of Arkansas Little Rock, the University of Arkansas for Medical Sciences, the St. Vincent Medical Center and numerous other medical facilities.
•	The property was 95.6% occupied.
•	We believe the property is well situated in Little Rock, Arkansas. Within a three mile radius of the property the population was over 73,000, with an average household income of approximately $63,000 per year.
•	MidTowne Shopping Center is located at the corner of University Avenue and Markham Street, a major intersection in the area.
•	MidTowne Shopping Center is also located across the street from the Park Avenue Shopping Center which we acquired on February 21, 2014. The close proximity of the two shopping centers will create cost synergies for our Property Managers.

As of September 30, 2014, MidTowne Shopping Center was 95.6% occupied and leased to 22 tenants. The weighted-average remaining lease term for the tenants occupying the property is approximately five years. There is one tenant occupying greater than 10% of the total gross leasable area of the property.

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The Container Store, a national specialty retail store, leases 23,565 square feet, or approximately 18.7% of the total gross leasable area of the property, and pays annual rent in an amount based on their gross sales. The Container Store’s lease expires in February 2019, and there are three five-year renewal options, which may be exercised at the option of The Container Store as set forth in the lease. The other tenants leasing at least 10,000 square feet are Pottery Barn (11,000 square feet) and Ulta Salon, Cosmetics & Fragrance, Inc. (10,434 square feet).

The following table lists, on an aggregate basis, all of the scheduled lease expirations over each of the years ending December 31, 2014 through 2023, and the approximate rentable square feet represented by the applicable lease expirations, at the property as of September 30, 2014.

Year Ending December 31	Number of Leases Expiring	Approx. Gross Leasable Area of Expiring Leases (Sq. Ft.)	Total Annual Base Rental Income of Expiring Leases ($) (1)	% of Total Annual Base Rental Income Represented by Expiring Leases (1)
2014	-	-	-	-
2015	-	-	-	-
2016	7	21,487	616,223	28.5%
2017	5	21,353	594,770	37.5%
2018	1	6,968	245,274	24.4%
2019	3	41,065	-	-
2020	1	2,893	131,580	17.3%
2021	1	3,500	87,500	14.0%
2022	1	10,434	239,982	44.5%
2023	1	8,478	212,459	70.9%

(1) Total annual base rental income is not included for the 41,065 square feet leased to The Container Store, Pottery Barn and Williams Sonoma expiring in 2019 due to annual rent is based on tenant gross sales.

The table below sets forth certain historical information with respect to the occupancy rate at the property, expressed as a percentage of total gross leasable area, and the average effective annual base rent per square foot.

Year Ending December 31	Occupancy Rate as of December 31	Average Effective Annual Base Rent Per Square Foot
2013	95.6%	$24.26
2012	91.0%	$23.89
2011	83.3%	$24.15
2010	83.3%	$23.79
2009	83.3%	$23.55

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We believe that the property is suitable for its intended purpose and adequately covered by insurance. We do not intend to make significant renovations or improvements in the foreseeable future. As of September 30, 2014, there were three competitive shopping centers located within approximately three miles of the property. As of September 30, 2014, within a three mile radius of the property the population was over 73,000, with an average household income of approximately $63,000 per year.

Real estate taxes assessed for the fiscal year ended December 31, 2013, were approximately $227,500. The amount of real estate taxes assessed was calculated by multiplying the property’s assessed value by a tax rate of approximately 7.01%. We calculate depreciation expense for federal income tax purposes by using the straight-line method. For federal income tax purposes, we depreciate buildings and land improvements based upon estimated useful lives of 40 and 5 to 20 years, respectively.

Lakeside Crossing Shopping Center. On May 23, 2014, we, through IREIT Lynchburg Lakeside, L.L.C. (the “Lakeside Subsidiary”), a wholly owned subsidiary formed for this purpose, acquired a fee simple interest in a 66,906 square foot newly constructed grocery-anchored retail center known as Lakeside Crossing Shopping Center, located in Lynchburg, Virginia. We purchased this property from Lakeside Crossing Lynchburg, LLC, an unaffiliated third party, for approximately $19.82 million in cash, plus closing costs, of which approximately $16.97 million was funded at the initial closing and $1.13 million was funded at an earnout closing on July 10, 2014. Additional vacant spaces adjacent to the property totaling 4,200 square feet are subject to earnout closings aggregating $1.72 million. Closing costs for the initial closing and earnout closing were $149,793. We paid our Business Manager an acquisition fee of $254,513 for the initial closing, $17,002 for the earnout closing and may pay up to approximately $25,785 for the other remaining earnout closings, based on a maximum purchase price of approximately $19.82 million. The seller had previously entered into a purchase agreement with IREA which IREA assigned to the Lakeside Subsidiary at closing. We funded 50% of the purchase price paid at the initial closing and 100% of the purchase price paid at the earnout closing with proceeds from our offering. We funded the remainder of the purchase price paid at the initial closing with a loan secured by the property. The terms of the loan are discussed below under “— Financing Transactions.”

Among the items that we considered in determining to acquire Lakeside Crossing Shopping Center included, but were not limited to, the following, determined as of the closing date:

•	The property was newly constructed in 2013 and is grocery-anchored.
•	The property was 98.5% leased and 91.5% occupied.
•	We believe the property is well situated in Lynchburg, Virginia. Lynchburg is home to six colleges and three major hospitals. Within a five mile radius of the property the population was over 89,000 and the average household income within the same radius was over $47,000.
•	Lakeside Crossing Shopping Center is located between Old Forest Road, Whitehall Road and Lakeside Drive, all major thoroughfares in the area.

As of September 30, 2014, Lakeside Crossing Shopping Center was 100% occupied and leased to 13 tenants. The weighted-average remaining lease term for the tenants occupying the property is approximately eight years. There were two tenants occupying greater than 10% of the total gross leasable area of the property.

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Fresh Market, a grocery store, leases 20,900 square feet, or approximately 31.2% of the total gross leasable area of the property, and pays annual base rent of $292,600, or approximately 23.6% of total annual base rent of the property. Fresh Market’s lease expires on September 30, 2023, and there are six five-year renewal options, which may be exercised at the option of Fresh Market as set forth in the lease. Fresh Market’s lease also provides that it may terminate the lease upon thirty days’ written notice in the event that: (i) the Virginia Department of Transportation designs and constructs an expansion of the Lynchburg Expressway that provides for southbound-only traffic along Old Forest Road and northbound-only traffic immediately to the east of the Lakeside Crossing Shopping center without providing for northbound and southbound access from Whitehall Road onto the Lynchburg Expressway; and (ii) Fresh Market can demonstrate their gross sales during a certain defined period of time decreased by at least 10%. Petco, a national pet store chain, leases 12,500 square feet, or approximately 18.7% of the total gross leasable area and pays $225,000, or approximately 18.2% of total annual base rent of the property. Petco’s lease expires on November 30, 2023, and there are three five-year renewal options, which may be exercised at the option of Petco as set forth in the lease. The other tenants leasing at least 2,000 square feet are Mattress Warehouse, Panera, US Cellular, Massage Envy, and Zoe’s Kitchen.

Vacant spaces adjacent to the property totaling 4,200 square feet are subject to earnout closings aggregating $1.72 million. We are not obligated to pay these contingent portions of the purchase price unless space, which not leased at the time of acquisition, is later leased within the time limits and parameters as defined in the purchase agreement. The earnout payments are based on a predetermined formula and applied to rental income we receive over an 18-month period starting from the closing date. If at the end of the time period, the earnout spaces are not leased, occupied and rent producing, we will have no further obligation to pay any additional purchase price consideration. The total consideration which may be earned by the seller is subject to final determination and the total amount is included in the purchase price disclosed above.

The following table lists, on an aggregate basis, all of the scheduled lease expirations over each of the years ending December 31, 2014 through 2023, and the approximate rentable square feet represented by the applicable lease expirations, at the property as of September 30, 2014.

Year Ending December 31	Number of Leases Expiring	Approx. Gross Leasable Area of Expiring Leases (Sq. Ft.)	Total Annual Base Rental Income of Expiring Leases ($)	% of Total Annual Base Rental Income Represented by Expiring Leases

2014	-	-	-	-
2015	-	-	-	-
2016	-	-	-	-
2017	-	-	-	-
2018	2	2,741	77,666	5.7%
2019	2	7,300	189,900	14.5%
2020	1	1,500	50,700	4.5%
2021	-	-	-	-
2022	-	-	-	-
2023	5	32,493	653,025	61.0%

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The table below sets forth certain historical information with respect to the occupancy rate at the property, expressed as a percentage of total gross leasable area, and the average effective annual base rent per square foot.

Year Ending December 31*	Occupancy Rate as of December 31	Average Effective Annual Rental Per Square Foot
2013	71.7%	$19.50

* The first year of occupancy was 2013.

We believe that the property is suitable for its intended purpose and adequately covered by insurance. We do not intend to make significant renovations or improvements in the foreseeable future. As of September 30, 2014, there were four competitive shopping centers located within approximately three miles of the property. As of September 30, 2014, within a five mile radius of the property the population was over 89,000 and the average household income within the same radius was over $47,000.

Real estate taxes assessed for the fiscal year ended December 31, 2014, were approximately $166,500. The amount of real estate taxes assessed was calculated by multiplying the property’s assessed value by a tax rate of 1.11%. We calculate depreciation expense for federal income tax purposes by using the straight-line method. For federal income tax purposes, we depreciate buildings and land improvements based upon estimated useful lives of 40 and 5 to 20 years, respectively.

Dogwood Festival Shopping Center. On June 27, 2014, we, through IREIT Flowood Dogwood, L.L.C. (the “Dogwood Subsidiary”), a wholly owned subsidiary formed for this purpose, acquired a fee simple interest in a 187,610 square foot retail center known as Dogwood Festival Shopping Center, located in Flowood, Mississippi. We purchased this property from Dogwood Festival, L.L.C., an unaffiliated third party, for approximately $48.7 million, plus closing costs. Closing costs were $184,068. We paid our Business Manager an acquisition fee of $730,553. The seller had previously entered into a purchase agreement with our Business Manager which our Business Manager assigned to the Dogwood Subsidiary at closing. We funded 50% of the purchase price paid at the closing with proceeds from our offering. We funded the remainder of the purchase price paid at the closing with a loan secured by the property. The terms of the loan are discussed below under “— Financing Transactions.”

The items that we considered in determining to acquire Dogwood Festival Shopping Center included, but were not limited to, the following, determined as of the closing date:

•	The property is located in an upscale residential area and is shadow anchored by a Belk upscale department store, which we do not own, but that we believe generates traffic for our center.
•	The property was 97.8% leased and 94.5% occupied.
•	We believe the property is well situated in Flowood, Mississippi. The property is located in a high traffic area ten miles northeast of Jackson, Mississippi. Within a three and five mile radius of the property the population was approximately 18,000 and 67,000, respectively, and the average household income within the same radii was over $73,000 and $76,000, respectively.
•	Dogwood Festival Shopping Center is located at the intersection of Mississippi Highway 25 and the East Metro Connector, both major thoroughfares in the area.
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As of September 30, 2014, Dogwood Festival Shopping Center was 94.5% occupied and 97.8% leased to 35 tenants. The weighted-average remaining lease term for the tenants occupying the property is approximately five years. There are three tenants occupying greater than 10% of the total gross leasable area of the property. TJ Maxx, a major clothes retailer, leases 25,000 square feet, or approximately 13.3% of the total gross leasable area of the property, and pays annual base rent of $225,000, or approximately 7.2% of total annual base rent of the property based on leases in place as of September 30, 2014. TJ Maxx’s lease expires on August 31, 2020, and there are four five-year renewal options with escalating rents, which may be exercised at the option of TJ Maxx as set forth in the lease. HomeGoods, a home furnishing store, leases 23,116 square feet, or approximately 12.3% of the total gross leasable area of the property, and pays annual base rent of $242,718, or approximately 7.7% of total annual base rent of the property based on leases in place as of September 30, 2014, HomeGoods’ lease expires on August 31, 2023, and there are four five-year renewal options with escalating rents, which may be exercised at the option of HomeGoods as set forth in the lease. Old Navy, a major clothes retailer, leases 20,151 square feet, or approximately 10.7% of the total gross leasable area of the property, and pays annual base rent of $248,260, or approximately 7.9% of total annual base rent of the property based on leases in place as of September 30, 2014. Old Navy’s lease expires on April 30, 2023, and there are no renewal options. The other tenants leasing at least 2,000 square feet are Encore, Gap, Hibbett Sporting Goods, Lerner New York, Men’s Warehouse, Ann Taylor Loft, Lane Bryant, American Eagle Outfitters, Victoria’s Secret, Chico’s, Aéropostale, Lynn’s Hallmark Shop, The Children’s Place, Justice, Belk Offices, Mattress Firm, AT&T Mobility, Bath and Body Works, Soma Intimates, Gymboree, Celebrity Trends and Motherhood Maternity.

The following table lists, on an aggregate basis, all of the scheduled lease expirations over each of the years ending December 31, 2014 through 2023 and the approximate rentable square feet represented by the applicable lease expirations at the property as of September 30, 2014.

Year Ending December 31	Number of Leases Expiring	Approx. Gross Leasable Area of Expiring Leases (Sq. Ft.)	Total Annual Base Rental Income of Expiring Leases ($)	% of Total Annual Base Rental Income Represented by Expiring Leases(1)
2014	2	2,800	54,600	1.8%
2015	2	1,832	45,342	1.5%
2016	2	3,400	80,200	2.6%
2017	10	47,066	1,110,690	37.4%
2018	9	28,593	548,710	29.3%
2019	4	10,678	283,585	21.2%
2020	2	26,750	272,500	25.9%
2021	-	-	-	-
2022	-	-	-	-
2023	2	43,267	502,536	64.4%
(1) This percentage assumes that expiring leases are not renewed in each subsequent year.

The table below sets forth certain historical information with respect to the occupancy rate at the property, expressed as a percentage of total gross leasable area and the average effective annual base rent per square foot.

Year Ending December 31	Occupancy Rate as of December 31	Average Effective Annual Rental Per Square Foot
2013	95.1%	$16.89
2012	83.9%	$17.29
2011	83.9%	$16.43
2010	93.8%	$16.31
2009	79.4%	$17.73

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We believe that the property is suitable for its purpose and adequately covered by insurance. We do not intend to make significant renovations or improvements in the foreseeable future. As of September 30, 2014, there were three competitive shopping centers located within approximately three and five miles of the property. As of September 30, 2014, within a three and five mile radius of the property the population was approximately 18,000 and 67,000, respectively, and the average household income within the same radii was over $73,000 and $76,000, respectively.

Real estate taxes assessed for the fiscal year ended December 31, 2013, were approximately $263,480. The amount of real estate taxes assessed was equal to the property’s assessed value multiplied by a tax rate of 10.97%. We calculate depreciation expense for federal income tax purposes by using the straight-line method. For federal income tax purposes, we depreciate buildings and land improvements based upon estimated useful lives of 40 and 5 to 20 years, respectively.

Pick ‘n Save Shopping Center. On July 11, 2014, we, through IREIT WEST BEND MAIN, L.L.C. (the “Pick ‘n Save Subsidiary”), a wholly owned subsidiary formed for this purpose, acquired a fee simple interest in a 86,800 square foot grocery-anchored retail center known as Pick ‘n Save Shopping Center, located in West Bend, Wisconsin. We purchased this property from South Main Center, Inc., an unaffiliated third party, for approximately $24.0 million in cash, plus closing costs, of which approximately $19.1 million was funded at the initial closing. As described below, the acquisition is subject to an earnout component to the purchase price, meaning we did not pay approximately $4.88 million of the purchase price of the property at closing, although we will own the entire property. Closing costs were $70,867. We paid our Business Manager an acquisition fee of $286,838 for the initial closing and may pay up to approximately $73,000 for the earnout closings, based on a maximum purchase price of $24.0 million. The seller had previously entered into a purchase agreement with IREA which IREA assigned to the Pick ‘n Save Subsidiary at closing. We funded 100% of the purchase price with proceeds from our offering.

The items that we considered in determining to acquire Pick ‘n Save Shopping Center included, but were not limited to, the following, determined as of the closing date:

•	The property was recently constructed in 2011 and is grocery-anchored.
•	The property was 92.9% leased and occupied.
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•	We believe the property is well situated in West Bend, Wisconsin. The property is located in a high traffic area and across the street from the Paradise Mall Shopping Center in a major retail corridor. Within a three and five mile radius of the property the population was approximately 31,000 and 45,000, respectively, and the average household income within the same radii was over $63,000 and $67,000, respectively.
•	Pick ‘n Save Shopping Center is located at the intersection of South Main Street and Paradise Drive, both major thoroughfares in the area.

As of September 30, 2014, Pick ‘n Save Shopping Center was 92.9% occupied and leased to five tenants. The weighted-average remaining lease term for the tenants occupying the property is approximately 16 years. There is one tenant occupying greater than 10% of the total gross leasable area of the property. Pick ‘n Save, a grocery store, leases 69,886 square feet, or approximately 81% of the total gross leasable area of the property, and pays annual base rent of approximately $1,118,000, or approximately 79% of total annual base rent of the property based on leases in place as of September 30, 2014. Pick ‘n Save’s lease expires on December 31, 2031, and there are four five-year renewal options with escalating rents, which may be exercised at the option of Pick ‘n Save as set forth in the lease. The other tenants leasing at least 2,000 square feet are PNC Bank (ground lease), Aspen Dental and Cherry Berry.

The acquisition is subject to an earnout component to the purchase price, meaning we did not pay approximately $4.88 million of the purchase price of the property at closing, although we will own the entire property. We are not obligated to pay this contingent portion of the purchase price unless within 24 months from the acquisition date: (i) 6,154 square feet of existing vacant space, which was not leased at the time of acquisition, is leased; and (ii) an additional 10,682 square feet is developed and leased by the seller. The earnout payment is based on a predetermined formula and applied to rental income on the date of acquisition. If at the end of the time period, the earnout space is not leased, occupied and rent producing, we will have no further obligation to pay any additional purchase price consideration and will retain ownership of the entire property. The total consideration which may be earned by the seller is subject to final determination.

The following table lists, on an aggregate basis, all of the scheduled lease expirations over each of the years ending December 31, 2014 through 2023 and the approximate rentable square feet represented by the applicable lease expirations at the property as of September 30, 2014.

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Year Ending December 31	Number of Leases Expiring	Approx. Gross Leasable Area of Expiring Leases (Sq. Ft.)	Total Annual Base Rental Income of Expiring Leases ($)	% of Total Annual Base Rental Income Represented by Expiring Leases(1)
2014	-	-	-	-
2015	-	-	-	-
2016	-	-	-	-
2017	-	-	-	-
2018	1	2,000	48,720	3.4%
2019	-	-	-	-
2020	1	1,540	40,040	2.9%
2021	1	3,200	105,600	7.9%
2022	-	-	-	-
2023	-	-	-	-
(1) This percentage assumes that expiring leases are not renewed in each subsequent year and excludes the expansion space of up to 10,682 square feet.

The table below sets forth certain historical information with respect to the occupancy rate at the property, expressed as a percentage of total gross leasable area (not including the expansion space equal to 10,682 square feet), and the average effective annual base rent per square foot.

Year Ending December 31*	Occupancy Rate as of December 31	Average Effective Annual Rental Per Square Foot
2013	92.9%	$17.48
2012	88.8%	$17.24
2011	80.5%	$16.00

* The first year of occupancy was 2011.

We believe that the property is suitable for its purpose and adequately covered by insurance. We do not intend to make significant renovations or improvements in the foreseeable future. As of September 30, 2014, there were five and seven competitive shopping centers located within approximately three and five miles of the property, respectively. As of September 30, 2014, within a three and five mile radius of the property the population was approximately 31,000 and 45,000, respectively, and the average household income within the same radii was over $63,000 and $67,000, respectively.

Real estate taxes assessed for the fiscal year ended December 31, 2013, were approximately $264,630. The amount of real estate taxes assessed was equal to the property’s assessed value multiplied by a tax rate of 2.08%. We calculate depreciation expense for federal income tax purposes by using the straight-line method. For federal income tax purposes, we depreciate buildings and land improvements based upon estimated useful lives of 40 and 5 to 20 years, respectively.

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Harris Plaza. On August 4, 2014, we, through IREIT Layton Pointe, L.L.C. (the “Harris Plaza Subsidiary”), a wholly owned subsidiary formed for this purpose, acquired a fee simple interest in a 123,890 square foot retail center known as Harris Plaza, located in Layton, Utah. We purchased this property from Layton Pointe, L.C. and Eagle Pointe Financial Group, Inc., each an unaffiliated third party, for approximately $27.4 million, plus closing costs, of which approximately $27.1 million was funded at the initial closing. As described below, the acquisition is subject to an earnout component to the purchase price, meaning we did not pay approximately $320,000 of the purchase price of the property at closing, although we will own the entire property. Closing costs were $114,445. We paid our Business Manager an acquisition fee of $406,409. The seller had previously entered into a purchase agreement with our Business Manager which our Business Manager assigned to the Harris Plaza Subsidiary at closing. We funded 100% of the purchase price paid at the closing with proceeds from our offering.

The items that we considered in determining to acquire Harris Plaza included, but were not limited to, the following, determined as of the closing date:

•	The property is located near the Hill Air Force Base and Freeport Center (two of the largest employment centers in Utah) and serves residents of Layton and Clearfield, Utah.
•	The property was 95.4% leased and 90.2% occupied.
•	We believe the property is well situated in Layton, Utah. Within a three and five mile radius of the property the population was approximately 80,000 and 167,000, respectively, and the average household income within the same radii was over $64,000 and $74,000, respectively.

As of September 30, 2014, Harris Plaza was 90.2% occupied and 95.4% leased to 15 tenants. The weighted-average remaining lease term for the tenants occupying the property is approximately five years. There are three tenants occupying greater than 10% of the total gross leasable area of the property. Ross Dress for Less, a national off-price retailer, leases 30,187 square feet, or approximately 24.4% of the total gross leasable area of the property, and pays annual base rent of approximately $331,000, or approximately 18.1% of total annual base rent of the property based on leases in place as of September 30, 2014, Ross Dress for Less’ lease expires on January 31, 2019, and there are five five-year renewal options with escalating rents, which may be exercised at the option of Ross Dress for Less as set forth in the lease. Bed Bath & Beyond, a national domestic merchandise retail store, leases 25,000 square feet, or approximately 20.2% of the total gross leasable area of the property, and pays annual base rent of approximately $200,000, or approximately 10.9% of total annual base rent of the property based on leases in place as of September 30, 2014. Bed Bath & Beyond’s lease expires on January 31, 2021, and there are five five-year renewal options with escalating rents, which may be exercised at the option of Bed Bath & Beyond as set forth in the lease. Petco, a pet specialty retailer, leases 13,500 square feet, or approximately 10.9% of the total gross leasable area of the property, and pays annual base rent of approximately $223,000, or approximately 12.2% of total annual base rent of the property based on leases in place as of September 30, 2014. Petco’s lease expires on January 31, 2018, and there are two five-year renewal options with escalating rents, which may be exercised at the option of Petco as set forth in the lease. The other tenants leasing at least 2,000 square feet are Shoe Carnival, Dress Barn, Mimi’s Café, Café Rio, Sonic (ground lease), Café Zupas, Five Guys, Noodles & Company, Rumbi Island Grill and Peerless Beauty Supply.

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The acquisition was subject to an earnout component to the purchase price, meaning we did not pay approximately $320,000 of the purchase price of the property at closing, although we owned the entire property. We have no further obligation to pay this contingent portion of the purchase price because 3,835 square feet of existing vacant space, which was not leased at the time of acquisition, was not leased by December 31, 2014.

The following table lists, on an aggregate basis, all of the scheduled lease expirations over each of the years ending December 31, 2014 through 2023 and the approximate rentable square feet represented by the applicable lease expirations at the property as of September 30, 2014.

Year Ending December 31	Number of Leases Expiring	Approx. Gross Leasable Area of Expiring Leases (Sq. Ft.)	Total Annual Base Rental Income of Expiring Leases ($)	% of Total Annual Base Rental Income Represented by Expiring Leases(1)
2014	-	-	-	-
2015	2	7,500	218,366	11.8%
2016	3	6,246	147,940	9.1%
2017	1	7,100	92,300	6.2%
2018	1	13,500	222,750	15.9%
2019	2	33,632	424,048	35.8%
2020	2	4,075	113,769	15.0%
2021	2	27,645	266,919	41.3%
2022	1	12,100	163,350	43.1%
2023	-	-	-	-
(1) This percentage assumes that expiring leases are not renewed in each subsequent year.

The table below sets forth certain historical information with respect to the occupancy rate at the property, expressed as a percentage of total gross leasable area and the average effective annual base rent per square foot.

Year Ending December 31	Occupancy Rate as of December 31	Average Effective Annual Rental Per Square Foot
2013	95.4%	$15.27
2012	98.5%	$15.22
2011	92.8%	$15.32
2010	89.3%	$15.05
2009	63.5%	$15.83

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We believe that the property is suitable for its purpose and adequately covered by insurance. We do not intend to make significant renovations or improvements in the foreseeable future. As of September 30, 2014, there were three and six competitive shopping centers located within approximately three and five miles of the property, respectively. As of September 30, 2014, within a three and five mile radius of the property the population was approximately 80,000 and 167,000, respectively, and the average household income within the same radii was over $64,000 and $74,000, respectively.

Real estate taxes assessed for the fiscal year ended December 31, 2014, were approximately $210,000. The amount of real estate taxes assessed was equal to the property’s assessed value multiplied by a tax rate of 1.4025%. We calculate depreciation expense for federal income tax purposes by using the straight-line method. For federal income tax purposes, we depreciate buildings and land improvements based upon estimated useful lives of 40 and 5 to 20 years, respectively.

Kite Portfolio Properties

On September 16, 2014, following completion of our due diligence review, we entered into an agreement to acquire from Kite Realty Group Trust (“Kite”), an unaffiliated third party, fee simple interests in 16 retail centers, together known as the Kite Portfolio, one of which was acquired in November, 2014 and seven of which were acquired in December, 2014. The agreement grants the Company the right to exclude from the transaction for any reason the Village at Bay Park property. Subject to the satisfaction of customary closing conditions, we intend to purchase seven of the remaining properties in the Kite Portfolio on or before March 15, 2015. See “—Probable Investments in Real Estate Assets — Kite Portfolio” below for additional information regarding these properties.

Inland Real Estate Acquisitions, Inc. previously sought out and purchased the properties in the Kite Portfolio for Inland Diversified, an entity sponsored by our sponsor, and assisted us with identifying the portfolio and negotiating the purchase price. Accordingly, we did not obtain independent appraisals of the properties in the Kite Portfolio. The Business Manager has determined to permanently waive the acquisition fee on this transaction.

The sixteen properties were previously acquired by Kite from Inland Diversified in connection with Kite’s July 2014 merger with Inland Diversified. Inland Diversified Real Estate Services, LLC, an affiliate of the Company’s sponsor, continues to provide property management services for the properties in the Kite Portfolio pursuant to the merger agreement between Kite and Inland Diversified. Inland National Real Estate Services, LLC, one of the Company’s Real Estate Managers, will assume the property management services for the properties in the Kite Portfolio as the properties are acquired by the Company at each closing. In the interim period until closing, we or an affiliate of our sponsor will either be managing or monitoring the properties.

Among the items we considered in determining whether to acquire the Kite Portfolio included, but were not limited to, the following:

•	We believe the properties are high quality necessity-based shopping centers located nationwide in markets with strong demographics.
•	The properties will add four new states to our portfolio, including Missouri, North Carolina, Nebraska and Louisiana.
•	The properties were collectively 96% occupied as of September 16, 2014.
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•	Since the properties were previously owned by Inland Diversified, the management team is familiar with the shopping centers and the markets where they are located.

Kite Portfolio Properties – Acquired Properties

The Landing at Ocean Isle Beach. On November 21, 2014, we acquired the first property in the Kite Portfolio. We indirectly acquired a fee simple interest in a 53,220 square foot retail center known as The Landing at Ocean Isle Beach, located in Ocean Isle, North Carolina. We purchased this property from Kite for approximately $11 million, plus closing costs. We funded 100% of the purchase price paid at the closing with proceeds from our offering.

The property was constructed in 2009. As of November 21, 2014, The Landing at Ocean Isle Beach was 94.5% occupied and leased to six tenants. The weighted-average remaining lease term for the tenants occupying the property is approximately 13 years. There is one tenant occupying greater than 10% of the total gross leasable area of the property. Lowe’s Foods, a grocery store, leases 41,982 square feet, or approximately 79% of the total gross leasable area of the property, and pays annual base rent of approximately $741,000, or approximately 86% of total annual base rent of the property based on leases in place as of November 21, 2014. Lowe’s Foods’ lease expires on June 9, 2029, and there are four five-year renewal options with escalating rents, which may be exercised at the option of Lowe’s Foods as set forth in the lease. The other tenant leasing at least 2,000 square feet is Kimberly Jo’s Boutique.

The following table lists, on an aggregate basis, all of the scheduled lease expirations over each of the years ending December 31, 2014 through 2023 and the approximate rentable square feet represented by the applicable lease expirations at the property as of the date of acquisition.

Year Ending December 31	Number of Leases Expiring	Approx. Gross Leasable Area of Expiring Leases (Sq. Ft.)	Total Annual Base Rental Income of Expiring Leases ($)	% of Total Annual Base Rental Income Represented by Expiring Leases(1)
2014	-	-	-	-
2015	3	4,113	69,971	8.1%
2016	1	2,766	37,341	4.7%
2017	-	-	-	-
2018	-	-	-	-
2019	-	-	-	-
2020	-	-	-	-
2021	-	-	-	-
2022	1	1,453	20,342	2.7%
2023	-	-	-	-
(1) This percentage assumes that expiring leases are not renewed in each subsequent year.
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The table below sets forth certain historical information with respect to the occupancy rate at the property, expressed as a percentage of total gross leasable area, and the average effective annual base rent per square foot.

Year Ending December 31	Occupancy Rate as of December 31	Average Effective Annual Rental Per Square Foot
2013	95%	$17.13
2012	95%	$17.09
2011	84%	$17.73
2010	84%	$17.73
2009	79%	$17.64

We believe that the property is suitable for its purpose and adequately covered by insurance. We do not intend to make significant renovations or improvements in the foreseeable future. As of the date of acquisition, there were five and eight competitive shopping centers located within approximately three and five miles of the property, respectively. Within a five mile radius of the property the population is approximately 14,880 and the average household income within the same radius is over $59,000.

Real estate taxes assessed for the fiscal year ended December 31, 2013, were approximately $26,000. The amount of real estate taxes assessed was equal to the property’s assessed value multiplied by a tax rate of 4.4%. We calculate depreciation expense for federal income tax purposes by using the straight-line method. For federal income tax purposes, we depreciate buildings and land improvements based upon estimated useful lives of 40 and 5 to 20 years, respectively.

The Shoppes at Branson Hills. On December 16, 2014, we indirectly acquired a fee simple interest in 187,292 square feet out of a 256,017 square foot retail center known as The Shoppes at Branson Hills, located in Branson, Missouri. The acquisition excluded 68,725 square feet of space that is currently leased by Kohl’s, or the Kohl’s Space, the acquisition of which closed on December 19, 2014. We purchased The Shoppes at Branson Hills, excluding the Kohl’s Space, from Kite for approximately $33.8 million, plus closing costs. The aggregate purchase price of The Shoppes at Branson Hills and Branson Hills Plaza (described below under “—Branson Hills Plaza”) was $38.9 million, approximately $18.7 million of which was funded with proceeds from our offering. At closing, we assumed a loan secured by a first mortgage on The Shoppes at Branson Hills, (excluding the Kohl’s Space) and Branson Hills Plaza (excluding the TJ Maxx Space) with a remaining principal balance of approximately $20.2 million, representing the remainder of the aggregate purchase price. The terms of this loan are described below under “— Financing Transactions.”

On December 19, 2014, we indirectly acquired a fee simple interest in the Kohl’s Space. We purchased the Kohl’s Space from Kite with a payment of approximately $9.0 million, which represented the remaining unpaid purchase price of The Shoppes at Branson Hills, plus closing costs of approximately $25,000. We funded approximately $2.5 million of the remaining purchase price with proceeds from our offering. At closing, we assumed a loan secured by a first mortgage on the Kohl’s Space with a remaining principal balance of approximately $6.5 million (the “Kohl’s Loan”), representing the remainder of the purchase price. The terms of this loan are described below under “— Financing Transactions.”

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The aggregate purchase price of The Shoppes at Branson Hills, including the Kohl’s Space, was approximately $42.8 million.

The Shoppes at Branson Hills was constructed in 2005. As of December 19, 2014, The Shoppes at Branson Hills, including the Kohl’s Space, was 98.4% occupied and leased to 23 tenants. The weighted-average remaining lease term for the tenants occupying the property is approximately eight years. The property is shadow anchored by a Wal-Mart that we do not own. There are three tenants occupying greater than 10% of the total gross leasable area of the property. Best Buy, a multinational consumer electronics retailer, leases 30,000 square feet, or approximately 12% of the total gross leasable area of the property, and pays annual base rent of approximately $450,000, or approximately 14% of total annual base rent of the property based on leases in place as of December 19, 2014. Best Buy’s lease expires on April 30, 2021, and there are four four-year renewal options with escalating rents, which may be exercised at the option of Best Buy as set forth in the lease. Bed Bath & Beyond, a national merchandise retail store, leases 25,000 square feet, or approximately 10% of the total gross leasable area of the property, and pays annual base rent of approximately $169,000, or approximately 5% of total annual base rent of the property based on leases in place as of December 19, 2014. Bed Bath & Beyond’s lease expires on January 31, 2019, and there are three five-year renewal options with escalating rents, which may be exercised at the option of Bed Bath & Beyond as set forth in the lease. Kohl’s, a national department store retail chain, leases 68,725 square feet, or approximately 27% of the total gross leasable area of the property and pays annual base rent of approximately $592,000, or approximately 18% of total annual base rent of the property based on leases in place as of December 19, 2014. Kohl’s lease expires on January 31, 2028, and there are eight five-year renewal options with escalating rents, which may be exercised at the option of Kohl’s as set forth in the lease. The other tenants leasing at least 2,000 square feet are Books a Million, PetCo, Maurice’s, Shoe Carnival, Dress Barn, MC Sports, Michael’s, Rue21, Arby’s, RadioShack, Pearle Vision, Freddy’s Frozen Custard and McDonald’s.

The following table lists, on an aggregate basis, all of the scheduled lease expirations over each of the years ending December 31, 2014 through 2023 and the approximate rentable square feet represented by the applicable lease expirations at The Shoppes at Branson Hills, including the Kohl’s Space as of the date of acquisition.

Year Ending December 31	Number of Leases Expiring	Approx. Gross Leasable Area of Expiring Leases (Sq. Ft.)	Total Annual Base Rental Income of Expiring Leases ($)	% of Total Annual Base Rental Income Represented by Expiring Leases (1)
2014	-	-	-	-
2015	3	4,213	115,392	4.3%
2016	1	1,412	49,420	1.9%
2017	1	3,031	86,113	3.4%
2018	2	13,500	216,000	8.6%
2019	6	79,757	932,204	40.4%
2020	3	9,232	201,319	14.5%
2021	-	-	-	-
2022	1	30,000	465,000	38.5%
2023	3	33,926	551,064	74.2%

(1) This percentage assumes that expiring leases are not renewed in each subsequent year.

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The table below sets forth certain historical information with respect to the occupancy rate at The Shoppes at Branson Hills, including the Kohl’s Space, expressed as a percentage of total gross leasable area, and the average effective annual base rent per square foot.

Year Ending December 31	Occupancy Rate as of December 31	Average Effective Annual Rental Per Square Foot
2013	98%	$12.59
2012	100%	$12.41
2011	98%	$12.56
2010	96%	$12.50
2009	94%	$12.17

We believe that the property is suitable for its purpose and adequately covered by insurance. We do not intend to make significant renovations or improvements in the foreseeable future. As of the date of acquisition, there were nine and 18 competitive shopping centers located within approximately three and five miles of the property, respectively. Within a five mile radius of the property the population is over 30,720 and the average household income within the same radius is over $48,900.

Real estate taxes assessed for the fiscal year ended December 31, 2013, were approximately $181,000. The amount of real estate taxes assessed was equal to the property’s assessed value multiplied by a tax rate of 4.9%. We calculate depreciation expense for federal income tax purposes by using the straight-line method. For federal income tax purposes, we depreciate buildings and land improvements based upon estimated useful lives of 40 and 5 to 20 years, respectively.

Branson Hills Plaza. On December 16, 2014, we indirectly acquired a fee simple interest in 179,901 square feet out of a 210,201 square foot retail center known as Branson Hills Plaza, located in Branson, Missouri. The acquisition excluded 30,300 square feet of space that is currently leased by TJ Maxx, or the TJ Maxx Space, the acquisition of which closed on December 22, 2014. We purchased Branson Hills Plaza, excluding the TJ Maxx Space, from Kite for approximately $5.1 million, plus closing costs. We estimate that closing costs will equal $15,000. The aggregate purchase price of Branson Hills Plaza and The Shoppes at Branson Hills was $38.9 million, approximately $18.7 million of which was funded with proceeds from our offering.  At closing, we assumed a loan secured by a first mortgage on Branson Hills Plaza (excluding the TJ Maxx Space) and The Shoppes at Branson Hills (excluding the Kohl’s Space), or, together, Branson Hills, with a remaining principal balance of approximately $20.2 million, representing the remainder of the aggregate purchase price. The terms of this loan are described below under “— Financing Transactions.”

On December 22, 2014, we indirectly acquired a fee simple interest in the TJ Maxx Space. We purchased the TJ Maxx Space from Kite with a payment of approximately $4.5 million, which represented the remaining unpaid purchase price of Branson Hills Plaza, plus closing costs of approximately $15,000. We funded approximately $1.5 million of the remaining purchase price with proceeds from our offering. At closing, we assumed a loan secured by a first mortgage on the TJ Maxx Space with a remaining principal balance of approximately $3.0 million (the “TJ Maxx Loan”), representing the remainder of the purchase price. The terms of this loan are described below under “— Financing Transactions.”

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The aggregate purchase price of Branson Hills Plaza, including the TJ Maxx Space, was approximately $9.7 million.

Branson Hills Plaza was constructed in 2005. As of December 22, 2014, Branson Hills Plaza, including the TJ Maxx Space, was 100% occupied and leased to seven tenants. The weighted-average remaining lease term for the tenants occupying the property is approximately 17 years. The property is shadow anchored by a Target that we do not own. There are two tenants occupying greater than 10% of the total gross leasable area of the property. TJ Maxx, a national department store chain, leases 30,300 square feet, or approximately 14% of the total gross leasable area of the property, and pays annual base rent of approximately $288,000, or approximately 36% of total annual base rent of the property based on leases in place as of December 22, 2014. TJ Maxx’s lease expires on March 31, 2016, and there are three five-year renewal options with escalating rents, which may be exercised at the option of TJ Maxx as set forth in the lease. Home Depot, a national home improvement store, ground leases 154,875 square feet, or approximately 74% of the total gross leasable area of the property, and pays annual base rent of approximately $118,000, or approximately 15% of total annual base rent of the property based on leases in place as of December 22, 2014. Home Depot’s lease expires on January 31, 2037, and there are six five-year renewal options with escalating rents, which may be exercised at the option of Home Depot as set forth in the lease. The other tenants leasing at least 2,000 square feet are Chili’s (ground lease), Wendy’s (ground lease), Dollar Tree, Bedding Mart and Pizza Hut (ground lease).

The following table lists, on an aggregate basis, all of the scheduled lease expirations over each of the years ending December 31, 2014 through 2023 and the approximate rentable square feet represented by the applicable lease expirations at Branson Hills Plaza, including the TJ Maxx Space as of the date of acquisition.

Year Ending December 31	Number of Leases Expiring	Approx. Gross Leasable Area of Expiring Leases (Sq. Ft.)	Total Annual Base Rental Income of Expiring Leases ($)	% of Total Annual Base Rental Income Represented by Expiring Leases (1)
2014	-	-	-	-
2015	-	-	-	-
2016	-	-	-	-
2017	1	4,000	71,441	13.1%
2018	-	-	-	-
2019	-	-	-	-
2020	1	8,000	96,000	19.7%
2021	1	5,877	125,000	32.0%
2022	-	-	-	-
2023	-	-	-	-

(1) This percentage assumes that expiring leases are not renewed in each subsequent year.

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The table below sets forth certain historical information with respect to the occupancy rate at Branson Hills Plaza, including the TJ Maxx Space, expressed as a percentage of total gross leasable area, and the average effective annual base rent per square foot.

Year Ending December 31	Occupancy Rate as of December 31	Average Effective Annual Rental Per Square Foot
2013	100%	$3.79
2012	100%	$3.76
2011	98%	$3.54
2010	98%	$3.54
2009	98%	$3.54

We believe that the property is suitable for its purpose and adequately covered by insurance. We do not intend to make significant renovations or improvements in the foreseeable future. As of the date of acquisition, there were nine and 18 competitive shopping centers located within approximately three and five miles of the property, respectively. Within a five mile radius of the property the population is over 30,720 and the average household income within the same radius is over $48,900.

Real estate taxes assessed for the fiscal year ended December 31, 2013, were approximately $80,000. The amount of real estate taxes assessed was equal to the property’s assessed value multiplied by a tax rate of 4.9%. We calculate depreciation expense for federal income tax purposes by using the straight-line method. For federal income tax purposes, we depreciate buildings and land improvements based upon estimated useful lives of 40 and 5 to 20 years, respectively.

Harvest Square. On December 16, 2014, we indirectly acquired a fee simple interest in a 70,590 square foot retail center known as Harvest Square, located in Harvest, Alabama. Harvest Square was purchased from Kite for approximately $13.0 million, plus closing costs. We estimate that closing costs will equal $35,000. We funded approximately $6.2 million of the purchase price with proceeds from our offering. At closing, we assumed a loan secured by a first mortgage on the property, with a remaining principal balance of approximately $6.8 million, representing the remainder of the purchase price. The terms of this loan are described below under “— Financing Transactions.”

Harvest Square was constructed in 2008. As of December 16, 2014, Harvest Square was 93.2% occupied and leased to 14 tenants. The weighted-average remaining lease term for the tenants occupying the property is approximately nine years. There is one tenant occupying greater than 10% of the total gross leasable area of the property. Publix, a grocery store, leases 45,600 square feet, or approximately 65% of the total gross leasable area of the property, and pays annual base rent of approximately $577,000, or approximately 59% of total annual base rent of the property based on leases in place as of December 16, 2014. Publix’s lease expires on August 31, 2028, and there are seven five-year renewal options with non-escalating rents, which may be exercised at the option of Publix as set forth in the lease. The other tenants leasing at least 2,000 square feet are AT&T Wireless and MiCasa Mexican Restaurant.

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The following table lists, on an aggregate basis, all of the scheduled lease expirations over each of the years ending December 31, 2014 through 2023 and the approximate rentable square feet represented by the applicable lease expirations at the property as of the date of acquisition.

Year Ending December 31	Number of Leases Expiring	Approx. Gross Leasable Area of Expiring Leases (Sq. Ft.)	Total Annual Base Rental Income of Expiring Leases ($)	% of Total Annual Base Rental Income Represented by Expiring Leases(1)
2014	1	2,000	33,000	3.5%
2015	1	1,400	24,500	6.6%
2016	5	8,400	144,335	16.1%
2017	-	-	-	-
2018	3	4,190	82,724	10.9%
2019	2	2,800	57,400	8.5%
2020	1	1,400	41,532	6.7%
2021	-	-	-	-
2022	-	-	-	-
2023	-	-	-	-

(1) This percentage assumes that expiring leases are not renewed in each subsequent year.

The table below sets forth certain historical information with respect to the occupancy rate at the property, expressed as a percentage of total gross leasable area, and the average effective annual base rent per square foot.

Year Ending December 31	Occupancy Rate as of December 31	Average Effective Annual Rental Per Square Foot
2013	97%	$14.24
2012	95%	$14.17
2011	97%	$14.48
2010	91%	$14.35
2009	92%	$13.35

We believe that the property is suitable for its purpose and adequately covered by insurance. We do not intend to make significant renovations or improvements in the foreseeable future. As of the date of acquisition, there were one and two competitive shopping centers located within approximately three and five miles of the property, respectively. Within a five mile radius of the property the population is over 32,300 and the average household income within the same radius is over $64,300.

Real estate taxes assessed for the fiscal year ended December 31, 2013, were approximately $26,900. The amount of real estate taxes assessed was equal to the property’s assessed value multiplied by a tax rate of 3.6%. We calculate depreciation expense for federal income tax purposes by using the straight-line method. For federal income tax purposes, we depreciate buildings and land improvements based upon estimated useful lives of 40 and 5 to 20 years, respectively.

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Shoppes at Prairie Ridge. On December 16, 2014, we indirectly acquired a fee simple interest in a 232,606 square foot retail center known as Shoppes at Prairie Ridge, located in Pleasant Prairie, Wisconsin. We purchased this property from Kite for approximately $32.5 million, plus closing costs. We estimate that closing costs will equal $85,000. We funded approximately $16.9 million of the purchase price with proceeds from our offering. At closing, we assumed a loan secured by a first mortgage on the property, with a remaining principal balance of approximately $15.6 million, representing the remainder of the purchase price. The terms of this loan are described below under “— Financing Transactions.”

Shoppes at Prairie Ridge was constructed in 2009. As of December 16, 2014, Shoppes at Prairie Ridge was 96.9% occupied and leased to 20 tenants. The weighted-average remaining lease term for the tenants occupying the property is approximately 11 years. The property is shadow anchored by a Target that we do not own. There are two tenants occupying greater than 10% of the total gross leasable area of the property. Dick’s Sporting Goods, a national sporting goods store, leases 50,000 square feet, or approximately 22% of the total gross leasable area of the property, and pays annual base rent of approximately $700,000, or approximately 28% of total annual base rent of the property based on leases in place as of December 16, 2014. Dick’s Sporting Goods’ lease expires on January 31, 2019, and there are three five-year renewal options with escalating rents, which may be exercised at the option of Dick’s Sporting Goods as set forth in the lease. JC Penney, a national department store, ground leases 104,175 square feet, or approximately 45% of the total gross leasable area of the property, and pays annual base rent of approximately $385,000, or approximately 16% of total annual base rent of the property based on leases in place as of December 16, 2014. JC Penney’s lease expires on July 31, 2034, and there are nine five-year renewal options with escalating rents, which may be exercised at the option of JC Penney as set forth in the lease. The other tenants leasing at least 2,000 square feet are Petsmart, Ulta, GameStop, Maurices, Affordable Dentures & Crowns, Charming Charlie, Tazino’s Buffet and Mattress Firm.

The following table lists, on an aggregate basis, all of the scheduled lease expirations over each of the years ending December 31, 2014 through 2023 and the approximate rentable square feet represented by the applicable lease expirations at the property as of the date of acquisition.

Year Ending December 31	Number of Leases Expiring	Approx. Gross Leasable Area of Expiring Leases (Sq. Ft.)	Total Annual Base Rental Income of Expiring Leases ($)	% of Total Annual Base Rental Income Represented by Expiring Leases(1)
2014	1	4,000	80,000	3.3%
2015	4	8,378	205,458	8.6%
2016	1	1,626	30,894	1.4%
2017	4	7,583	139,962	6.5%
2018	1	1,593	36,639	1.8%
2019	6	79,559	1,196,321	60.3%
2020	1	10,129	200,554	25.4%
2021	-	-	-	-
2022	1	8,370	209,141	35.2%
2023	-	-	-	-

(1) This percentage assumes that expiring leases are not renewed in each subsequent year.

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The table below sets forth certain historical information with respect to the occupancy rate at the property, expressed as a percentage of total gross leasable area, and the average effective annual base rent per square foot.

Year Ending December 31	Occupancy Rate as of December 31	Average Effective Annual Rental Per Square Foot
2013	97%	$10.60
2012	97%	$10.57
2011	91%	$10.15
2010	88%	$ 9.50
2009	84%	$ 8.86

We believe that the property is suitable for its purpose and adequately covered by insurance. We do not intend to make significant renovations or improvements in the foreseeable future. As of the date of acquisition, there were seven and 14 competitive shopping centers located within approximately three and five miles of the property, respectively. Within a five mile radius of the property the population is over 78,680 and the average household income within the same radius is over $59,800.

Real estate taxes assessed for the fiscal year ended December 31, 2013, were approximately $508,000. The amount of real estate taxes assessed was equal to the property’s assessed value multiplied by a tax rate of 2.2%. We calculate depreciation expense for federal income tax purposes by using the straight-line method. For federal income tax purposes, we depreciate buildings and land improvements based upon estimated useful lives of 40 and 5 to 20 years, respectively.

Copps Grocery Store. On December 16, 2014, we indirectly acquired a fee simple interest in a 69,911 square foot grocery store known as Copps Grocery Store, located in Stevens Point, Wisconsin. We purchased this property from Kite for approximately $15.5 million, plus closing costs. We estimate that closing costs will equal $40,000. We funded 100% of the purchase price paid at the closing with proceeds from our offering.

Copps Grocery Store was constructed in 2012. As of December 16, 2014, Copps Grocery Store was 100% occupied and leased to one tenant. The remaining lease term for the tenant occupying the property is approximately 18 years. Copps leases 69,911 square feet, or 100% of the total gross leasable area of the property, and pays annual base rent of approximately $1,084,000, or 100% of total annual base rent of the property based on leases in place as of December 16, 2014. Copps’ lease expires on December 31, 2032, and there are four five-year renewal options with escalating rents, which may be exercised at the option of Copps as set forth in the lease.

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The following table lists, on an aggregate basis, all of the scheduled lease expirations over each of the years ending December 31, 2014 through 2023 and the approximate rentable square feet represented by the applicable lease expirations at the property as of the date of acquisition.

Year Ending December 31	Number of Leases Expiring	Approx. Gross Leasable Area of Expiring Leases (Sq. Ft.)	Total Annual Base Rental Income of Expiring Leases ($)	% of Total Annual Base Rental Income Represented by Expiring Leases(1)
2014	-	-	-	-
2015	-	-	-	-
2016	-	-	-	-
2017	-	-	-	-
2018	-	-	-	-
2019	-	-	-	-
2020	-	-	-	-
2021	-	-	-	-
2022	-	-	-	-
2023	-	-	-	-

(1) This percentage assumes that expiring leases are not renewed in each subsequent year.

The table below sets forth certain historical information with respect to the occupancy rate at the property, expressed as a percentage of total gross leasable area, and the average effective annual base rent per square foot.

Year Ending December 31	Occupancy Rate as of December 31	Average Effective Annual Rental Per Square Foot
2013	100%	$15.50
2012	100%	$15.50

*The first year of occupancy was 2012.

We believe that the property is suitable for its purpose and adequately covered by insurance. We do not intend to make significant renovations or improvements in the foreseeable future. As of the date of acquisition, there were two and three competitive shopping centers located within approximately three and five miles of the property, respectively. Within a five mile radius of the property the population is over 44,175 and the average household income within the same radius is over $62,300.

Real estate taxes assessed for the fiscal year ended December 31, 2013, were approximately $199,000. The amount of real estate taxes assessed was equal to the property’s assessed value multiplied by a tax rate of 2.5%. We calculate depreciation expense for federal income tax purposes by using the straight-line method. For federal income tax purposes, we depreciate buildings and land improvements based upon estimated useful lives of 40 and 5 to 20 years, respectively.

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Fox Point Plaza. On December 16, 2014, we indirectly acquired a fee simple interest in a 171,121 square foot retail center known as Fox Point Plaza, located in Neenah, Wisconsin. We purchased this property from Kite for approximately $17.3 million, plus closing costs. We estimate that closing costs will equal $45,000. We funded approximately $6.5 million of the purchase price with proceeds from our offering. At closing, we assumed a loan secured by a first mortgage on the property, with a remaining principal balance of approximately $10.8 million, representing the remainder of the purchase price. The terms of this loan are described below under “— Financing Transactions.”

Fox Point Plaza was constructed in 2008. As of December 16, 2014, Fox Point Plaza was 98.1% occupied and leased to 17 tenants. The weighted-average remaining lease term for the tenants occupying the property is approximately seven years. There are three tenants occupying greater than 10% of the total gross leasable area of the property. Pick ‘N Save, a supermarket chain, leases 60,940 square feet, or approximately 36% of the total gross leasable area of the property, and pays annual base rent of approximately $757,000, or approximately 45% of total annual base rent of the property based on leases in place as of December 16, 2014. Pick ‘N Save’s lease expires on December 31, 2028, and there are four five-year renewal options with escalating rents, which may be exercised at the option of Pick ‘N Save as set forth in the lease. Bethesda Lutheran Thrift Store, a non-profit thrift store, leases 19,900 square feet, or approximately 12% of the total gross leasable area of the property, and pays annual base rent of approximately $129,000, or approximately 8% of total annual base rent of the property based on leases in place as of December 16, 2014. Bethesda Lutheran Thrift Store’s lease expires on April 30, 2020, and there is one five-year renewal option with escalating rent, which may be exercised at the option of Bethesda Lutheran Thrift Store as set forth in the lease. Adventures in Advertising, a promotional product distributor, leases 21,287 square feet, or approximately 12% of the total gross leasable area of the property, and pays annual base rent of approximately $192,000, or approximately 11% of total annual base rent of the property based on leases in place as of December 16, 2014. Adventures in Advertising’s lease expires on May 31, 2016, and there are two three-year renewal options with escalating rents, which may be exercised at the option of Adventures in Advertising as set forth in the lease. The other tenants leasing at least 2,000 square feet are Get it Now, Peak Nutrition, Island Music, Jeri’s Hallmark, Cost Cutters, Karate America, Anytime Fitness, Rogan Shoes, El Azteca, Salon Aura, Papa Murphy’s and Ministry Home Care.

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The following table lists, on an aggregate basis, all of the scheduled lease expirations over each of the years ending December 31, 2014 through 2023 and the approximate rentable square feet represented by the applicable lease expirations at the property as of the date of acquisition.

Year Ending December 31	Number of Leases Expiring	Approx. Gross Leasable Area of Expiring Leases (Sq. Ft.)	Total Annual Base Rental Income of Expiring Leases ($)	% of Total Annual Base Rental Income Represented by Expiring Leases(1)
2014	-	-	-	-
2015	3	18,532	119,285	7.1%
2016	7	42,459	433,103	27.1%
2017	1	4,969	60,000	5.1%
2018	1	1,621	26,747	2.4%
2019	1	5,502	65,000	6.0%
2020	3	33,881	261,318	25.7%
2021	-	-	-	-
2022	-	-	-	-
2023	-	-	-	-

(1) This percentage assumes that expiring leases are not renewed in each subsequent year.

The table below sets forth certain historical information with respect to the occupancy rate at the property, expressed as a percentage of total gross leasable area, and the average effective annual base rent per square foot.

Year Ending December 31	Occupancy Rate as of December 31	Average Effective Annual Rental Per Square Foot
2013	98%	$ 9.95
2012	98%	$ 9.95
2011	98%	$ 9.95
2010	92%	$ 9.99
2009	91%	$10.02

We believe that the property is suitable for its purpose and adequately covered by insurance. We do not intend to make significant renovations or improvements in the foreseeable future. As of the date of acquisition, there were eight and 15 competitive shopping centers located within approximately three and five miles of the property, respectively. Within a five mile radius of the property the population is over 62,930 and the average household income within the same radius is over $62,400.

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Real estate taxes assessed for the fiscal year ended December 31, 2013, were approximately $270,000. The amount of real estate taxes assessed was equal to the property’s assessed value multiplied by a tax rate of 2.4%. We calculate depreciation expense for federal income tax purposes by using the straight-line method. For federal income tax purposes, we depreciate buildings and land improvements based upon estimated useful lives of 40 and 5 to 20 years, respectively.

Heritage Square. On December 16, 2014, we indirectly acquired a fee simple interest in a 22,385 square foot retail center known as Heritage Square, located in Conyers, Georgia. We purchased Heritage Square from Kite for approximately $9.0 million, plus closing costs. We estimate that closing costs will equal $25,000. We funded approximately $4.5 million of the purchase price with proceeds from our offering. At closing, we assumed a loan secured by a first mortgage on the property, with a remaining principal balance of approximately $4.5 million, representing the remainder of the purchase price. The terms of this loan are described below under “— Financing Transactions.”

Heritage Square was constructed in 2010. As of December 16, 2014, Heritage Square was 84.6% occupied and leased to seven tenants. The weighted-average remaining lease term for the tenants occupying the property is approximately 41 years. There is one tenant occupying greater than 10% of the total gross leasable area of the property. Walgreens, a national drug retailing chain, leases 10,479 square feet, or approximately 47% of the total gross leasable area of the property, and pays annual base rent of approximately $519,000, or approximately 78% of total annual base rent of the property based on leases in place as of December 16, 2014. Walgreens’ lease expires on May 31, 2086 and there are no renewal options. The other tenant leasing at least 2,000 square feet is Batteries Plus.

The following table lists, on an aggregate basis, all of the scheduled lease expirations over each of the years ending December 31, 2014 through 2023 and the approximate rentable square feet represented by the applicable lease expirations at the property as of the date of acquisition.

Year Ending December 31	Number of Leases Expiring	Approx. Gross Leasable Area of Expiring Leases (Sq. Ft.)	Total Annual Base Rental Income of Expiring Leases ($)	% of Total Annual Base Rental Income Represented by Expiring Leases(1)
2014	-	-	-	-
2015	-	-	-	-
2016	2	2,870	53,001	7.7%
2017	-	-	-	-
2018	1	1,425	23,137	3.6%
2019	2	2,161	44,910	7.2%
2020	2	2,950	56,958	9.9%
2021	-	-	-	-
2022	-	-	-	-
2023	-	-	-	-

(1) This percentage assumes that expiring leases are not renewed in each subsequent year.

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The table below sets forth certain historical information with respect to the occupancy rate at the property, expressed as a percentage of total gross leasable area, and the average effective annual base rent per square foot.

Year Ending December 31	Occupancy Rate as of December 31	Average Effective Annual Rental Per Square Foot
2013	80%	$36.11
2012	96%	$32.17
2011	94%	$33.44
2010	88%	$15.32
* The first year of occupancy was 2010. Total building square footage was 22,385 at December 31, 2013, 2012 and 2011 and 11,906 at December 31, 2010.

We believe that the property is suitable for its purpose and adequately covered by insurance. We do not intend to make significant renovations or improvements in the foreseeable future. As of the date of acquisition, there were 22 and 26 competitive shopping centers located within approximately three and five miles of the property, respectively. Within a five mile radius of the property the population is over 85,160 and the average household income within the same radius is over $65,100.

Real estate taxes assessed for the fiscal year ended December 31, 2013, were approximately $88,000. The amount of real estate taxes assessed was equal to the property’s assessed value multiplied by an average tax rate of 1.8%. We calculate depreciation expense for federal income tax purposes by using the straight-line method. For federal income tax purposes, we depreciate buildings and land improvements based upon estimated useful lives of 40 and 5 to 20 years, respectively.

Probable Investments in Real Estate Assets

Kite Portfolio. As described above under “—Recent Acquisitions — Kite Portfolio Properties,” on September 16, 2014, we entered into an agreement to acquire from Kite, an unaffiliated third party, fee simple interests in 16 retail centers, together known as the Kite Portfolio, one of which was acquired in November, 2014 and seven of which were acquired in December, 2014. Subject to the satisfaction of customary closing conditions, we intend to purchase the following properties in the Kite Portfolio on or before March 15, 2015 (on or before June 15, 2015 for Village at Bay Park) for an aggregate purchase price of approximately $187 million in cash, plus closing costs:

Property Name	Location	Total Square Feet	Approx. Purchase Price to be Paid at Closing
Eastside Junction	Athens, Alabama	79,700	$12,278,000
Prattville Town Center	Prattville, Alabama	168,842	$33,329,000
Fairgrounds Crossing	Hot Springs, Arkansas	155,127	$29,197,000
Regal Court	Shreveport, Louisiana	363,174	$50,364,000
Shops at Hawk Ridge	St. Louis, Missouri	75,951	$12,721,000
Whispering Ridge	Omaha, Nebraska	69,676	$15,803,000
Walgreens Plaza	Jacksonville, North Carolina	42,219	$13,663,000
Village at Bay Park	Green Bay, Wisconsin	180,754	$19,700,000

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The agreement also grants the Company the right to exclude from the transaction for any reason the Village at Bay Park property which, if excluded, would reduce the aggregate purchase price to approximately $167 million.

We estimate that closing costs will equal $450,000. The Company will incur approximately $9.5 million of prepayment penalties if the Company prepays the entire $73.7 million of associated property debt. The Company currently plans to fund the remainder of the purchase price with proceeds from its offering.

Kite Portfolio Properties – Probable Acquisitions

Eastside Junction. The property was constructed in 2008. As of September 30, 2014, Eastside Junction was 93.8% occupied and leased to 11 tenants. The weighted-average remaining lease term for the tenants occupying the property is approximately 9 years. There are two tenants occupying greater than 10% of the total gross leasable area of the property. Publix, a grocery store, leases 45,600 square feet, or approximately 57% of the total gross leasable area of the property, and pays annual base rent of approximately $431,000, or approximately 52% of total annual base rent of the property based on leases in place as of September 15, 2014. Publix’s lease expires on December 31, 2028, and there are eight 5-year renewal options with escalating rents, which may be exercised at the option of Publix as set forth in the lease. Pet Depot, a pet supply store, leases 8,400 square feet, or approximately 11% of the total gross leasable area of the property, and pays annual base rent of approximately $97,000, or approximately 12% of total annual base rent of the property based on leases in place as of September 15, 2014. Pet Depot’s lease expires on November 30, 2018, and there is one 5-year renewal options with escalating rent, which may be exercised at the option of Pet Depot as set forth in the lease. The other tenants leasing at least 2,000 square feet are Las Trojas Mexican Restaurant, New China Buffet, Results Physiotherapy and Ombudsman Educational Services.

The following table lists, on an aggregate basis, all of the scheduled lease expirations over each of the years ending December 31, 2014 through 2023 and the approximate rentable square feet represented by the applicable lease expirations at the property as of September 30, 2014.

Year Ending December 31	Number of Leases Expiring	Approx. Gross Leasable Area of Expiring Leases (Sq. Ft.)	Total Annual Base Rental Income of Expiring Leases ($)	% of Total Annual Base Rental Income Represented by Expiring Leases(1)
2014	3	8,425	161,935	17.7%
2015	1	1,620	29,160	3.9%
2016	-	-	-	-
2017	1	3,850	69,450	9.4%
2018	2	10,900	147,668	22.2%
2019	3	4,385	87,815	16.9%
2020	-	-	-	-
2021	-	-	-	-
2022	-	-	-	-
2023	-	-	-	-

(1) This percentage assumes that expiring leases are not renewed in each subsequent year.

The table below sets forth certain historical information with respect to the occupancy rate at the property, expressed as a percentage of total gross leasable area, and the average effective annual base rent per square foot.

Year Ending December 31	Occupancy Rate as of December 31	Average Effective Annual Rental Per Square Foot
2013	96%	$12.18
2012	93%	$11.79
2011	93%	$11.79
2010	93%	$11.79
2009	89%	$11.74

We believe that the property is suitable for its purpose and adequately covered by insurance. We do not intend to make significant renovations or improvements in the foreseeable future. As of September 30, 2014, there were four competitive shopping centers located within approximately three and five miles of the property. As of September 30, 2014, within a five mile radius of the property the population was over 32,308 and the average household income within the same radius was over $64,312.

Real estate taxes assessed for the fiscal year ended December 31, 2013, were approximately $56,500. The amount of real estate taxes assessed was equal to the property’s assessed value multiplied by a tax rate of 4.0%. We will calculate depreciation expense for federal income tax purposes by using the straight-line method. For federal income tax purposes, we depreciate buildings and land improvements based upon estimated useful lives of 40 and 5 to 20 years, respectively.

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Prattville Town Center. The property was constructed in 2007. As of September 30, 2014, Prattville Town Center was 98.2% occupied and leased to 20 tenants. The weighted-average remaining lease term for the tenants occupying the property is approximately four years. The property is shadow anchored by a Target and a Home Depot that we will not acquire and will not own. There are four tenants occupying greater than 10% of the total gross leasable area of the property. Ross Dress for Less, a national off-priced department store chain, leases 30,060 square feet, or approximately 18% of the total gross leasable area of the property, and pays annual base rent of approximately $299,000, or approximately 13% of total annual base rent of the property based on leases in place as of September 30, 2014. Ross Dress for Less’ lease expires on January 31, 2018, and there are four five-year renewal options with escalating rents, which may be exercised at the option of Ross Dress for Less as set forth in the lease. TJ Maxx, a national department store chain, leases 26,000 square feet, or approximately 15% of the total gross leasable area of the property, and pays annual base rent of approximately $239,000, or approximately 11% of total annual base rent of the property based on leases in place as of September 30, 2014. TJ Maxx’s lease expires on July 31, 2017, and there are three five-year renewal options with escalating rents, which may be exercised at the option of TJ Maxx as set forth in the lease. Office Depot, a national office supply company, leases 20,222 square feet, or approximately 12% of the total gross leasable area of the property, and pays annual base rent of approximately $212,000, or approximately 9% of total annual base rent of the property based on leases in place as of September 30, 2014. Office Depot’s lease expires on December 31, 2022, and there are three five-year renewal options with escalating rents, which may be exercised at the option of Office Depot as set forth in the lease. Petsmart, a national pet supply store, leases 20,260 square feet, or approximately 12% of the total gross leasable area of the property, and pays annual base rent of approximately $268,000, or approximately 12% of total annual base rent of the property based on leases in place as of September 30, 2014. Petsmart’s lease expires on January 31, 2018, and there are four five-year renewal options with escalating rents, which may be exercised at the option of Petsmart as set forth in the lease. The other tenants leasing at least 2,000 square feet are Rack Room Shoes, Lane Bryant, Hibbett Sporting Goods, Books-A-Million, Habaneros Mexican Restaurant, Beef O’Brady’s, Five Guys Burgers & Fries, Moe’s Southwest Grill, Verizon Wireless, McAlister’s Deli and Cici’s Pizza.

The following table lists, on an aggregate basis, all of the scheduled lease expirations over each of the years ending December 31, 2014 through 2023 and the approximate rentable square feet represented by the applicable lease expirations at the property as of September 30, 2014.

Year Ending December 31	Number of Leases Expiring	Approx. Gross Leasable Area of Expiring Leases (Sq. Ft.)	Total Annual Base Rental Income of Expiring Leases ($)	% of Total Annual Base Rental Income Represented by Expiring Leases(1)
2014	2	10,600	208,900	8.7%
2015	-	-	-	-
2016	2	7,000	176,702	8.1%
2017	7	49,810	724,570	35.9%
2018	4	52,710	628,482	48.6%
2019	3	23,100	392,625	58.4%
2020	-	-	-	-
2021	-	-	-	-
2022	1	20,222	212,331	75.9%
2023	-	-	-

(1) This percentage assumes that expiring leases are not renewed in each subsequent year.

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The table below sets forth certain historical information with respect to the occupancy rate at the property, expressed as a percentage of total gross leasable area, and the average effective annual base rent per square foot.

Year Ending December 31	Occupancy Rate as of December 31	Average Effective Annual Rental Per Square Foot
2013	98%	$14.21
2012	99%	$14.24
2011	88%	$14.71
2010	88%	$12.92
2009	88%	$12.91

We believe that the property is suitable for its purpose and adequately covered by insurance. We do not intend to make significant renovations or improvements in the foreseeable future. As of September 30, 2014, there were 11 and 21 competitive shopping centers located within approximately three and five miles of the property, respectively. As of September 30, 2014, within a five mile radius of the property the population was over 32,308 and the average household income within the same radius was over $64,312.

Real estate taxes assessed for the fiscal year ended December 31, 2013, were approximately $163,000. The amount of real estate taxes assessed was equal to the property’s assessed value multiplied by a tax rate of 3.2%. We will calculate depreciation expense for federal income tax purposes by using the straight-line method. For federal income tax purposes, we depreciate buildings and land improvements based upon estimated useful lives of 40 and 5 to 20 years, respectively.

Fairgrounds Crossing. The property was constructed in 2011. As of September 30, 2014, Fairgrounds Crossing was 98.7% occupied and leased to 14 tenants. The weighted-average remaining lease term for the tenants occupying the property is approximately five years. The property is shadow anchored by a Sam’s Club that we will not acquire and will not own. There are four tenants occupying greater than 10% of the total gross leasable area of the property. Best Buy, a multinational consumer electronics retailer, leases 29,825 square feet, or approximately 19% of the total gross leasable area of the property, and pays annual base rent of approximately $375,000, or approximately 19% of total annual base rent of the property based on leases in place as of September 30, 2014. Best Buy’s lease expires on January 31, 2020, and there are five five-year renewal options with escalating rents, which may be exercised at the option of Best Buy as set forth in the lease. Bed Bath & Beyond, a national merchandise retail store, leases 23,400 square feet, or approximately 15% of the total gross leasable area of the property, and pays annual base rent of approximately $211,000, or approximately 11% of total annual base rent of the property based on leases in place as of September 30, 2014. Bed Bath & Beyond’s lease expires on January 31, 2020, and there are four 5-year renewal options with escalating rents, which may be exercised at the option of Bed Bath & Beyond as set forth in the lease. Michaels, a national arts and crafts retail chain, leases 21,164 square feet, or approximately 14% of the total gross leasable area of the property, and pays annual base rent of approximately $233,000, or approximately 12% of total annual base rent of the property based on leases in place as of September 30, 2014. Michaels’ lease expires on February 29, 2020, and there are four five-year renewal options with escalating rents, which may be exercised at the option of Michaels as set forth in the lease. Dick’s Sporting Goods, a national sporting goods store, leases 39,978 square feet, or approximately 26% of the total gross leasable area of the property, and pays annual base rent of approximately $424,000, or approximately 21% of total annual base rent of the property based on leases in place as of September 30, 2014. Dick’s Sporting Goods’ lease

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expires on January 31, 2020, and there are four five-year renewal options with escalating rents, which may be exercised at the option of Dick’s Sporting Goods as set forth in the lease. The other tenants leasing at least 2,000 square feet are Lifeway Christian Stores, Mattress Overstock, Petsmart, AT&T Mobility, Orange Leaf Frozen Yogurt, Newk’s Express Café and Purple Cow.

The following table lists, on an aggregate basis, all of the scheduled lease expirations over each of the years ending December 31, 2014 through 2023 and the approximate rentable square feet represented by the applicable lease expirations at the property as of September 30, 2014.

Year Ending December 31	Number of Leases Expiring	Approx. Gross Leasable Area of Expiring Leases (Sq. Ft.)	Total Annual Base Rental Income of Expiring Leases ($)	% of Total Annual Base Rental Income Represented by Expiring Leases(1)
2014	-	-	-	-
2015	-	-	-	-
2016	5	11,106	241,173	11.8%
2017	1	2,388	59,700	3.3%
2018	-	-	-	-
2019	-	-	-	-
2020	6	129,813	1,556,743	89.1%
2021	1	5,580	80,910	42.4%
2022	1	4,200	109,746	100.0%
2023	-	-	-	-
(1) This percentage assumes that expiring leases are not renewed in each subsequent year.

The table below sets forth certain historical information with respect to the occupancy rate at the property, expressed as a percentage of total gross leasable area, and the average effective annual base rent per square foot.

Year Ending December 31	Occupancy Rate as of December 31	Average Effective Annual Rental Per Square Foot
2013	99%	$13.01
2012	99%	$13.01
2011	97%	$12.65
*The first year of occupancy was 2011.

We believe that the property is suitable for its purpose and adequately covered by insurance. We do not intend to make significant renovations or improvements in the foreseeable future. As of September 30, 2014, there were 17 and 22 competitive shopping centers located within approximately three and five miles of the property, respectively. As of September 30, 2014, within a five mile radius of the property the population was over 54,670 and the average household income within the same radius was over $42,471.

Real estate taxes assessed for the fiscal year ended December 31, 2013, were approximately $137,000. The amount of real estate taxes assessed was equal to the property’s assessed value multiplied by a tax rate of 4.1%. We will calculate depreciation expense for federal income tax purposes by using the straight-line method. For federal income tax purposes, we depreciate buildings and land improvements based upon estimated useful lives of 40 and 5 to 20 years, respectively.

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Regal Court. The property was constructed in 2008. As of September 30, 2014, Regal Court was 90.8% occupied and leased to 22 tenants. The weighted-average remaining lease term for the tenants occupying the property is approximately seven years. There are three tenants occupying greater than 10% of the total gross leasable area of the property. JC Penney, a national department store, ground leases 102,851 square feet, or approximately 28% of the total gross leasable area of the property, and pays annual base rent of approximately $400,000, or approximately 12% of total annual base rent of the property based on leases in place as of September 30, 2014. JC Penney’s lease expires on January 31, 2028, and there are five 10-year renewal options with escalating rents, which may be exercised at the option of JC Penney as set forth in the lease. Kohl’s, a national department store retail chain, ground leases 88,904 square feet, or approximately 24% of the total gross leasable area of the property, and pays annual base rent of approximately $375,000, or approximately 11% of total annual base rent of the property based on leases in place as of September 30, 2014. Kohl’s lease expires on January 31, 2028, and there are six five-year renewal options with escalating rents, which may be exercised at the option of Kohl’s as set forth in the lease. Dick’s Sporting Goods, a national sporting goods store, leases 45,142 square feet, or approximately 12% of the total gross leasable area of the property, and pays annual base rent of approximately $596,250, or approximately 17% of total annual base rent of the property based on leases in place as of September 30, 2014. Dick’s Sporting Goods’ lease expires on January 31, 2019, and there are four five-year renewal options with escalating rents, which may be exercised at the option of Dick’s Sporting Goods as set forth in the lease. The other tenants leasing at least 2,000 square feet are DSW Shoe Warehouse, Ulta Salon, Kirkland’s Home, Massage Envy, Bath & Body Works, Rue21, Alfred Angelo Bridal, Logan’s Roadhouse (ground lease), TGI Fridays’ (ground lease), Five Star Nail Salon & Spa, Sake Sushi, Smashburger, Vitamin Shoppe, Newk’s Express Café, Buffalo Wild Wings (ground lease) and AT&T Mobility.

The following table lists, on an aggregate basis, all of the scheduled lease expirations over each of the years ending December 31, 2014 through 2023 and the approximate rentable square feet represented by the applicable lease expirations at the property as of September 30, 2014.

Year Ending December 31	Number of Leases Expiring	Approx. Gross Leasable Area of Expiring Leases (Sq. Ft.)	Total Annual Base Rental Income of Expiring Leases ($)	% of Total Annual Base Rental Income Represented by Expiring Leases(1)
2014	1	1,820	47,320	1.4%
2015	1	2,240	56,000	1.6%
2016	3	8,970	259,250	7.7%
2017	2	20,600	367,000	11.8%
2018	4	17,987	454,737	16.4%
2019	5	64,642	1,068,205	46.0%
2020	-	-	-	-
2021	-	-	-	-
2022	1	7,200	151,250	12.0%
2023	2	8,050	249,810	22.5%

(1) This percentage assumes that expiring leases are not renewed in each subsequent year.

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The table below sets forth certain historical information with respect to the occupancy rate at the property, expressed as a percentage of total gross leasable area, and the average effective annual base rent per square foot.

Year Ending December 31	Occupancy Rate as of December 31	Average Effective Annual Rental Per Square Foot
2013	91%	$10.41
2012	96%	$10.28
2011	99%	$10.58
2010	98%	$10.45
2009	98%	$10.44

We believe that the property is suitable for its purpose and adequately covered by insurance. We do not intend to make significant renovations or improvements in the foreseeable future. As of September 30, 2014, there were 16 and 28 competitive shopping centers located within approximately three and five miles of the property, respectively. As of September 30, 2014, within a five mile radius of the property the population was over 137,910 and the average household income within the same radius was over $59,989.

Real estate taxes assessed for the fiscal year ended December 31, 2013, were approximately $606,000. The amount of real estate taxes assessed was equal to the property’s assessed value multiplied by an average tax rate of 12.6%. We will calculate depreciation expense for federal income tax purposes by using the straight-line method. For federal income tax purposes, we depreciate buildings and land improvements based upon estimated useful lives of 40 and 5 to 20 years, respectively.

The Shops at Hawk Ridge. The property was constructed in 2008. As of September 30, 2014, The Shops at Hawk Ridge was 98.2% occupied and leased to five tenants. The weighted-average remaining lease term for the tenants occupying the property is approximately five years. The property is shadow anchored by a Super Wal-Mart and a Lowe’s Home Center that we will not acquire and will not own. There are two tenants occupying greater than 10% of the total gross leasable area of the property. The Sports Authority, a national sporting goods retailer, leases 42,081 square feet, or approximately 55% of the total gross leasable area of the property, and pays annual base rent of approximately $543,000, or approximately 60% of total annual base rent of the property based on leases in place as of September 30, 2014. The Sports Authority’s lease expires on January 31, 2019, and there are four five-year renewal options with escalating rents, which may be exercised at the option of The Sports Authority as set forth in the lease. TJ Maxx, a national department store chain, leases 24,000 square feet, or approximately 32% of the total gross leasable area of the property, and pays annual base rent of approximately $234,000, or approximately 26% of total annual base rent of the property based on leases in place as of September 30, 2014. TJ Maxx’s lease expires on September 30, 2021, and there are four five-year renewal options with escalating rents, which may be exercised at the option of TJ Maxx as set forth in the lease. The other tenants leasing at least 2,000 square feet are Borello Orthodontics and Image Makers Salon, LTD.

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The following table lists, on an aggregate basis, all of the scheduled lease expirations over each of the years ending December 31, 2014 through 2023 and the approximate rentable square feet represented by the applicable lease expirations at the property as of September 30, 2014.

Year Ending December 31	Number of Leases Expiring	Approx. Gross Leasable Area of Expiring Leases (Sq. Ft.)	Total Annual Base Rental Income of Expiring Leases ($)	% of Total Annual Base Rental Income Represented by Expiring Leases(1)
2014	-	-	-	-
2015	1	4,520	63,000	7.0%
2016	1	1,600	28,857	3.4%
2017	-	-	-	-
2018	1	2,350	36,425	4.4%
2019	1	42,081	542,845	68.8%
2020	-	-	-	-
2021	1	24,000	246,000	100.0%
2022	-	-	-	-
2023	-	-	-	-

(1) This percentage assumes that expiring leases are not renewed in each subsequent year.

The table below sets forth certain historical information with respect to the occupancy rate at the property, expressed as a percentage of total gross leasable area, and the average effective annual base rent per square foot.

Year Ending December 31	Occupancy Rate as of December 31	Average Effective Annual Rental Per Square Foot
2013	98%	$12.07
2012	98%	$12.03
2011	100%	$12.07
2010	63%	$13.07
2009	58%	$13.15

We believe that the property is suitable for its purpose and adequately covered by insurance. We do not intend to make significant renovations or improvements in the foreseeable future. As of September 30, 2014, there were 14 and 29 competitive shopping centers located within approximately three and five miles of the property, respectively. As of September 30, 2014, within a five mile radius of the property the population was over 97,533 and the average household income within the same radius was over $85,423.

Real estate taxes assessed for the fiscal year ended December 31, 2013, were approximately $181,000. The amount of real estate taxes assessed was equal to the property’s assessed value multiplied by a tax rate of 7.0%. We will calculate depreciation expense for federal income tax purposes by using the straight-line method. For federal income tax purposes, we depreciate buildings and land improvements based upon estimated useful lives of 40 and 5 to 20 years, respectively.

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Whispering Ridge. The property was constructed in 2008. As of September 30, 2014, Whispering Ridge was 100% occupied and leased to two tenants. The weighted-average remaining lease term for the tenants occupying the property is approximately five years. The property is shadow anchored by a Super Target that we will not acquire and will not own. There are two tenants occupying greater than 10% of the total gross leasable area of the property. The Sports Authority, a national sporting goods retailer, leases 41,960 square feet, or approximately 60% of the total gross leasable area of the property, and pays annual base rent of approximately $546,000, or approximately 55% of total annual base rent of the property based on leases in place as of September 30, 2014. The Sports Authority’s lease expires on January 31, 2019, and there are four five-year renewal options with escalating rents, which may be exercised at the option of The Sports Authority as set forth in the lease. Petsmart, a national pet supply store, leases 27,716 square feet, or approximately 40% of the total gross leasable area of the property, and pays annual base rent of approximately $447,000, or approximately 45% of total annual base rent of the property based on leases in place as of September 30, 2014. Petsmart’s lease expires on May 31, 2019, and there are five five-year renewal options with escalating rents, which may be exercised at the option of Petsmart as set forth in the lease.

The following table lists, on an aggregate basis, all of the scheduled lease expirations over each of the years ending December 31, 2014 through 2023 and the approximate rentable square feet represented by the applicable lease expirations at the property as of September 30, 2014.

Year Ending December 31	Number of Leases Expiring	Approx. Gross Leasable Area of Expiring Leases (Sq. Ft.)	Total Annual Base Rental Income of Expiring Leases ($)	% of Total Annual Base Rental Income Represented by Expiring Leases(1)
2014	-	-	-	-
2015	-	-	-	-
2016	-	-	-	-
2017	-	-	-	-
2018	-	-	-	-
2019	2	69,676	992,226	100%
2020	-	-	-	-
2021	-	-	-	-
2022	-	-	-	-
2023	-	-	-	-

(1) This percentage assumes that expiring leases are not renewed in each subsequent year.

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The table below sets forth certain historical information with respect to the occupancy rate at the property, expressed as a percentage of total gross leasable area, and the average effective annual base rent per square foot.

Year Ending December 31	Occupancy Rate as of December 31	Average Effective Annual Rental Per Square Foot
2013	100%	$13.84
2012	100%	$13.84
2011	100%	$13.84
2010	100%	$13.84
2009	100%	$13.84

We believe that the property is suitable for its purpose and adequately covered by insurance. We do not intend to make significant renovations or improvements in the foreseeable future. As of September 30, 2014, there were 19 and 47 competitive shopping centers located within approximately three and five miles of the property, respectively. As of September 30, 2014, within a five mile radius of the property the population was over 135,123 and the average household income within the same radius was over $98,811.

Real estate taxes assessed for the fiscal year ended December 31, 2013, were approximately $216,000. The amount of real estate taxes assessed was equal to the property’s assessed value multiplied by a tax rate of 2.3%. We will calculate depreciation expense for federal income tax purposes by using the straight-line method. For federal income tax purposes, we depreciate buildings and land improvements based upon estimated useful lives of 40 and 5 to 20 years, respectively.

Walgreens Plaza. The property was constructed in 2010. As of September 30, 2014, Walgreens Plaza was 87.9% occupied and leased to eight tenants. The weighted-average remaining lease term for the tenants occupying the property is approximately 48 years. There are two tenants occupying greater than 10% of the total gross leasable area of the property. Walgreens, a national drug retailing chain, leases 14,820 square feet, or approximately 35% of the total gross leasable area of the property, and pays annual base rent of approximately $540,000, or approximately 67% of total annual base rent of the property based on leases in place as of September 30, 2014. Walgreens’ lease expires on May 31, 2086, and there are no renewal options. L-3 Communications, a telecommunication and defense supplier, leases 12,959 square feet, or approximately 31% of the total gross leasable area of the property, and pays annual base rent of approximately $195,000, or approximately 24% of total annual base rent of the property based on leases in place as of September 30, 2014. L-3 Communications’ lease expires on February 28, 2015, and there is one five-year renewal option with escalating rent, which may be exercised at the option of L-3 Communications as set forth in the lease.

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The following table lists, on an aggregate basis, all of the scheduled lease expirations over each of the years ending December 31, 2014 through 2023 and the approximate rentable square feet represented by the applicable lease expirations at the property as of September 30, 2014.

Year Ending December 31	Number of Leases Expiring	Approx. Gross Leasable Area of Expiring Leases (Sq. Ft.)	Total Annual Base Rental Income of Expiring Leases ($)	% of Total Annual Base Rental Income Represented by Expiring Leases(1)
2014	3	5,625	44,456	5.4%
2015	1	12,959	194,385	24.9%
2016	-	-	-	-
2017	1	1,875	19,200	3.3%
2018	1	1,843	18,429	3.3%
2019	1	-	7,704	1.4%
2020	-	-	-	-
2021	-	-	-	-
2022	-	-	-	-
2023	-	-	-	-

(1) This percentage assumes that expiring leases are not renewed in each subsequent year.

The table below sets forth certain historical information with respect to the occupancy rate at the property, expressed as a percentage of total gross leasable area, and the average effective annual base rent per square foot.

Year Ending December 31	Occupancy Rate as of December 31	Average Effective Annual Rental Per Square Foot
2013	88%	$22.19
2012	84%	$22.82
2011	84%	$22.80
2010	40%	$14.79
* The first year of occupancy was 2010.

We believe that the property is suitable for its purpose and adequately covered by insurance. We do not intend to make significant renovations or improvements in the foreseeable future. As of September 30, 2014, there were two and 11 competitive shopping centers located within approximately three and five miles of the property, respectively. As of September 30, 2014, within a five mile radius of the property the population was over 57,883 and the average household income within the same radius was over $56,333.

Real estate taxes assessed for the fiscal year ended December 31, 2013, were approximately $18,000. The amount of real estate taxes assessed was equal to the property’s assessed value multiplied by a tax rate of 0.6%. We will calculate depreciation expense for federal income tax purposes by using the straight-line method. For federal income tax purposes, we depreciate buildings and land improvements based upon estimated useful lives of 40 and 5 to 20 years, respectively.

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Village at Bay Park. The property was constructed in 2005. As of September 30, 2014, Village at Bay Park was 94.6% occupied and leased to 15 tenants. The weighted-average remaining lease term for the tenants occupying the property is approximately four years. There are two tenants occupying greater than 10% of the total gross leasable area of the property. JC Penney, a national department store, ground leases 98,500 square feet, or approximately 54% of the total gross leasable area of the property, and pays annual base rent of approximately $346,000, or approximately 25% of total annual base rent of the property based on leases in place as of September 30, 2014. JC Penney’s lease expires on October 31, 2025, and there are six five-year renewal options with escalating rents, which may be exercised at the option of JC Penney as set forth in the lease. DSW, a national shoe store, leases 23,878 square feet, or approximately 13% of the total gross leasable area of the property, and pays annual base rent of approximately $215,000, or approximately 15% of total annual base rent of the property based on leases in place as of September 30, 2014. DSW’s lease expires on January 31, 2016, and there are four five-year renewal options with escalating rents, which may be exercised at the option of DSW as set forth in the lease. The other tenants leasing at least 2,000 square feet are Seroogy’s Chocolates, Verizon Wireless, Kirklands Home, Rue21, Chrysalis Salon & Spa, Lane Bryant, Chico’s, Lasik Plus and Recycled Denim With a Twist.

The following table lists, on an aggregate basis, all of the scheduled lease expirations over each of the years ending December 31, 2014 through 2023 and the approximate rentable square feet represented by the applicable lease expirations at the property as of September 30, 2014.

Year Ending December 31	Number of Leases Expiring	Approx. Gross Leasable Area of Expiring Leases (Sq. Ft.)	Total Annual Base Rental Income of Expiring Leases ($)	% of Total Annual Base Rental Income Represented by Expiring Leases(1)
2014	-	-	-	-
2015	2	7,780	143,442	9.9%
2016	5	37,878	431,277	33.0%
2017	4	15,596	279,609	31.9%
2018	2	9,000	193,500	32.4%
2019	1	2,200	22,838	5.7%
2020	-	-	-	-
2021	-	-	-	-
2022	-	-	-	-
2023	-	-	-	-

(1) This percentage assumes that expiring leases are not renewed in each subsequent year.

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The table below sets forth certain historical information with respect to the occupancy rate at the property, expressed as a percentage of total gross leasable area, and the average effective annual base rent per square foot.

Year Ending December 31	Occupancy Rate as of December 31	Average Effective Annual Rental Per Square Foot
2013	95%	$8.19
2012	97%	$8.22
2011	98%	$8.52
2010	92%	$8.04
2009	90%	$8.06

We believe that the property is suitable for its purpose and adequately covered by insurance. We do not intend to make significant renovations or improvements in the foreseeable future. As of September 30, 2014, there were 21 and 37 competitive shopping centers located within approximately three and five miles of the property, respectively. As of September 30, 2014, within a five mile radius of the property the population was over 157,300 and the average household income within the same radius was over $58,560.

Real estate taxes assessed for the fiscal year ended December 31, 2013, were approximately $337,000. The amount of real estate taxes assessed was equal to the property’s assessed value multiplied by a tax rate of 1.9%. We will calculate depreciation expense for federal income tax purposes by using the straight-line method. For federal income tax purposes, we depreciate buildings and land improvements based upon estimated useful lives of 40 and 5 to 20 years, respectively.

Financing Transactions

Mansfield Pointe Shopping Center. On May 7, 2014, our wholly owned subsidiary and the owner of Mansfield Pointe Shopping Center, IREIT Mansfield Pointe, L.L.C. (the “Mansfield Subsidiary”), entered into a loan with JPMorgan Chase Bank, N.A. for $14.2 million.  The loan is secured by first mortgage on the Mansfield Pointe Shopping Center.

The loan bears interest at a variable rate that will not exceed the British Bankers Association LIBOR rate, calculated daily, plus the applicable margin of 1.80% per annum. The effective annual interest rate as of September 30, 2014, was 1.96% per annum. As part of the financing transaction, the Mansfield Subsidiary entered into an interest rate forward swap contract to fix the floating LIBOR interest rate in order to manage the risk exposed to interest rate fluctuations. As a result, the effective annual interest rate in years two through five of the loan is 3.90% per annum. The loan matures on May 7, 2019. The loan requires the Mansfield Subsidiary to make monthly payments of interest only until the maturity date, on which date the outstanding principal balance of the loan plus all accrued and unpaid interest will be due. Subject to satisfying certain conditions, as set forth in the loan documents, the Mansfield Subsidiary may prepay all or a portion of the loan, subject to, in certain circumstances, an administrative fee and the payment of loss, cost and expenses, and obtain the release of the property and the related obligations under the loan documents. Provided no principal payments are made during the term of the loan and that the entire principal amount is borrowed, approximately $14.2 million will be due and payable at the maturity date.

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The loan documents contain customary affirmative, negative and financial covenants, agreements, representations, warranties and borrowing conditions, all as set forth in the loan documents, including limitations on the incurrence of unpermitted liens on the properties. The loan documents also contain various customary events of default, including the non-payment of principal or interest, any default in compliance with the covenants contained in the documents evidencing the loan and bankruptcy or other insolvency events. If an event of default occurs under the loan, the lender may declare the debt to be immediately due and payable, and in certain limited cases the loan balance may become immediately due and payable without any action by the lender. In the event of a default, the Mansfield Subsidiary will be required to pay a default interest rate equal to the lessor of 5% per annum above the current rate or the maximum interest rate permitted by applicable law.

The loan is non-recourse to us and the Mansfield Subsidiary, with certain exceptions for borrower bankruptcy. We have guaranteed the obligations or liabilities of the Mansfield Subsidiary to lender for any losses, costs or damages arising out of or in connection with any fraud or intentional material misrepresentation of the Mansfield Subsidiary, gross negligence or willful misconduct, material waste of the properties and the breach of any representation or warranty concerning environmental laws, among other things.

Park Avenue Shopping Center. On May 8, 2014, our wholly owned subsidiary and the owner of Park Avenue Shopping Center, IREIT Little Rock Park Avenue, L.L.C. (the “Park Avenue Subsidiary”), entered into a loan with PNC Bank, National Association for $14,061,658.  The loan is secured by first mortgage on the Park Avenue Shopping Center. On May 7, 2014, $11,683,793 was funded under the loan. The unfunded portion of the loan will be funded with the earnout closings, subject to parameters set forth in the agreements governing the loan and the acquisition of Park Avenue Shopping Center.

The loan bears interest at a variable rate that will not exceed the sum of the British Bankers Association LIBOR rate, calculated monthly, plus 1.75% per annum. The effective annual interest rate as of September 30, 2014 was 1.91% per annum. The loan matures on May 8, 2019. The loan requires the Park Avenue Subsidiary to make monthly payments of interest only until the maturity date, on which date the outstanding principal balance of the loan plus all accrued and unpaid interest will be due. Subject to satisfying certain conditions, as set forth in the loan documents, the Park Avenue Subsidiary may prepay all or a portion of the loan, subject to, in certain circumstances, the payment of loss, cost and expenses, and obtain the release of the property and the related obligations under the loan documents. Provided no principal payments are made during the term of the loan and that the entire principal amount is borrowed, approximately $14.1 million will be due and payable at the maturity date.

The loan documents contain customary affirmative, negative and financial covenants, agreements, representations, warranties and borrowing conditions, all as set forth in the loan documents, including limitations on the incurrence of unpermitted liens on the properties. The loan documents also contain various customary events of default, including the non-payment of principal or interest, any default in compliance with the covenants contained in the documents evidencing the loan and bankruptcy or other insolvency events. If an event of default occurs under the loan, the lender may declare the debt to be immediately due and payable, and in certain limited cases the loan balance may become immediately due and payable without any action by the lender. In the event of a default, the Park Avenue Subsidiary will be required to pay a default interest rate equal to the lessor of 5% per annum above the current rate or the maximum interest rate permitted by applicable law.

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The loan is non-recourse to us and the Park Avenue Subsidiary, with certain exceptions for borrower bankruptcy. We have guaranteed the obligations or liabilities of the Park Avenue Subsidiary to lender for any losses, costs or damages arising out of or in connection with any fraud or intentional material misrepresentation of the Park Avenue Subsidiary, gross negligence or willful misconduct, material waste of the properties and the breach of any representation or warranty concerning environmental laws, among other things.

Lakeside Crossing Shopping Center. On May 22, 2014, the Lakeside Subsidiary entered into a loan with Capital One, National Association for approximately $9.91 million.  The loan is secured by first mortgage on the Lakeside Crossing Shopping Center. On May 23, 2014, at the initial closing, approximately $8.48 million was funded under the loan. The unfunded portion of the loan will be funded with the earnout closings as disclosed above, and subject to parameters set forth in the agreements governing the loan and the acquisition of Lakeside Crossing Shopping Center.

The loan bears interest at a floating rate that will not exceed the one month British Bankers Association LIBOR rate plus 1.95% per annum. The effective annual interest rate as of September 30, 2014, was 2.11% per annum. As part of the financing transaction, the Lakeside Subsidiary entered into an interest rate forward swap contract to fix the floating LIBOR interest rate in order to manage the risk exposed to interest rate fluctuations. As a result, the effective annual interest rate in years two through five of the loan is 3.95% per annum. The loan matures on May 22, 2019. The loan requires the Lakeside Subsidiary to make monthly payments of interest only until the maturity date, on which date the outstanding principal balance of the loan plus all accrued and unpaid interest will be due. Subject to satisfying certain conditions, as set forth in the loan documents, the Lakeside Subsidiary may prepay all or a portion of the loan, and if all of the loan is paid, obtain the release of the property and the related obligations under the loan documents. Provided no principal payments are made during the term of the loan and that the entire principal amount is borrowed, approximately $9.91 million will be due and payable at the maturity date.

The loan documents contain customary affirmative, negative and financial covenants, agreements, representations, warranties and borrowing conditions, all as set forth in the loan documents, including limitations on the incurrence of unpermitted liens on the properties. The loan documents also contain various customary events of default, including the non-payment of principal or interest, any default in compliance with the covenants contained in the documents evidencing the loan and bankruptcy or other insolvency events. If an event of default occurs under the loan, the lender may declare the debt to be immediately due and payable, and in certain limited cases the loan balance may become immediately due and payable without any action by the lender. In the event of a default, the Lakeside Subsidiary will be required to pay a default interest rate equal to the lessor of 5% per annum above the current rate or the maximum interest rate permitted by applicable law.

The loan is non-recourse to us and the Lakeside Subsidiary, with certain exceptions for borrower bankruptcy. We have guaranteed the obligations or liabilities of the Lakeside Subsidiary to lender for any losses, costs or damages arising out of or in connection with any fraud or intentional material misrepresentation of the Lakeside Subsidiary, gross negligence or willful misconduct, material waste of the properties and the breach of any representation or warranty concerning environmental laws, among other things.

Dogwood Festival Shopping Center. On June 27, 2014, the Dogwood Subsidiary entered into a loan with Wells Fargo Bank, N.A. for approximately $24.35 million.  The loan is secured by a first mortgage on the Dogwood Festival Shopping Center.

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The loan bears interest at a floating rate that will not exceed the one month British Bankers Association LIBOR rate plus 1.75% per annum. The effective annual interest rate as of September 30, 2014 was 1.91% per annum. As part of the financing transaction, the Dogwood Subsidiary entered into an interest rate swap contract to fix the floating LIBOR interest rate in order to manage the risk exposed to interest rate fluctuations. As a result, the effective annual interest rate of the loan is 3.60% per annum through maturity on July 1, 2019. The loan requires the Dogwood Subsidiary to make monthly payments of interest only until the maturity date, on which date the outstanding principal balance of the loan plus all accrued and unpaid interest will be due. Subject to satisfying certain conditions, as set forth in the loan documents, the Dogwood Subsidiary may prepay all or a portion of the loan, and if all of the loan is paid, obtain the release of the property and the related obligations under the loan documents. Provided no principal payments are made during the term of the loan approximately $24.35 million will be due and payable at the maturity date.

The loan documents contain customary affirmative, negative and financial covenants, agreements, representations, warranties and borrowing conditions, all as set forth in the loan documents, including limitations on the incurrence of unpermitted liens on the properties. The loan documents also contain various customary events of default, including the non-payment of principal or interest, any default in compliance with the covenants contained in the documents evidencing the loan and bankruptcy or other insolvency events. If an event of default occurs under the loan, the lender may declare the debt to be immediately due and payable, and in certain limited cases the loan balance may become immediately due and payable without any action by the lender. In the event of a default, the Dogwood Subsidiary will be required to pay a default interest rate equal to the lessor of 5% per annum above the current rate or the maximum interest rate permitted by applicable law.

The loan is non-recourse to us and the Dogwood Subsidiary, with certain exceptions for borrower bankruptcy. We have guaranteed the obligations or liabilities of the Dogwood Subsidiary to lender for any losses, costs or damages arising out of or in connection with any fraud or intentional material misrepresentation of the Dogwood Subsidiary, gross negligence or willful misconduct, material waste of the properties and the breach of any representation or warranty concerning environmental laws, among other things.

MidTowne Shopping Center. On June 26, 2014, our wholly owned subsidiary and the owner of MidTowne Shopping Center, IREIT Little Rock MidTowne, L.L.C. (the “MidTowne Subsidiary”), entered into a loan with JPMorgan Chase Bank, N.A. for $20.73 million.  The loan is secured by a first mortgage on the MidTowne Shopping Center.

The loan bears interest at a variable rate that will not exceed the British Bankers Association LIBOR rate, calculated daily, plus the applicable margin of 1.95% per annum. The effective annual interest rate as of September 30, 2014, was 2.11% per annum. As part of the financing transaction, the MidTowne Subsidiary entered into an interest rate forward swap contract to fix the floating LIBOR interest rate in order to manage the risk exposed to interest rate fluctuations. As a result, the effective annual interest rate in years two through five of the loan is 4.06% per annum. The loan matures on July 5, 2019. The loan requires the MidTowne Subsidiary to make monthly payments of interest only until the maturity date, on which date the outstanding principal balance of the loan plus all accrued and unpaid interest will be due. Subject to satisfying certain conditions, as set forth in the loan documents, the MidTowne Subsidiary may prepay all or a portion of the loan, subject to, in certain circumstances, an administrative fee and the payment of loss, cost and expenses, and obtain the release of the property and the related obligations under the loan documents. Provided no principal payments are made during the term of the loan approximately $20.73 million will be due and payable at the maturity date.

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The loan documents contain customary affirmative, negative and financial covenants, agreements, representations, warranties and borrowing conditions, all as set forth in the loan documents, including limitations on the incurrence of unpermitted liens on the properties. The loan documents also contain various customary events of default, including the non-payment of principal or interest, any default in compliance with the covenants contained in the documents evidencing the loan and bankruptcy or other insolvency events. If an event of default occurs under the loan, the lender may declare the debt to be immediately due and payable, and in certain limited cases the loan balance may become immediately due and payable without any action by the lender. In the event of a default, the MidTowne Subsidiary will be required to pay a default interest rate equal to the lessor of 5% per annum above the current rate or the maximum interest rate permitted by applicable law.

The loan is non-recourse to us and the MidTowne Subsidiary, with certain exceptions for borrower bankruptcy. We have guaranteed the obligations or liabilities of the MidTowne Subsidiary to lender for any losses, costs or damages arising out of or in connection with any fraud or intentional material misrepresentation of the MidTowne Subsidiary, gross negligence or willful misconduct, material waste of the properties and the breach of any representation or warranty concerning environmental laws, among other things.

Pick ‘n Save Shopping Center. On July 31, 2014, our wholly owned subsidiary and the owner of Pick ‘n Save Shopping Center, IREIT WEST BEND MAIN, L.L.C. (the “Pick ‘n Save Subsidiary”), entered into a loan with PNC BANK NATIONAL ASSOCIATION for $11.65 million.  The loan is secured by a first mortgage on the Pick ‘n Save Shopping Center. On July 31, 2014, at the initial closing, approximately $9.56 million was funded under the loan. The unfunded portion of the loan will be funded with the earnout closings as disclosed above, and subject to parameters set forth in the agreements governing the loan and the acquisition of the Pick ‘n Save Shopping Center. The Pick ‘n Save Subsidiary paid the lender a commitment fee of $40,775 at the initial closing.

The loan bears interest at a variable rate per annum equal to the sum of the British Bankers Association LIBOR rate plus 1.60%. As part of the financing transaction, the Pick ‘n Save Subsidiary entered into an interest rate swap contract to fix the variable interest rate in order to manage the risk exposed to interest rate fluctuations. As a result, the effective annual interest rate of the loan is 3.54% per annum through the initial maturity date of July 31, 2019. The loan agreement allows the Pick ‘n Save Subsidiary to extend the initial maturity date, subject to certain conditions and fees, by up to two years pursuant to two one-year extension options.

The loan requires the Pick ‘n Save Subsidiary to make monthly payments of interest only until the initial maturity date, subject to any extensions of the maturity date described above, on which date the outstanding principal balance of the loan plus all accrued and unpaid interest will be due. Subject to certain conditions, as set forth in the loan documents, the Pick ‘n Save Subsidiary may prepay all or a portion of the loan and obtain the release of the property and the related obligations under the loan documents. Provided no principal payments are made during the term of the loan and that the entire principal amount is borrowed, approximately $11.65 million will be due and payable at the initial maturity date.

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The loan documents contain customary affirmative, negative and financial covenants, agreements, representations, warranties and borrowing conditions, all as set forth in the loan documents, including limitations on the incurrence of unpermitted liens on the properties. The loan documents also contain various customary events of default, including the non-payment of principal or interest, any default in compliance with the covenants contained in the documents evidencing the loan and bankruptcy or other insolvency events. If an event of default occurs under the loan, the lender may declare the debt to be immediately due and payable, and in certain limited cases the loan balance may become immediately due and payable without any action by the lender. In the event of a default, the Pick ‘n Save Subsidiary will be required to pay a default interest rate equal to the lessor of 5% per annum above the current rate or the maximum interest rate permitted by applicable law.

The loan is non-recourse to us and the Pick ‘n Save Subsidiary, with certain exceptions for borrower bankruptcy. We have guaranteed the obligations or liabilities of the Pick ‘n Save Subsidiary to lender for any losses, costs or damages arising out of or in connection with (i) any fraud, intentional misrepresentation or willful misconduct of the Company, the Pick ‘n Save Subsidiary or their affiliates; (ii) any physical waste of the property; and (iii) the breach of any representation or warranty concerning environmental laws, among other things. Further, we have guaranteed all construction obligations of the seller in the event of any default by the seller following the commencement of construction in connection with the seller’s obligations to complete construction of the additional earnout space as described above under “—Recent Acquisitions — Pick ‘n Save Shopping Center.”

Branson Hills Loan.  On December 16, 2014, we, through our wholly owned subsidiary and the owner of Branson Hills, IREIT BRANSON HILLS, L.L.C. (the “Branson Hills Subsidiary”), assumed a loan with PNC BANK, NATIONAL ASSOCIATION from KRG BRANSON HILLS, LLC. The remaining principal amount of the loan was equal to approximately $20.2 million as of the date of the assumption. The loan is secured by a first priority mortgage on Branson Hills.

The loan bears interest at a floating rate that will not exceed the one month British Bankers Association LIBOR rate plus 1.75% per annum. The effective annual interest rate as of December 16, 2014 was 1.92% per annum. The maturity date on the loan is December 15, 2019. As part of the assumption transaction, the Branson Hills Subsidiary assumed an interest rate swap contract ($10,150,000) which fixed a portion of the floating LIBOR interest rate in order to manage the risk exposed to interest rate fluctuations. The loan requires the Branson Hills Subsidiary to make monthly payments of interest only until the maturity date, on which date the outstanding principal balance of the loan plus all accrued and unpaid interest will be due. However, in the event certain debt service covenant levels are not maintained, as defined in the loan documents, the entity would be required to begin making monthly principal and interest payments. Subject to satisfying certain conditions, as set forth in the loan documents, the Branson Hills Subsidiary may prepay all or a portion of the loan, and if the entire amount of the loan is paid, obtain the release of the property and the related obligations under the loan documents. Provided no principal payments are made during the term of the loan, approximately $20.2 million will be due and payable at the maturity date.

The loan documents contain customary affirmative, negative and financial covenants, agreements, representations, warranties and borrowing conditions, all as set forth in the loan documents.  The loan documents also contain various customary events of default. If an event of default occurs under the loan, the lender may declare the debt to be immediately due and payable, and in certain limited cases the loan balance may become immediately due and payable without any action by the lender. In the event of a default, the Branson Hills Subsidiary will be required to pay a default interest rate per annum equal to the lesser of the maximum rate permitted by applicable law or 5% per annum above the interest rate.

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We have entered into a replacement guaranty of payment and recourse obligations, pursuant to which we have agreed to guarantee to the lender the payment and performance of certain obligations, including any losses arising out of or in connection with, among other things, fraud of the Branson Hills Subsidiary in connection with the loan, prohibited transfers and voluntary filing for bankruptcy by the Branson Hills Subsidiary.

Harvest Square Loan.  On December 16, 2014, we, through our wholly owned subsidiary and the owner of Harvest Square, IREIT HARVEST SQUARE, L.L.C. (the “Harvest Square Subsidiary”), assumed a loan with PNC BANK, NATIONAL ASSOCIATION from KRG HARVEST SQUARE, LLC. The remaining principal amount of the loan was equal to $6.8 million as of the date of the assumption. The loan is secured by a first priority mortgage on Harvest Square. This loan bears interest at a fixed rate of 4.65% per annum, and matures on January 1, 2022. Interest only is due and payable in arrears on each payment date until but not including the payment date occurring in February, 2017. On the payment date occurring in February, 2017 and on each payment date thereafter, principal and interest in the amount equal to $35,063.30 is due and payable.  Prepayment of debt in whole, but not in part, is allowed after June 30, 2015, provided certain conditions are met, including the payment of the applicable prepayment consideration, if any, set forth in the loan agreement.  The loan may be prepaid at par beginning October 1, 2021.

The loan documents contain customary affirmative, negative and financial covenants, agreements, representations, warranties and borrowing conditions, all as set forth in the loan documents.  The loan documents also contain various customary events of default. If an event of default occurs under the loan, the lender may declare the debt to be immediately due and payable, and in certain limited cases the loan balance may become immediately due and payable without any action by the lender. In the event of a default, the Harvest Square Subsidiary will be required to pay a default interest rate per annum equal to the lesser of the maximum rate permitted by applicable law or 5% per annum above the interest rate.

We have guaranteed the obligations or liabilities of the Harvest Square Subsidiary to lender for any losses, costs or damages arising out of or in connection with, among other things, (i) any fraud, material misrepresentation, willful misrepresentation, gross negligence or willful misconduct of the Company, the Harvest Square Subsidiary or their affiliates; (ii) any physical waste of the property; and (iii) the breach of any representation or warranty concerning environmental laws. We have also guaranteed to lender the payment of the entire amount of the debt upon the occurrence of certain specified events, including, among other things, the transfer of property without lender’s consent.

Shoppes at Prairie Ridge Loan.  On December 16, 2014, we, through our wholly owned subsidiary and the owner of Shoppes at Prairie Ridge, IREIT PLEASANT PRAIRIE RIDGE, L.L.C. (the “Prairie Ridge Subsidiary”), assumed a loan with PNC BANK, NATIONAL ASSOCIATION from KRG PLEASANT PRAIRIE RIDGE, LLC.  The remaining principal amount of the loan was equal to approximately $15.6 million as of the date of the assumption. The loan is secured by a first priority mortgage on Shoppes at Prairie Ridge.

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The loan bears interest at a floating rate that will not exceed the one month British Bankers Association LIBOR rate plus 1.75% per annum. The effective annual interest rate as of December 16, 2014 was 1.92% per annum. The maturity date on the loan is December 15, 2019. As part of the assumption transaction, the Prairie Ridge Subsidiary assumed an interest rate swap contract (approximately $13.4 million) which fixed a portion of the floating LIBOR interest rate in order to manage the risk exposed to interest rate fluctuations. The loan requires the Prairie Ridge Subsidiary to make monthly payments of interest only until the maturity date, on which date the outstanding principal balance of the loan plus all accrued and unpaid interest will be due. However, in the event certain debt service covenant levels are not maintained, as defined in the loan documents, the entity would be required to begin making monthly principal and interest payments. Subject to satisfying certain conditions, as set forth in the loan documents, the Prairie Ridge Subsidiary may prepay all or a portion of the loan, and if the entire amount of the loan is paid, obtain the release of the property and the related obligations under the loan documents. Provided no principal payments are made during the term of the loan, approximately $15.6 million will be due and payable at the maturity date.

The loan documents contain customary affirmative, negative and financial covenants, agreements, representations, warranties and borrowing conditions, all as set forth in the loan documents.  The loan documents also contain various customary events of default. If an event of default occurs under the loan, the lender may declare the debt to be immediately due and payable, and in certain limited cases the loan balance may become immediately due and payable without any action by the lender.  In the event of a default, the Prairie Ridge Subsidiary will be required to pay a default interest rate per annum equal to the lesser of the maximum rate permitted by applicable law or 5% per annum above the interest rate.

We have entered into a replacement guaranty of payment and recourse obligations, pursuant to which we have agreed to guarantee to the lender the payment and performance of certain obligations, including any losses arising out of or in connection with, among other things, fraud of the Prairie Ridge Subsidiary in connection with the loan, prohibited transfers and voluntary filing for bankruptcy by the Prairie Ridge Subsidiary.

Fox Point Plaza Loan.  On December 16, 2014, we, through our wholly owned subsidiary and the owner of Fox Point Plaza, IREIT NEENAH FOX POINT, L.L.C. (the “Fox Point Subsidiary”), assumed a loan with PNC BANK, NATIONAL ASSOCIATION from KRG NEENAH FOX POINT, LLC.  The remaining principal amount of the loan was equal to approximately $10.8 million as of the date of the assumption. The loan is secured by a first priority mortgage on Fox Point Plaza.

The loan bears interest at a floating rate that will not exceed the one month British Bankers Association LIBOR rate plus 1.85% per annum. The effective annual interest rate as of December 16, 2014 was 2.01% per annum. The maturity date on the loan is December 15, 2019. As part of the assumption transaction, Fox Point Subsidiary assumed an interest rate swap contract which fixed the floating LIBOR interest rate in order to manage the risk exposed to interest rate fluctuations. The loan requires the Fox Point Subsidiary to make monthly payments of interest only until the maturity date, on which date the outstanding principal balance of the loan plus all accrued and unpaid interest will be due. However, in the event certain debt service convents levels are not maintained, as defined in the loan documents, the entity would be required to begin making monthly principal and interest payments. Subject to satisfying certain conditions, as set forth in the loan documents, The Fox Point Subsidiary may prepay all or a portion of the loan, and if the entire amount of the loan is paid, obtain the release of the property and the related obligations under the loan documents. Provided no principal payments are made during the term of the loan, approximately $10.8 million will be due and payable at the maturity date.

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The loan documents contain customary affirmative, negative and financial covenants, agreements, representations, warranties and borrowing conditions, all as set forth in the loan documents.  The loan documents also contain various customary events of default.  If an event of default occurs under the loan, the lender may declare the debt to be immediately due and payable, and in certain limited cases the loan balance may become immediately due and payable without any action by the lender.  In the event of a default, the Fox Point Subsidiary will be required to pay a default interest rate per annum equal to the lesser of the maximum rate permitted by applicable law or 5% per annum above the interest rate.

We have entered into a replacement guaranty of payment and recourse obligations, pursuant to which we have agreed to guarantee to the lender the payment and performance of certain obligations, including any losses arising out of or in connection with, among other things, fraud of the Fox Point Subsidiary in connection with the loan, prohibited transfers and voluntary filing for bankruptcy by the Fox Point Subsidiary.

Heritage Square Loan.  On December 16, 2014, we, through our wholly owned subsidiary and the owner of Heritage Square, IREIT CONYERS HERITAGE, L.L.C. (the “Heritage Square Subsidiary”), assumed a loan with WELLS FARGO BANK, NATIONAL ASSOCIATION, AS TRUSTEE FOR THE REGISTERED HOLDERS OF J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2011-C5, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2011-C5 from KRG CONYERS HERITAGE, LLC. The remaining principal amount of the loan was equal to approximately $4.5 million as of the date of the assumption. The loan is secured by a first priority mortgage on Heritage Square.

This loan bears interest at a fixed rate of 5.10% per annum, and matures on July 1, 2021. An interest-only installment is due and payable on the first day of each month through and including the maturity date, the amount of which varies based on the number of days in the prior month. Prepayment of debt in whole, but not in part, is allowed, provided that certain conditions are met, including the payment of the applicable yield maintenance premium (applied until 3 months prior to the maturity date) set forth in the loan agreement.

The loan documents contain customary affirmative, negative and financial covenants, agreements, representations, warranties and borrowing conditions, all as set forth in the loan documents.  The loan documents also contain various customary events of default. If an event of default occurs under the loan, the lender may declare the debt to be immediately due and payable, and in certain limited cases the loan balance may become immediately due and payable without any action by the lender. In the event of a default, the Heritage Square Subsidiary will be required to pay a default interest rate per annum equal to the lesser of the maximum rate permitted by applicable law or 5% per annum above the interest rate.

We have guaranteed the obligations or liabilities of the Heritage Square Subsidiary to lender for any losses, costs or damages arising out of or in connection with, among other things, (i) any fraud, intentional misrepresentation, gross negligence or willful misconduct of the Company or the Heritage Square Subsidiary; (ii) any material physical waste of the property; and (iii) removal or disposal of any portion of the property after an event of default. We have also guaranteed to lender the payment of the entire amount of the debt upon the occurrence of certain specified events, including, among other things, the transfer of property without lender’s consent.

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Branson Hills – Kohl’s Loan.  On December 19, 2014, we, through our wholly owned subsidiary and the owner of the Kohl’s Space, IREIT SHOPPES AT BRANSON HILLS - K, L.L.C (the “Branson Hills Kohl’s Subsidiary”), assumed a loan with U.S. BANK NATIONAL ASSOCIATION, AS TRUSTEE, AS SUCCESSOR-IN-INTEREST TO BANK OF AMERICA, NATIONAL ASSOCIATION, SUCCESSOR-BY-MERGER TO LASALLE BANK NATIONAL ASSOCIATION, AS TRUSTEE FOR THE REGISTERED HOLDERS OF LB-UBS COMMERCIAL MORTGAGE TRUST 2007-C7, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2007-C7 from KRG BRANSON HILLS K-II, LLC. The remaining principal amount of the loan was equal to approximately $6.5 million as of the date of the assumption. The loan is secured by a first priority mortgage on the Kohl’s Space.

The loan bears interest at a fixed rate of 5.95% per annum. The maturity date on the loan is November 11, 2017. The loan requires the Branson Hills Kohl’s Subsidiary to make monthly payments of principal and interest in the amount of $39,955 until the maturity date, on which date the outstanding principal balance of the loan plus all accrued and unpaid interest will be due. The Branson Hills Kohl’s Subsidiary does not have the right to prepay all or any portion of the principal amount of the loan. The Branson Hills Kohl’s Subsidiary may obtain the release of the property from the lien of the security instrument, subject to satisfying certain conditions set forth in the loan documents, including the payment of a defeasance deposit.

The loan documents contain customary affirmative, negative and financial covenants, agreements, representations, warranties and borrowing conditions, all as set forth in the loan documents. The loan documents also contain various customary events of default. If an event of default occurs under the loan, the lender may declare the debt to be immediately due and payable, and in certain limited cases the loan balance may become immediately due and payable without any action by the lender. In the event of a default, the Branson Hills Kohl’s Subsidiary will be required to pay a default interest rate per annum equal to (i) the greater of (a) the applicable interest rate plus three percent (3%) and (b) the prime rate (as defined in the loan documents) plus four percent (4%) or (ii) the maximum interest rate that borrower may by law pay, whichever is lower.

We have guaranteed the obligations or liabilities of the Branson Hills Kohl’s Subsidiary to lender for any losses, costs or damages arising out of or in connection with, among other things, (i) any fraud or intentional misrepresentation of the Branson Hills Kohl’s Subsidiary, its agents or principals; (ii) the Branson Hills Kohl’s Subsidiary’s misapplication or misappropriation of (a) rents received after the occurrence of an event of default, (b) tenant security deposits or rents collected in advance, or (c) insurance proceeds or condemnation awards; and (iii) the Branson Hills Kohl’s Subsidiary’s or the Company’s failure to comply with the provisions of the environmental indemnity. We have also guaranteed to lender the payment of the entire amount of the debt upon the occurrence of certain specified events, including, among other things, if a court of competent jurisdiction holds that the execution or delivery of any loan document is or constitutes a fraudulent conveyance under any bankruptcy, insolvency or fraudulent conveyance law or is otherwise voidable under any such laws.

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Branson Hills – TJ Maxx Loan.  On December 22, 2014, we, through our wholly owned subsidiary and the owner of the TJ Maxx Space, IREIT BRANSON HILLS PLAZA - T, L.L.C. (the “Branson Hills TJ Maxx Subsidiary”), assumed a loan with U.S. BANK NATIONAL ASSOCIATION, AS TRUSTEE, AS SUCCESSOR-IN-INTEREST TO BANK OF AMERICA, NATIONAL ASSOCIATION, SUCCESSOR-BY-MERGER TO LASALLE BANK NATIONAL ASSOCIATION, AS TRUSTEE FOR THE REGISTERED HOLDERS OF LB-UBS COMMERCIAL MORTGAGE TRUST 2006-C4, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-C4 from KRG BRANSON HILLS T-III, LLC. The remaining principal amount of the loan was equal to approximately $3.0 million as of the date of the assumption. The loan is secured by a first priority mortgage on the TJ Maxx Space.

The loan bears interest at a fixed rate of 5.78% per annum. The maturity date on the loan is May 11, 2016. The loan requires the Branson Hills TJ Maxx Subsidiary to make monthly payments of principal and interest in the amount of $18,443 until the maturity date, on which date the outstanding principal balance of the loan plus all accrued and unpaid interest will be due. The Branson Hills TJ Maxx Subsidiary does not have the right to prepay all or any portion of the principal amount of the loan. The Branson Hills TJ Maxx Subsidiary may obtain the release of the property from the lien of the security instrument, subject to satisfying certain conditions set forth in the loan documents, including the payment of a defeasance deposit.

The loan documents contain customary affirmative, negative and financial covenants, agreements, representations, warranties and borrowing conditions, all as set forth in the loan documents. The loan documents also contain various customary events of default. If an event of default occurs under the loan, the lender may declare the debt to be immediately due and payable, and in certain limited cases the loan balance may become immediately due and payable without any action by the lender. In the event of a default, the Branson Hills TJ Maxx Subsidiary will be required to pay a default interest rate per annum equal to (i) the greater of (a) the applicable interest rate plus three percent (3%) and (b) the prime rate (as defined in the loan documents) plus four percent (4%) or (ii) the maximum interest rate that borrower may by law pay, whichever is lower.

We have guaranteed the obligations or liabilities of the Branson Hills TJ Maxx Subsidiary to lender for any losses, costs or damages arising out of or in connection with, among other things, (i) any fraud or intentional misrepresentation of the Branson Hills TJ Maxx Subsidiary, its agents or principals; (ii) the Branson Hills TJ Maxx Subsidiary’s misapplication or misappropriation of (a) rents received after the occurrence of an event of default, (b) tenant security deposits or rents collected in advance, or (c) insurance proceeds or condemnation awards; and (iii) the Branson Hills TJ Maxx Subsidiary’s or the Company’s failure to comply with the provisions of the environmental indemnity. We have also guaranteed to lender the payment of the entire amount of the debt upon the occurrence of certain specified events, including, among other things, if a court of competent jurisdiction holds that the execution or delivery of any loan document is or constitutes a fraudulent conveyance under any bankruptcy, insolvency or fraudulent conveyance law or is otherwise voidable under any such laws.

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INcorporation by reference

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. The following documents filed with the SEC are incorporated by reference in this prospectus (Commission File No. 333-176775), except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•        Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC on March 17, 2014, including the information specifically incorporated by reference from our definitive proxy statement for our 2014 Annual Meeting of Stockholders;

•        Definitive Proxy Statement filed with the SEC on April 24, 2014 in connection with our Annual Meeting of Stockholders held on July 10, 2014;

•        Registration Statement on Form 8-A12G (Reg. No. 000-55146) filed with the SEC on February 18, 2014;

•        Current Report on Form 8-K filed with the SEC on October 24, 2012;

•        Current Report on Form 8-K filed with the SEC on October 24, 2012;

•        Current Report on Form 8-K filed with the SEC on November 13, 2012;

•        Current Report on Form 8-K filed with the SEC on January 3, 2013;

•        Current Report on Form 8-K/A filed with the SEC on January 23, 2013 (includes the summary select financial statements for Dollar General Corporation and the required pro forma financial information);

•        Current Report on Form 8-K/A filed with the SEC on March 12, 2013 (includes financial statements of Newington Fair Shopping Center, the summary select financial statements for Dollar General Corporation and the required pro forma financial information);

•        Current Report on Form 8-K filed with the SEC on June 13, 2013;

•        Current Report on Form 8-K filed with the SEC on July 25, 2013;

•        Current Report on Form 8-K filed with the SEC on December 30, 2013;

•        Current Report on Form 8-K filed with the SEC on January 24, 2014;

•        Current Report on Form 8-K filed with the SEC on February 27, 2014;

•        Current Report on Form 8-K filed with the SEC on March 5, 2014;

•        Current Report on Form 8-K filed with the SEC on March 28, 2014;

•        Current Report on Form 8-K filed with the SEC on April 14, 2014; and

•        Current Report on Form 8-K filed with the SEC on April 24, 2014.

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All of the documents that we have incorporated by reference into this prospectus are available on the SEC’s website, www.sec.gov. In addition, these documents can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. Copies also can be obtained by mail from the Public Reference Room at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the operation of the Public Reference Room.

In addition, we will provide to each person, including any beneficial owner of our common stock, to whom this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus, as supplemented, but not delivered with this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write us at 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: Roberta S. Matlin, 800-826-8228. The documents also may be accessed on our website at www.inlandincometrust.com. The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

PLAN OF DISTRIBUTION

Status of the Offering

The following is inserted at the end of the section of the prospectus captioned “Plan of Distribution,” which begins on page 207.

The following table provides information regarding the total shares sold in our offering as of January 26, 2015.

	Shares	Gross Offering Proceeds ($) (1)	Commissions and Fees ($) (2)	Proceeds To Us, Before Expenses ($) (3)

From our sponsor in connection with our formation:	20,000	200,000	-	200,000

Shares sold in the offering:	44,129,995.129	438,574,301	40,910,907	397,663,394

Shares sold pursuant to our distribution reinvestment plan:	729,066.525	6,926,132	-	6,926,132

Shares purchased pursuant to our share repurchase program:	(28,351.242)	(260,533)	-	(260,533)
Total:	44,850,710.412	445,439,900	40,910,907	404,528,993
(1)	Gross proceeds received by us as of the date of this table for shares sold to investors pursuant to accepted subscription agreements.
(2)	Inland Securities Corporation serves as dealer manager of this offering and is entitled to receive selling commissions and certain other fees, as discussed further in our prospectus.
(3)	Organization and offering expenses, excluding commissions, will not exceed 1.5% of the gross offering proceeds. These expenses include registration and filing fees, legal and accounting fees, printing and mailing expenses, bank fees and other administrative expenses.
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EXPERTS

This section is inserted into the prospectus directly following “Legal Matters.”

The consolidated financial statements of Inland Real Estate Income Trust, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of operations, equity, and cash flows for the years ended December 31, 2013 and 2012 and the period from August 24, 2011 (inception) through December 31, 2011, and related financial statement schedule, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The historical summary of gross income and direct operating expenses of Newington Fair Shopping Center for the year ended December 31, 2011 has also been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report related to the historical summary of gross income and direct operating expenses refers to the fact that the statement was prepared for the purpose of complying with the rules and regulations of the SEC and is not intended to be a complete presentation of revenues and expenses.

ANNEX A

On November 13, 2014, we filed with the SEC our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, which is attached as Annex A (excluding the exhibits thereto) to this Supplement No. 26.

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APPENDIX A

PRIOR PERFORMANCE TABLES

This Appendix A is inserted into the prospectus directly preceding Appendix B.

The following prior performance tables contain information concerning real estate programs sponsored by IREIC. This information has been summarized in narrative form under “Prior Performance of IREIC-Sponsored Entities” in the prospectus. For purposes of these tables and the related narrative information, we consider a program to be closed at the earlier of the time when affiliates of IREIC are no longer serving as the business manager, the program lists its shares of common stock for trading on a national exchange, sells all or substantially all of its assets or merges with a third party and is not the surviving entity in that merger. The tables provide information on the performance of a number of programs. You can use the information to evaluate the experience of IREIC and its affiliates. The inclusion of these tables does not imply that we will make investments comparable to those reflected in the tables or that investors in our shares will experience returns comparable to those experienced in the programs referred to in these tables. If you purchase our shares, you will not acquire any ownership in any of the programs to which these tables relate. The tables consist of:

Table I	Experience in Raising and Investing Funds
Table III	Operating Results of Prior Programs
Table IV	Results of Completed Programs
Table V	Sales or Disposals of Properties

Upon written request, any potential investor may obtain, without charge, the most recent annual report on Form 10-K filed with the SEC by any public program sponsored by any of the affiliated companies described below that has reported to the SEC. For a reasonable fee, these affiliated companies will provide copies of any exhibits to such annual reports upon request.

Our investment objectives are to: (1) to preserve and protect our stockholders’ investments; (2) to acquire quality commercial real estate assets that generate, over time, sufficient cash flow from operations to fund sustainable and predictable distributions to our stockholders; and (3) to realize capital appreciation through the potential sale of our assets or other liquidity events, as described in this prospectus. In determining which prior programs share similar investment objectives with us, we primarily considered the degree of risk associated with the types of investments made by a particular prior program and whether the prior program was intended to provide capital appreciation in value over the long term and generate sufficient cash flow from operations to fund sustainable and predictable distributions to its investors. Based primarily on these factors, we determined that the following programs have investment objectives similar to ours. Retail Properties of America, Inc., or “RPAI,” primarily invests in multi-tenant shopping centers. Inland American Real Estate Trust, Inc., or “Inland American,” and Inland Diversified Real Estate Trust, Inc., or “Inland Diversified,” primarily invest in several segments of real estate properties. Inland Opportunity Fund, L.L.C. was formed to acquire and develop, directly or through joint ventures or other common ownership entities with affiliated and unaffiliated parties, “value-added” and “development” assets.

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TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS

(000’s omitted)

This Table sets forth a summary of the experience of the public IREIC-sponsored prior real estate programs that have closed offerings since January 1, 2011 and that have similar or identical investment objectives to us. Information is provided with regard to the manner in which the proceeds of the offerings have been applied. Also set forth is information pertaining to the timing and length of these offerings and the time period over which the proceeds have been invested in the properties. All figures are as of the last quarter completed prior to closing of the program.

	Inland Diversified Real Estate Trust, Inc.	Inland American Real Estate Trust, Inc.
	(June 30, 2014)	(December 31, 2013)

Dollar amount offered	$5,000,000 (A)	10,000,000 (D)
Dollar amount raised	1,139,579 (B)	8,903,846 (E)
Length of offering	36 months (C)	44 months (F)
Months to invest 90% of amount available for investment (measured from beginning of offering)	40 months (C)	46 months (G)

NOTES TO TABLE I

(A)	This amount reflects the aggregate amount offered on a “reasonable best efforts” basis in the program’s initial offering. The amount does not reflect shares offered for distribution to stockholders participating in Inland Diversified’s distribution reinvestment plan.
(B)	This figure is cumulative and is as of June 30, 2014. The dollar amount raised represents the cash proceeds collected by the program, including shares sold pursuant to its distribution reinvestment plan and net of shares repurchased pursuant to its share repurchase program.
(C)	In August 2009, the program commenced an initial public offering, on a best efforts basis, of 500,000,000 shares of common stock at $10.00 per share. As of December 31, 2013, 100% of the proceeds available for investment from the initial best efforts offering were invested. On July 1, 2014, Inland Diversified merged with and into a subsidiary of Kite. As a result of the merger, each share of Inland Diversified’s common stock was converted into the right to receive 1.707 newly issued shares of Kite common stock. Based on a closing price of $6.40 per share of Kite’s common stock on July 2, 2014, the Inland Diversified shares of common stock were valued at approximately $10.92 per share.
(D)	This amount reflects the aggregate amount offered on a “reasonable best efforts” basis in the program’s initial offering. The amount does not reflect shares offered for distribution to stockholders participating in Inland American’s distribution reinvestment plan.
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(E)	This figure is cumulative and is as of December 31, 2013. The dollar amount raised represents the cash proceeds collected by the program, including shares sold pursuant to its distribution reinvestment plan and net of shares repurchased pursuant to its share repurchase program.
(F)	In August 2005, the program commenced an initial public offering, on a best efforts basis, of 500,000,000 shares of common stock at $10.00 per share. In August 2007, the program commenced a follow-on offering of 500,000,000 shares of common stock at $10.00 per share. As of December 31, 2013, 100% of the proceeds available for investment from the initial best efforts offering were invested.
(G)	In August 2005, the program commenced an initial public offering, on a best efforts basis, of 500,000,000 shares of common stock at $10.00 per share. In August 2007, the program commenced a follow-on offering, on a best efforts basis, of 500,000,000 shares of common stock at $10.00 per share.

A-3

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

This Table sets forth the annual operating results of public IREIC-sponsored prior real estate programs that have closed offerings since January 1, 2009 and that had similar or identical investment objectives to us. All results are through December 31, 2013. The operating results consist of:

•	Taxable income or loss from operations;
•	Summary statements of cash flows;
•	The amount and source of cash distributions; and
•	A summary balance sheet.

A-4

TABLE III (continued)

OPERATING RESULTS OF PRIOR PROGRAMS
(000’s omitted, except for amounts presented per $1,000 invested)

Inland American Real Estate Trust, Inc.

	2013	2012	2011	2010	2009
Summary Operating Results
Gross Revenues	$1,321,837	1,437,395	1,323,151	1,231,735	1,130,148
Operating expenses (A)	$(1,394,965)	(1,259,298)	(1,203,286)	(1,207,914)	(1,119,366)
Operating income (loss)	$(73,128)	178,097	119,865	23,821	10,782
Interest expense	$(212,263)	(306,047)	(310,174)	(293,507)	(254,308)
Other income (expenses)	$69,851	6,631	(96,336)	21,847	(154,434)
Discontinued operations gain (loss)	$459,588	51,981	(29,608)	71,408	0
Net income (loss)-GAAP basis	$244,048	(69,338)	(316,253)	(176,431)	(397,960)

Summary Statements of Cash Flows
Net cash flows provided by operating activities	$422,813	456,221	397,949	356,660	369,031
Net cash flows provided by (used in) investing activities	$922,624	(118,162)	(286,896)	(380,685)	(563,163)
Net cash flows used in financing activities	$(1,246,979)	(335,443)	(160,597)	(208,759)	(250,602)

Amount and Source of Distributions
Total Distributions paid to common stockholders:	$(449,253)	(439,188)	(428,650)	(416,935)	(411,797)

Distribution data per $1,000 invested:
Total Distributions paid to common stockholders:	$50	50	50	50	50
From investment income	$0	0	0	0	0
From sales of properties	$6	0	0	6	0
From operations	$44	50	46	44	48
From excess cash available from prior years	$0	0	4	0	2
From all other sources (financing or offering proceeds)	0	0	0	0	0

Summary Balance Sheet
Total assets (before depreciation)	$10,913,918	12,341,000	12,221,000	12,430,000	12,046,000
Total assets (after depreciation)	$9,662,464	10,760,000	10,919,000	11,392,000	11,328,000
Total liabilities	$5,395,832	6,417,000	6,256,000	5,864,000	5,432,000
Estimated per share value	$6.93	7.22	8.03	N/A	N/A

A-5

TABLE III (continued)

OPERATING RESULTS OF PRIOR PROGRAMS
(000’s omitted, except for amounts presented per $1,000 invested)

Inland Diversified Real Estate Trust, Inc.

		2013	2012	2011	2010	2009
Summary Operating Results
Gross Revenues		$220,208	134,335	72,115	18,198	96
Operating expenses (A)		$(168,756)	(100,067)	(55,798)	(15,680)	(396)
Operating income (loss)		$51,542	34,268	16,317	2,518	(300)
Interest expense		$(53,333)	(34,001)	(19,835)	(4,522)	0
Net income (loss)-GAAP basis		$(283)	2,616	(2,279)	(1,743)	(297)

Summary Statements of Cash Flows
Net cash flows provided by operating activities		$84,333	56,670	27,872	2,658	(342)
Net cash flows provided by (used in) investing activities		$(43,606)	(1,215,402)	(454,168)	(346,755)	(9,691)
Net cash flows used in financing activities		$(44,793)	1,134,777	445,649	369,262	25,369

Amount and Source of Distributions
Total Distributions paid to common stockholders:		$69,824	51,767	23,641	7,031	96

Distribution data per $1,000 invested:
Total Distributions paid to common stockholders:		$60	60	60	60	60
From operations		$60	60	60	60	60
From sales of properties		$0	0	0	0	0
From all other sources (financing or offering proceeds)		$0	0	0	0	0

Summary Balance Sheet
Total assets (before depreciation)		$2,422,697	2,448,366	1,030,430	453,443	26,456
Total assets (after depreciation)		$2,327,598	2,393,523	1,010,386	450,114	26,439
Total liabilities		$1,363,778	1,412,325	524,736	224,165	3,661
Estimated per share value	$	N/A	N/A	N/A	N/A	N/A

(A)	Operating expenses include property operating expenses such as real estate tax expense, insurance expense, property management fees, utilities, repairs, maintenance and any provisions for asset impairment.
A-6

TABLE IV

RESULTS OF COMPLETED PROGRAMS

(000’s omitted, except for amounts presented per $1,000 invested)

This Table sets forth summary information on the results of public IREIC-sponsored prior real estate programs that have closed since January 1, 2004 and that have similar or identical investment objectives to us. For purposes of this Table and the related narrative information, we consider a program to be closed at the earlier of the time when affiliates of IREIC are no longer serving as the business manager, the program lists its shares of common stock for trading on a national exchange, sells all or substantially all of its assets or merges with a third party and is not the surviving entity in that merger. All figures are through the last full quarter prior to closing of the program unless otherwise noted.

Program Name	Inland Retail Real Estate Trust, Inc. (A)	Inland Diversified Real Estate Trust, Inc. (B)	Retail Properties of America, Inc. (C)	Inland American Real Estate Trust, Inc. (D)
Date of program closing	02/07	07/14	11/07	02/14
Duration of program (months)	96	59	51	102
Dollar amount raised	$2,371,012	$1,188,170	$4,632,263	$9,308,724
Annualized Return on Investment (E)	15.65%	11.21%	2.35%	N/A
Median Annual Leverage	51%	51%	51%	47%
Aggregate compensation paid or reimbursed to the sponsor or its affiliates	$297,796	$184,071	$631,033	$1,319,745

(A)	On February 27, 2007, IRRETI and Developers Diversified Realty Corporation (“DDR”) consummated the transactions contemplated by the Agreement and Plan of Merger, dated October 20, 2006, among DDR, a subsidiary of DDR and IRRETI. Pursuant to the agreement, DDR acquired IRRETI for a total merger consideration of $14.00 per share plus accrued but unpaid dividends for the month of February in cash, prorated in accordance with the agreement. DDR elected to pay the merger consideration to the IRRETI stockholders through a combination of $12.50 in cash and $1.50 in common shares of DDR, which equates to a 0.021569 common share of DDR. The transaction has a total enterprise value of approximately $6.2 billion. No financial reports for IRRETI for the year ended December 31, 2006 were issued and, as a result of the acquisition by DDR, no further information regarding IRRETI is available.

(B)	On July 1, 2014, Inland Diversified merged with and into a subsidiary of Kite. As a result of the merger, each share of Inland Diversified’s common stock was converted into the right to receive 1.707 newly issued shares of Kite common stock. Based on a closing price of $6.40 per share of Kite’s common stock on July 2, 2014, the Inland Diversified shares of common stock were valued at approximately $10.92 per share.

(C)	The annualized return on investment in Retail Properties of America, Inc. (“RPAI”) assumes a shareholder continued to own stock and receive distributions after the initial listing date of RPAI stock. The annualized return is based upon the stock’s closing price of $18.00 at January 26, 2015. On April 5, 2012, RPAI listed a portion of its outstanding shares of Class A common stock on the New York Stock Exchange. The remaining outstanding shares of Class A common stock were listed on October 5, 2012, April 5, 2013 and October 5, 2013. The annualized return on investment on the first date the stock was listed on a national exchange was (1.78%), based upon the stock’s closing price of $8.75.

(D)	Inland American Real Estate Trust, Inc. stock has not been listed on any national trading exchange, and the company has not had another liquidity event, as of the date of this prospectus. As a result, the annualized return on investment is not determinable at this time.
(E)

Calculated as (a) the difference between the aggregate amounts distributed to investors and invested by investors, divided by (b) the aggregate amount invested by investors multiplied by the number of years from the program’s initial receipt of offering proceeds from a third-party investor to the liquidity event. The amount invested by investors excludes any underwriting fees and commissions disclosed to investors and paid from the amount raised.

A-7

TABLE V

SALES OR DISPOSALS OF PROPERTIES

This Table sets forth summary information on the results of the sale or disposals of properties since January 1, 2011 by public IREIC-sponsored prior real estate programs for which affiliates of IREIC were responsible for managing the day-to-day operations of the entity and which had similar or identical investment objectives to us. All figures are through December 31, 2013. The Table provides certain information to evaluate property performance over the holding period such as:

•	Sales proceeds received by the partnerships in the form of cash down payments at the time of sale after expenses of sale and secured notes received at sale;
•	Cash invested in properties;
•	Cash flow (deficiency) generated by the property;
•	Taxable gain (ordinary and total); and
•	Terms of notes received at sale.

A-8

	Date Acquired	Date of Sale	Cash Received net of Closing Costs (B)	Selling Commis- sions Paid or Payable to Inland	Mortgage at Time of Sale	Total	Original Mortgage Financing	Partnership Capital Invested (C)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (D)	Total Taxable Gain (loss) from Sale	Ordinary Income from Sale	Capital Gain (loss)

Inland Diversified Real Estate Trust, Inc.
None.

Total for Inland Diversified Real Estate Trust, Inc.:

Inland American Real Estate Trust, Inc.

Retail Properties
Woodforest Square	10/05	08/11	1,603	-	-	1,603	-	1,603	1,603	41	873	47	826
Ashford	11/05	09/11	2,020	-	-	2,020	-	2,020	2,020	195	1,635	43	1,592
Pinehurst	10/05	09/11	1,623	-	-	1,623	-	1,623	1,623	58	1,303	37	1,226
Shakopee	04/06	10/11	-	-	9,000	9,000	8,800	200	9,000	(67)	(5,870)	-	(5,870)
West End Square	11/05	11/11	1,280	-	-	1,280	-	1,280	1,280	44	368	51	317
24 Hour Fitness	10/05	11/11	4,537	-	-	4,537	-	4,537	4,537	595	3,763	108	3,655
Carver Creek	11/05	11/11	689	-	-	689	-	689	689	97	(329)	-	(329)
6234 Richmond Ave.	10/05	11/11	691	-	-	691	-	691	691	(117)	(257)	-	(257)
6101 Richmond Ave	10/05	11/11	1,835	-	-	1,835	-	1,835	1,835	277	1,771	19	1,752
Friendswood	12/05	12/11	7,709	-	-	7,709	-	7,709	7,709	972	5,677	194	5,483
Cinemark Webster	12/05	12/11	9,104	-	-	9,104	-	9,104	9,104	838	8,213	169	8,044
Eldridge Lakes Town Center	07/06	12/11	9,453	-	-	9,453	-	9,453	9,453	671	(4,865)	-	(4,865)
Walgreens	12/05	12/11	2,530	-	-	2,530	-	2,530	2,530	175	(590)	-	(590)
Saratoga	10/05	12/11	6,694	-	-	6,694	-	6,694	6,694	690	5,092	207	4,885
Cinemark 12- Pearland	12/05	12/11	7,405	-	-	7,405	-	7,405	7,405	625	6,160	104	6,056
825 Rand	08/07	12/11	-	-	3,226	3,226	5,767	(2541)	3,226	(832)	(6,418)	-	(6,418)
Sandlake Corners	03/10	12/11	-	-	20,900	20,900	20,700	200	20,900	(406)	6,036	88	5,948
Lakewood Shopping Ctr I	01/06	06/12	7,391	-	11,393	18,785	11,715	7,070	18,785	155	(3,865)	-	(3,865)
Lakewood Shopping Ctr II	06/07	06/12	11,259	-	-	11,259	-	11,259	11,259	344	(2,079)	-	(2,079)
Plaza at Eagle’s Landing	11/06	08/12	-	-	4,941	4,941	5,310	(369)	4,941	223	(3,250)	-	(3,250)
Canfield Plaza	04/06	08/12	968	-	7,610	8,577	7,575	1,002	8,577	504	(3,629)	-	(3,629)
Shallotte Commons	05/07	01/13	-		6,078	6,078	6,078	(1)	6,078	867	(4,367)	-	(4,367)
A-9

TABLE V

SALES OR DISPOSALS OF PROPERTIES (A)

(000’s omitted)

	Date Acquired	Date of Sale	Cash Received net of Closing Costs (B)	Selling Commis- sions Paid or Payable to Inland	Mortgage at Time of Sale	Total	Original Mortgage Financing	Partnership Capital Invested (C)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (D)	Total Taxable Gain (loss) from Sale	Ordinary Income from Sale	Capital Gain (loss)
Logan’s Roadhouse	03/10	09/13	2,515	-	-	2,515	-	2,515	2,515	122	822	34	788
24 Hr Fitness – The Woodlands	10/05	09/13	*	-	3,512	3,512	3,500	12	3,512	283	7,974	53	7,921

LA Fitness @ Eldridge Lakes	10/11	09/13	*	-	5,018	5,018	5,000	18	5,018	159	1,787	91	1,696
Middleburg Crossing	06/07	12/13	4,174	-	4,200	8,374	6,446	1,928	8,374	203	(1,071)	-	(1,071)
95th and Cicero	08/08	12/13	13,047	-	-	13,047	8,949	4,098	13,047	320	-	-	-
Stone Creek Crossing	01/09	12/13	10,507	-	-	10,507	-	10,507	10,507	(3,666)	(11,445)	-	(11,445)
Retail Citizens Bank 29
CT - 03 East Hampton	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
DE - 02 Wilmington	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
DE - 03 Wilmington	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
IL - 02 Calumet City	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
IL - 04 Chicago Dr-Up	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
IL - 11 Olympia Fields	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
MA - 03 Dorchester	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
MA - 21 Tewksbury	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
MA - 22 Wilbraham	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
NH - 07 Ossipee	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
NH - 08 Pelham	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
NJ - 02 Marlton	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
OH - 01 Bedford	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
OH - 03 Parma	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
PA - 11 Carlisle	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
PA - 23 Grove City Dr	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
PA - 24 Grove City	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
PA - 25 Harrisburg	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
A-10

TABLE V

SALES OR DISPOSALS OF PROPERTIES (A)

(000’s omitted)

	Date Acquired	Date of Sale	Cash Received net of Closing Costs (B)	Selling Commis- sions Paid or Payable to Inland	Mortgage at Time of Sale	Total	Original Mortgage Financing	Partnership Capital Invested (C)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (D)	Total Taxable Gain (loss) from Sale	Ordinary Income from Sale	Capital Gain (loss)
PA - 34 Lancaster	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
PA - 36 Lititz	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
PA - 44 Munhall Dr In	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
PA - 45 New Stanton	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
PA - 51 Philadelphia	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
PA - 70 Shippensburg	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
PA - 71 Slovan Drive	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
PA - 73 State College	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
PA - 80 Verona	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
PA - 83 West Grove	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
PA - 87 York	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
			-	-	25,457	25,457	25,457	-	25,457	516	885	222	663

CFG PA - 32 Kutztown	06/07	05/12	451	-	407	858	407	451	858	19	(98)	-	(98)
CFG PA - 39 McKees Rock	06/07	08/12	-	-	77	77		77	77	(959)	(1,079)	-	(1,079)

Retail Citizens Bank 33
CT - 01 Colchester	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
CT - 02 Deep River	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
CT - 04 East Lyme	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
CT - 05 Hamden	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
CT - 07 Montville	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
CT - 09 Stonington	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
MA - 06 Ludlow	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
MA - 08 Malden	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
MA - 09 Malden	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
MA - 11 Medford	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
A-11

TABLE V

SALES OR DISPOSALS OF PROPERTIES (A)

(000’s omitted)

	Date Acquired	Date of Sale	Cash Received net of Closing Costs (B)	Selling Commis- sions Paid or Payable to Inland	Mortgage at Time of Sale	Total	Original Mortgage Financing	Partnership Capital Invested (C)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (D)	Total Taxable Gain (loss) from Sale	Ordinary Income from Sale	Capital Gain (loss)
MA - 15 New Bedford	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
MA - 16 Randolph	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
MA - 17 Somerville	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
MA - 23 Winthrop	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
MA - 25 Watertown	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
NH - 03 Manchester	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
PA - 02 Allison Park	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
PA - 06 Beaver Falls	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
PA - 15 Dallas	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
PA - 26 Havertown	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
PA - 29 Homestead	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
PA - 33 Lancaster	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
PA - 40 Mechanicsburg	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
PA - 59 Pittsburgh	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
PA - 60 Pittsburgh	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
PA - 76 Temple	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
PA - 77 Turtle Creek	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
PA - 84 West Hazelton	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
PA - 89 Mt Lebanon	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
RI - 01 Coventry	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
RI - 04 Johnston	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
RI - 13 Wakefield	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
RI - 14 Warren	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
			25,810	-	25,000	50,810	25,000	25,810	50,810	2,111	(2,243)	385	(2,628)
A-12

TABLE V

SALES OR DISPOSALS OF PROPERTIES (A)

(000’s omitted)

	Date Acquired	Date of Sale	Cash Received net of Closing Costs (B)	Selling Commis- sions Paid or Payable to Inland	Mortgage at Time of Sale	Total	Original Mortgage Financing	Partnership Capital Invested (C)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (D)	Total Taxable Gain (loss) from Sale	Ordinary Income from Sale	Capital Gain (loss)
PA - 28 Hollidaysburg	06/07	10/12	-	-	725	725	725	-	725	34	12	2	10
PA - 53 Philadelphia	06/07	10/12	-	-	1,083	1,083	1,083	-	1,083	(380)	(635)	-	(635)
PA - 74 State College	06/07	10/12	-	-	1,733	1,733	1,733	-	1,733	81	(198)	-	(198)

CFG PA Saxonburg	06/07	11/12	-	-	-	-	-	-	-	-	-	-	-
CFG PA Souderton	06/07	11/12	-	-	-	-	-	-	-	-	-	-	-
CFG PA Wilkes-Barre	06/07	11/12	-	-	-	-	-	-	-	-	-	-	-
			-	-	3,015	3,015	3,015	-	3,015	(159)	(770)	-	(770)

Retail Citizens Bank – 59
CT Stonington Pawcat	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
IL Orland Hills	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
MA Milton	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
MA South Dennis	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
MA Woburn	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
MI Farmington	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
MI Troy	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
NH Keene Retail	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
NH Manchester	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
NH Salem	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
OH Fairlawn Office	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
OH Parma	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
OH Parma Heights	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
OH South Russell	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Aliquippa	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Altoona	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Ashley	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Butler	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Camp Hill	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
A-13

TABLE V

SALES OR DISPOSALS OF PROPERTIES (A)

(000’s omitted)

	Date Acquired	Date of Sale	Cash Received net of Closing Costs (B)	Selling Commis- sions Paid or Payable to Inland	Mortgage at Time of Sale	Total	Original Mortgage Financing	Partnership Capital Invested (C)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (D)	Total Taxable Gain (loss) from Sale	Ordinary Income from Sale	Capital Gain (loss)
PA Carnegie	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Dillsburg	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Drexel Hill	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Erie	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Ford City	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Greensburg	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Highspire	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Kingston	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Kittanning	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Latrobe	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Lower Burrell	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Matamoras	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Mercer Drive In	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Milford	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Mountain Top	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Oakmont	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Oil City	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Philadelphia	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Philadelphia	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Pitcairn	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Pittsburgh	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Pittsburgh	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Pittsburgh	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Pittsburgh	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Pittsburgh	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Pittsburgh	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Pittsburgh	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Pittsburgh Retail	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Pittsburgh Retail	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
A-14

TABLE V

SALES OR DISPOSALS OF PROPERTIES (A)

(000’s omitted)

	Date Acquired	Date of Sale	Cash Received net of Closing Costs (B)	Selling Commis- sions Paid or Payable to Inland	Mortgage at Time of Sale	Total	Original Mortgage Financing	Partnership Capital Invested (C)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (D)	Total Taxable Gain (loss) from Sale	Ordinary Income from Sale	Capital Gain (loss)
PA Reading	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Tyrone	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Upper Darby	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Warrendale	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Wexford	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
RI Cranston	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
RI East Greenwich	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
RI N. Providence	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
RI Providence	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
RI Rumford	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
VT Middlebury	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
			7,485	-	77,253	84,738	77,253	7,485	84,738	5,284	(11,043)	320	(11,363)

CFG PA West Chester	06/07	12/12	304	-	-	304	-	304	304	(513)	(683)	-	(683)

CFG PA Broadheadsvi	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
CFG PA Tannersville	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
			142	-	2,117	2,258	2,117	142	2,258	(687)	(1,427)	-	(1,427)

CFG MA Dedham	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
CFG MA Hanover	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
CFG MA Needham	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
			4,476	-	1,586	6,062	1,586	4,476	6,062	248	705	47	658

A-15

TABLE V

SALES OR DISPOSALS OF PROPERTIES (A)

(000’s omitted)

	Date Acquired	Date of Sale	Cash Received net of Closing Costs (B)	Selling Commis- sions Paid or Payable to Inland	Mortgage at Time of Sale	Total	Original Mortgage Financing	Partnership Capital Invested (C)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (D)	Total Taxable Gain (loss) from Sale	Ordinary Income from Sale	Capital Gain (loss)

CFG RI - 07 North Prov	06/07	12/12	1,994	-	1,818	3,812	1,818	1,994	3,812	(39)	(527)	-	(527)
CFG-IL - 07 Chicago Hts.	06/07	01/13	2,001	-	-	2,001	-	2,001	2,001	9	780	31	749
CFG-IL - 16 Westchester	06/07	02/13	1,339		-	1,339		1,339	1,339	14	15	3	12
CFG-DE - 01 Lewes	06/07	02/13	1,079		-	1,079		1,079	1,079	12	216	13	203

Retail Citizens Bank – 5
CFG-IL Villa Park	06/07	03/13	-	-	-	-	-	-	-	12	(414)	-	(414)
CFG-MA Springfield	06/07	03/13	-	-	-	-	-	-	-	7	(217)	-	(217)
CFG-NH Hinsdale	06/07	03/13	-	-	-	-	-	-	-	7	(156)	-	(156)
CFG-PA Altoona	06/07	03/13	-	-	-	-	-	-	-	11	(156)	-	(156)
CFG-PA Cranberry	06/07	03/13	-	-	-	-	-	-	-	10	(166)	-	(166)
			1,897		2,067	3,964	2,067	1,897	3,964	47	(1,109)	-	(1,109)

CFG-PA - 67 Reading	06/07	04/13	1,889		-	1,889		1,889	1,889	36	(289)	-	(289)
CFG-PA Charleroi	06/07	05/13	1,512		-	1,512		1,512	1,512	28	97	19	77
CFG-MA Springfield	06/07	05/13	1,004		-	1,004		1,004	1,004	24	(79)	-	(79)
CFG-PA Glenside	06/07	05/13	1,829		-	1,829		1,829	1,829	36	(181)	-	(181)
CFG-PA Camp Hill	06/07	06/13	1,212		-	1,212		1,212	1,212	47	(1,197)	-	(1,197)
CFG-NJ Haddon Heights	06/07	07/13	1,380		-	1,380		1,380	1,380	48	374	19	356
CFG-RI Warwick Office	06/07	09/13	*	-	-	-	-	-	-	529	(1,465)	-	(1,465)
CFG-RI Warwick Office	06/07	09/13	*	-	-	-	-	-	-	326	(298)	-	(298)
Citizens (CFG) Mellon Bank	06/07	12/13	3,041		-	3,041		3,041	3,041	223	(193)	-	(193)

A-16

TABLE V

SALES OR DISPOSALS OF PROPERTIES (A)

(000’s omitted)

	Date Acquired	Date of Sale	Cash Received net of Closing Costs (B)	Selling Commis- sions Paid or Payable to Inland	Mortgage at Time of Sale	Total	Original Mortgage Financing	Partnership Capital Invested (C)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (D)	Total Taxable Gain (loss) from Sale	Ordinary Income from Sale	Capital Gain (loss)
Retail SunTrust Banks – 6
ST-FL Kirkman -	12/07	12/12	-	-	-	-	-	-	-	-	-	-	-
ST-FL SE Lauderdale	12/07	12/12	-	-	-	-	-	-	-	-	-	-	-
ST-FL Hunters Creek	12/07	12/12	-	-	-	-	-	-	-	-	-	-	-
ST-GA Peachtree Cor	12/07	12/12	-	-	-	-	-	-	-	-	-	-	-
ST-GA Brookwood Sq	12/07	12/12	-	-	-	-	-	-	-	-	-	-	-
ST-MD Annapolis	12/07	12/12	-	-	-	-	-	-	-	-	-	-	-
			16,011	-	-	16,011	-	16,011	16,011	720	2,821	199	2,622

Retail SunTrust Banks – 27
ST-FL Plant City	12/07	03/13	-	-	-	-	-	-	-	40	279	30	248
ST-FL Dunedin	12/07	03/13	-	-	-	-	-	-	-	39	266	29	237
ST-FL East Lake Wales	12/07	03/13	-	-	-	-	-	-	-	22	135	16	119
ST-FL Port Orange	12/07	03/13	-	-	-	-	-	-	-	27	179	20	158
ST-FL West Port Orange	12/07	03/13	-	-	-	-	-	-	-	30	199	22	176
ST-FL Wellington	12/07	03/13	-	-	-	-	-	-	-	33	221	25	196
ST-FL North Port	12/07	03/13	-	-	-	-	-	-	-	30	196	22	174
ST-FL Fivay Road	12/07	03/13	-	-	-	-	-	-	-	29	192	22	170
ST-FL Dunnellon Office	12/07	03/13	-	-	-	-	-	-	-	9	39	7	33
ST-GA Georgetown Branch	12/07	03/13	-	-	-	-	-	-	-	49	297	44	253
ST-GA Bowdon Branch	12/07	03/13	-	-	-	-	-	-	-	25	140	23	117
ST-GA Demere Office	12/07	03/13	-	-	-	-	-	-	-	32	182	29	153
ST-GA Jesup Office	12/07	03/13	-	-	-	-	-	-	-	28	161	26	135
ST-MD Ellicott City	12/07	03/13	-	-	-	-	-	-	-	37	341	51	290
ST-MD Waldorf	12/07	03/13	-	-	-	-	-	-	-	49	478	68	411
ST-NC NCF: Belmont Main Street	12/07	03/13	-	-	-	-	-	-	-	21	236	33	203
A-17

TABLE V

SALES OR DISPOSALS OF PROPERTIES (A)

(000’s omitted)

	Date Acquired	Date of Sale	Cash Received net of Closing Costs (B)	Selling Commis- sions Paid or Payable to Inland	Mortgage at Time of Sale	Total	Original Mortgage Financing	Partnership Capital Invested (C)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (D)	Total Taxable Gain (loss) from Sale	Ordinary Income from Sale	Capital Gain (loss)
ST-NC NCF: Mocksville – Val	12/07	03/13	-	-	-	-	-	-	-	54	647	84	563
ST-NC NCF: Pinewinds	12/07	03/13	-	-	-	-	-	-	-	18	196	28	168
ST-NC NCF: Zebulon	12/07	03/13	-	-	-	-	-	-	-	16	168	25	143
ST-SC NCF: Perpetual Square	12/07	03/13	-	-	-	-	-	-	-	22	181	36	145
ST-TN Madison Branch	12/07	03/13	-	-	-	-	-	-	-	20	180	26	154
ST-TN Lavergne Branch	12/07	03/13	-	-	-	-	-	-	-	5	25	5	20
ST-TN Brainerd Branch	12/07	03/13	-	-	-	-	-	-	-	22	193	27	166
ST-VA Azalea	12/07	03/13	-	-	-	-	-	-	-	10	83	14	68
ST-VA Boonsboro	12/07	03/13	-	-	-	-	-	-	-	10	86	15	71
ST-VA Cheriton	12/07	03/13	-	-	-	-	-	-	-	8	68	12	55
			48,435			48,435		48,435	48,435	695	5,470	757	4,713

Retail SunTrust Banks – 2
ST-GA Mall Boulevard Branch	12/07	04/13	-	-	-	-	-	-	-	28	741	23	719
ST-GA Washington Road Aug	12/07	04/13	-	-	-	-	-	-	-	20	133	16	117
			2,906			2,906		2,906	2,906	48	874	38	836

Retail SunTrust Banks – 28
ST-FL Cutler Ridge Office	12/07	04/13	-	-	-	-	-	-	-	6	300	31	269
ST-FL University Branch	12/07	04/13	-	-	-	-	-	-	-	19	198	20	178
ST-FL Destin Branch	12/07	04/13	-	-	-	-	-	-	-	27	281	28	253
ST-FL Palm Harbor Office	12/07	04/13	-	-	-	-	-	-	-	21	218	22	197
ST-FL North Coral Springs	12/07	04/13	-	-	-	-	-	-	-	25	266	27	240
ST-FL South Daytona Branch	12/07	04/13	-	-	-	-	-	-	-	20	207	21	186
A-18

TABLE V

SALES OR DISPOSALS OF PROPERTIES (A)

(000’s omitted)

	Date Acquired	Date of Sale	Cash Received net of Closing Costs (B)	Selling Commis- sions Paid or Payable to Inland	Mortgage at Time of Sale	Total	Original Mortgage Financing	Partnership Capital Invested (C)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (D)	Total Taxable Gain (loss) from Sale	Ordinary Income from Sale	Capital Gain (loss)

ST-FL South 441 Branch	12/07	04/13	-	-	-	-	-	-	-	23	247	25	222
ST-FL Melbourne South Branch	12/07	04/13	-	-	-	-	-	-	-	22	227	23	205
ST-FL Oakbridge Center	12/07	04/13	-	-	-	-	-	-	-	20	209	21	188
ST-FL Hospital Branch	12/07	04/13	-	-	-	-	-	-	-	7	339	34	305
ST-GA Pershing Point Branch	12/07	04/13	-	-	-	-	-	-	-	20	245	26	219
ST-GA Executive Park	12/07	04/13	-	-	-	-	-	-	-	5	336	36	300
ST-GA North Fulton Hospital	12/07	04/13	-	-	-	-	-	-	-	25	304	33	271
ST-NC Maple Avenue	12/07	04/13	-	-	-	-	-	-	-	9	170	22	149
ST-NC Carriboro	12/07	04/13	-	-	-	-	-	-	-	9	176	22	154
ST-NC Parkade	12/07	04/13	-	-	-	-	-	-	-	12	243	31	213
ST-NC Northgate	12/07	04/13	-	-	-	-	-	-	-	18	368	46	322
ST-NC Summit Avenue	12/07	04/13	-	-	-	-	-	-	-	10	197	25	172
ST-NC Lexington	12/07	04/13	-	-	-	-	-	-	-	11	220	28	192
ST-NC Jefferson St	12/07	04/13	-	-	-	-	-	-	-	18	353	44	308
ST-NC Yadkin Plaza	12/07	04/13	-	-	-	-	-	-	-	5	97	12	85
ST-SC Belton	12/07	04/13	-	-	-	-	-	-	-	8	110	22	88
ST-SC Travelers Rest	12/07	04/13	-	-	-	-	-	-	-	12	158	32	127
ST-TN Murfreesboro Road	12/07	04/13	-	-	-	-	-	-	-	12	181	23	158
ST-TN Hobbs Road	12/07	04/13	-	-	-	-	-	-	-	1	429	53	376
ST-VA Church Hill	12/07	04/13	-	-	-	-	-	-	-	20	362	46	316
ST-VA Washington Street	12/07	04/13	-	-	-	-	-	-	-	4	65	8	57
ST-VA Industrial Park	12/07	04/13	-	-	-	-	-	-	-	10	175	22	153
			15,801		29,153	44,954		44,954	44,954	395	6,684	782	5,902

A-19

TABLE V

SALES OR DISPOSALS OF PROPERTIES (A)

(000’s omitted)

	Date Acquired	Date of Sale	Cash Received net of Closing Costs (B)	Selling Commis- sions Paid or Payable to Inland	Mortgage at Time of Sale	Total	Original Mortgage Financing	Partnership Capital Invested (C)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (D)	Total Taxable Gain (loss) from Sale	Ordinary Income from Sale	Capital Gain (loss)
ST-MD Rosemont	12/07	04/13	2,109		-	2,109		2,109	2,109	24	285	39	246
ST-FL Northwood Office	12/07	05/13	1,642		-	1,642		1,642	1,642	31	145	14	131
ST-VA Rocky Mount Main Office	12/07	05/13	1,959		-	1,959		1,959	1,959	28	294	38	256
ST-FL North Palm Beach	12/07	05/13	1,906		-	1,906		1,906	1,906	36	46	9	37
ST-VA Lewis Gale	12/07	06/13	933		-	933		933	933	23	(366)	-	(366)

Retail SunTrust Banks – 139
ST-DC Rhode Island Ave	03/08	06/13	-	-	-	-	-	-	-	11	391	61	330
ST-FL Roseland	03/08	06/13	-	-	-	-	-	-	-	28	189	19	170
ST-FL Bartow	03/08	06/13	-	-	-	-	-	-	-	20	117	12	105
ST-FL Gulf Breeze	03/08	06/13	-	-	-	-	-	-	-	23	354	36	318
ST-FL Hallandale	03/08	06/13	-	-	-	-	-	-	-	26	435	44	392
ST-FL Homosassa Springs	03/08	06/13	-	-	-	-	-	-	-	26	129	14	116
ST-FL West Inverness	03/08	06/13	-	-	-	-	-	-	-	22	108	12	97
ST-FL Crystal River	03/08	06/13	-	-	-	-	-	-	-	21	326	33	294
ST-FL South Port	03/08	06/13	-	-	-	-	-	-	-	40	180	19	162
ST-FL Lady Lake	03/08	06/13	-	-	-	-	-	-	-	37	252	26	227
ST-FL Freedom Park	03/08	06/13	-	-	-	-	-	-	-	35	234	24	210
ST-FL River Crossing	03/08	06/13	-	-	-	-	-	-	-	30	181	19	163
ST-FL Beverly Hills	03/08	06/13	-	-	-	-	-	-	-	33	199	20	178
ST-FL Timber Pines	03/08	06/13	-	-	-	-	-	-	-	35	158	16	142
ST-FL San Jose	03/08	06/13	-	-	-	-	-	-	-	28	166	17	149
ST-FL Mandarin	03/08	06/13	-	-	-	-	-	-	-	31	211	22	189
ST-FL Osceola	03/08	06/13	-	-	-	-	-	-	-	30	380	38	341
ST-FL E. Lake Woodlands	03/08	06/13	-	-	-	-	-	-	-	25	107	11	96
ST-FL Largo	03/08	06/13	-	-	-	-	-	-	-	31	135	14	121
ST-FL Southwood	03/08	06/13	-	-	-	-	-	-	-	29	193	20	173
A-20

TABLE V

SALES OR DISPOSALS OF PROPERTIES (A)

(000’s omitted)

	Date Acquired	Date of Sale	Cash Received net of Closing Costs (B)	Selling Commis- sions Paid or Payable to Inland	Mortgage at Time of Sale	Total	Original Mortgage Financing	Partnership Capital Invested (C)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (D)	Total Taxable Gain (loss) from Sale	Ordinary Income from Sale	Capital Gain (loss)
ST-FL Wildwood	03/08	06/13	-	-	-	-	-	-	-	49	255	26	229
ST-FL Wildwood	03/08	06/13	-	-	-	-	-	-	-	25	146	15	130
ST-FL Lynn Haven	03/08	06/13	-	-	-	-	-	-	-	37	167	17	149
ST-FL Palmetto Park	03/08	06/13	-	-	-	-	-	-	-	43	291	29	262
ST-FL Riverbridge	03/08	06/13	-	-	-	-	-	-	-	41	282	28	253
ST-FL Avon Park US Hwy 27	03/08	06/13	-	-	-	-	-	-	-	45	235	24	211
ST-FL Sebring North	03/08	06/13	-	-	-	-	-	-	-	34	151	16	135
ST-FL Lake Placid	03/08	06/13	-	-	-	-	-	-	-	34	205	21	184
ST-FL Bloomingdale	03/08	06/13	-	-	-	-	-	-	-	20	114	12	102
ST-FL Plantation Square	03/08	06/13	-	-	-	-	-	-	-	34	153	16	137
ST-FL Haines City	03/08	06/13	-	-	-	-	-	-	-	36	216	22	194
ST-FL Orange Camp	03/08	06/13	-	-	-	-	-	-	-	42	190	19	170
ST-FL Edgewater	03/08	06/13	-	-	-	-	-	-	-	30	203	21	183
ST-FL Flagler Beach	03/08	06/13	-	-	-	-	-	-	-	40	179	18	160
ST-FL Northgate	03/08	06/13	-	-	-	-	-	-	-	31	190	19	170
ST-FL S. Peninsula	03/08	06/13	-	-	-	-	-	-	-	25	125	13	112
ST-FL Zephurhills Main	03/08	06/13	-	-	-	-	-	-	-	31	382	38	344
ST-FL Weeki Wachee	03/08	06/13	-	-	-	-	-	-	-	50	262	27	236
ST-FL Seven Hills	03/08	06/13	-	-	-	-	-	-	-	51	268	27	241
ST-FL North Miami Beach	03/08	06/13	-	-	-	-	-	-	-	31	180	19	161
ST-FL International Mall	03/08	06/13	-	-	-	-	-	-	-	53	314	33	281
ST-FL Punta Gorda	03/08	06/13	-	-	-	-	-	-	-	47	336	34	303
ST-FL Metrowest	03/08	06/13	-	-	-	-	-	-	-	22	277	28	249
ST-FL Eastwood	03/08	06/13	-	-	-	-	-	-	-	48	296	30	266
ST-FL Suntree	03/08	06/13	-	-	-	-	-	-	-	38	169	17	151
ST-FL The Villages	03/08	06/13	-	-	-	-	-	-	-	42	220	22	197
ST-FL Zephurhills North	03/08	06/13	-	-	-	-	-	-	-	35	154	16	138
ST-FL County Road #1	03/08	06/13	-	-	-	-	-	-	-	39	266	27	239
A-21

TABLE V

SALES OR DISPOSALS OF PROPERTIES (A)

(000’s omitted)

	Date Acquired	Date of Sale	Cash Received net of Closing Costs (B)	Selling Commis- sions Paid or Payable to Inland	Mortgage at Time of Sale	Total	Original Mortgage Financing	Partnership Capital Invested (C)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (D)	Total Taxable Gain (loss) from Sale	Ordinary Income from Sale	Capital Gain (loss)
ST-FL 22nd Ave North	03/08	06/13	-	-	-	-	-	-	-	40	182	19	163
ST-FL Oakhurst	03/08	06/13	-	-	-	-	-	-	-	32	142	15	127
ST-FL Riverdale-Ft. Myers	03/08	06/13	-	-	-	-	-	-	-	35	211	22	190
ST-FL San Carlos	03/08	06/13	-	-	-	-	-	-	-	29	129	14	115
ST-FL East Tamarac	03/08	06/13	-	-	-	-	-	-	-	20	300	30	270
ST-FL Sun City Center	03/08	06/13	-	-	-	-	-	-	-	55	401	40	361
ST-FL Westland	03/08	06/13	-	-	-	-	-	-	-	(212)	409	42	367
ST-FL Belleview	03/08	06/13	-	-	-	-	-	-	-	23	116	12	104
ST-FL North 49th ST	03/08	06/13	-	-	-	-	-	-	-	24	105	11	93
ST-GA Chattahoochee	03/08	06/13	-	-	-	-	-	-	-	13	99	12	87
ST-GA Mountain Indust	03/08	06/13	-	-	-	-	-	-	-	26	187	21	166
ST-GA Brookhaven	03/08	06/13	-	-	-	-	-	-	-	57	499	55	444
ST-GA Haynes Bridge	03/08	06/13	-	-	-	-	-	-	-	22	407	45	362
ST-GA Woodstock	03/08	06/13	-	-	-	-	-	-	-	48	257	29	228
ST-GA Medlock Bridge	03/08	06/13	-	-	-	-	-	-	-	45	275	31	244
ST-GA Gwinnett Medical Ct	03/08	06/13	-	-	-	-	-	-	-	45	394	44	351
ST-GA Berkeley Lake	03/08	06/13	-	-	-	-	-	-	-	22	153	18	135
ST-GA Honey Creek	03/08	06/13	-	-	-	-	-	-	-	14	106	12	93
ST-GA Jonesboro	03/08	06/13	-	-	-	-	-	-	-	24	194	22	172
ST-GA Terrell Mill	03/08	06/13	-	-	-	-	-	-	-	22	175	20	155
ST-GA Walton Way	03/08	06/13	-	-	-	-	-	-	-	17	100	12	88
ST-GA Forest Hills	03/08	06/13	-	-	-	-	-	-	-	18	138	16	122
ST-GA Peach Orchard	03/08	06/13	-	-	-	-	-	-	-	35	216	24	191
ST-GA Peachtree	03/08	06/13	-	-	-	-	-	-	-	24	123	14	109
ST-GA Vineville	03/08	06/13	-	-	-	-	-	-	-	10	74	9	65
ST-GA Watson Blvd	03/08	06/13	-	-	-	-	-	-	-	42	307	34	273
ST-GA Gillionville	03/08	06/13	-	-	-	-	-	-	-	17	133	15	118
ST-GA Southside	03/08	06/13	-	-	-	-	-	-	-	21	(481)	-	(481)
ST-GA Baxley	03/08	06/13	-	-	-	-	-	-	-	42	219	25	195
ST-GA Windward McGinnis	03/08	06/13	-	-	-	-	-	-	-	37	303	34	269
A-22

TABLE V

SALES OR DISPOSALS OF PROPERTIES (A)

(000’s omitted)

	Date Acquired	Date of Sale	Cash Received net of Closing Costs (B)	Selling Commis- sions Paid or Payable to Inland	Mortgage at Time of Sale	Total	Original Mortgage Financing	Partnership Capital Invested (C)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (D)	Total Taxable Gain (loss) from Sale	Ordinary Income from Sale	Capital Gain (loss)
ST-MD Chestertown	03/08	06/13	-	-	-	-	-	-	-	17	205	29	176
ST-MD Bladensburg	03/08	06/13	-	-	-	-	-	-	-	38	310	44	266
ST-MD Osborne Road	03/08	06/13	-	-	-	-	-	-	-	11	428	60	368
ST-NC NCF: Black Mtn	03/08	06/13	-	-	-	-	-	-	-	26	243	30	214
ST-NC NCF: Butner	03/08	06/13	-	-	-	-	-	-	-	11	102	13	89
ST-NC NCF: North Harrison	03/08	06/13	-	-	-	-	-	-	-	28	214	26	188
ST-NC NCF: Chapel Hill Bl	03/08	06/13	-	-	-	-	-	-	-	18	132	17	115
ST-NC NCF: Denton	03/08	06/13	-	-	-	-	-	-	-	30	237	29	208
ST-NC NCF: Erwin	03/08	06/13	-	-	-	-	-	-	-	12	(294)	-	(294)
ST-NC NCF: Battleground	03/08	06/13	-	-	-	-	-	-	-	14	148	18	129
ST-NC NCF: Hudson	03/08	06/13	-	-	-	-	-	-	-	13	(273)	-	(273)
ST-NC NCF: Lake Norman	03/08	06/13	-	-	-	-	-	-	-	14	283	16	267
ST-NC NCF: Cannon Blvd	03/08	06/13	-	-	-	-	-	-	-	40	315	38	277
ST-NC NCF: Kernersville	03/08	06/13	-	-	-	-	-	-	-	21	157	20	137
ST-NC NCF: Marshville	03/08	06/13	-	-	-	-	-	-	-	13	82	11	71
ST-NC NCF: Mocksville-W	03/08	06/13	-	-	-	-	-	-	-	22	(434)	-	(434)
ST-NC NCF: Charlotte Ave	03/08	06/13	-	-	-	-	-	-	-	14	152	19	133
ST-NC NCF: Hilltop	03/08	06/13	-	-	-	-	-	-	-	20	127	16	111
ST-NC NCF: Norwood	03/08	06/13	-	-	-	-	-	-	-	15	135	17	118
ST-NC NCF: Harps Mill	03/08	06/13	-	-	-	-	-	-	-	47	367	44	322
ST-NC NCF: South Madison	03/08	06/13	-	-	-	-	-	-	-	31	240	29	210
ST-NC NCF: Wake Forest	03/08	06/13	-	-	-	-	-	-	-	49	335	40	295
ST-NC NCF: Youngsville	03/08	06/13	-	-	-	-	-	-	-	8	59	8	51
ST-SC NCF: Northtowne	03/08	06/13	-	-	-	-	-	-	-	28	176	26	151
ST-SC NCF: Hillcrest	03/08	06/13	-	-	-	-	-	-	-	18	109	17	92
ST-TN West End	03/08	06/13	-	-	-	-	-	-	-	34	160	18	142
ST-TN Hermitage	03/08	06/13	-	-	-	-	-	-	-	20	117	14	103
ST-TN Priest Lake	03/08	06/13	-	-	-	-	-	-	-	21	124	14	109
ST-TN Northside	03/08	06/13	-	-	-	-	-	-	-	16	93	11	82
A-23

TABLE V

SALES OR DISPOSALS OF PROPERTIES (A)

(000’s omitted)

	Date Acquired	Date of Sale	Cash Received net of Closing Costs (B)	Selling Commis- sions Paid or Payable to Inland	Mortgage at Time of Sale	Total	Original Mortgage Financing	Partnership Capital Invested (C)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (D)	Total Taxable Gain (loss) from Sale	Ordinary Income from Sale	Capital Gain (loss)
ST-IN Industrial Park	03/08	06/13	-	-	-	-	-	-	-	8	45	6	39
ST-TN St. Elmo	03/08	06/13	-	-	-	-	-	-	-	27	127	15	112
ST-TN Red Bank	03/08	06/13	-	-	-	-	-	-	-	19	115	13	102
ST-TN Highway 58	03/08	06/13	-	-	-	-	-	-	-	18	94	11	83
ST-TN East Third St	03/08	06/13	-	-	-	-	-	-	-	19	83	10	73
ST-TN Broadway	03/08	06/13	-	-	-	-	-	-	-	5	10	2	8
ST-TN Jonesborough	03/08	06/13	-	-	-	-	-	-	-	6	32	4	27
ST-TN Lake City	03/08	06/13	-	-	-	-	-	-	-	15	91	11	81
ST-VA Allen Avenue	03/08	06/13	-	-	-	-	-	-	-	56	305	34	271
ST-VA Mechanicsville	03/08	06/13	-	-	-	-	-	-	-	19	118	14	104
ST-VA Beaverdam	03/08	06/13	-	-	-	-	-	-	-	11	63	8	55
ST-VA Regency	03/08	06/13	-	-	-	-	-	-	-	23	191	22	169
ST-VA East Henrico	03/08	06/13	-	-	-	-	-	-	-	12	59	7	52
ST-VA Tuckernuck	03/08	06/13	-	-	-	-	-	-	-	15	123	14	109
ST-VA Lightfoot	03/08	06/13	-	-	-	-	-	-	-	11	79	10	70
ST-VA Lee-Old Dominion	03/08	06/13	-	-	-	-	-	-	-	15	340	38	302
ST-VA Spotsylvania Courth	03/08	06/13	-	-	-	-	-	-	-	39	291	33	259
ST-VA South Boston	03/08	06/13	-	-	-	-	-	-	-	25	180	21	159
ST-VA Port Road	03/08	06/13	-	-	-	-	-	-	-	17	88	11	78
ST-VA Gloucester Point	03/08	06/13	-	-	-	-	-	-	-	29	153	18	136
ST-VA Madison Heights	03/08	06/13	-	-	-	-	-	-	-	15	73	9	64
ST-VA Northwest	03/08	06/13	-	-	-	-	-	-	-	6	30	4	26
ST-VA Tanglewood	03/08	06/13	-	-	-	-	-	-	-	16	80	10	71
ST-VA Route 114 & US 11	03/08	06/13	-	-	-	-	-	-	-	11	73	9	64
ST-VA Riverside Park/Relo	03/08	06/13	-	-	-	-	-	-	-	43	393	44	349
ST-VA Franklin	03/08	06/13	-	-	-	-	-	-	-	14	112	13	99
ST-VA Westgate	03/08	06/13	-	-	-	-	-	-	-	26	448	50	398
ST-VA Lynnhaven	03/08	06/13	-	-	-	-	-	-	-	19	138	16	122
ST-FL Sun Trust Plaza	03/08	06/13	-	-	-	-	-	-	-	59	211	16	195
A-24

TABLE V

SALES OR DISPOSALS OF PROPERTIES (A)

(000’s omitted)

	Date Acquired	Date of Sale	Cash Received net of Closing Costs (B)	Selling Commis- sions Paid or Payable to Inland	Mortgage at Time of Sale	Total	Original Mortgage Financing	Partnership Capital Invested (C)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (D)	Total Taxable Gain (loss) from Sale	Ordinary Income from Sale	Capital Gain (loss)
ST-FL Holly Hill	03/08	06/13	-	-	-	-	-	-	-	33	131	10	120
ST-GA Brunswick	03/08	06/13	-	-	-	-	-	-	-	12	400	52	348
ST-GA E.E. Butler Office	03/08	06/13	-	-	-	-	-	-	-	10	476	62	414
			103,752	-	129,905	233,657	129,905	103,752	233,657	3,565	25,748	3,029	22,718

ST-FL Fletcher Office	12/07	06/13	1,131	-	-	1,131		1,131	1,131	33	143	12	131
ST-FL Panama City Beach Office	12/07	07/13	942	-	-	942		942	942	32	50	10	40

Retail SunTrust Banks – 3
ST-MD Parole	12/07	07/13	-	-	-	-	-	-	-	124	685	98	587
ST-NC NCF: Oakboro	12/07	07/13	-	-	-	-	-	-	-	22	158	20	138
ST-TN West Nashville Branch	12/07	07/13	-	-	-	-	-	-	-	23	130	17	114
			6,979	-	-	6,979	-	6,979	6,979	170	973	135	838

Retail SunTrust Banks – 3
ST-FL Clinton Avenue Office	12/07	07/13	-	-	-	-	-	-	-	47	75	15	60
ST-FL Apopka Branch	12/07	07/13	-	-	-	-	-	-	-	68	50	10	40
ST-FL Palm Coast West Branch	12/07	07/13	-	-	-	-	-	-	-	78	262	25	236
			5,343	-	-	5,343	-	5,343	5,343	193	387	50	336
A-25

TABLE V

SALES OR DISPOSALS OF PROPERTIES (A)

(000’s omitted)

	Date Acquired	Date of Sale	Cash Received net of Closing Costs (B)	Selling Commis- sions Paid or Payable to Inland	Mortgage at Time of Sale	Total	Original Mortgage Financing	Partnership Capital Invested (C)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (D)	Total Taxable Gain (loss) from Sale	Ordinary Income from Sale	Capital Gain (loss)
Retail SunTrust Banks - 31
ST-DC Brightwood	12/07	09/13	*	-	-	-	-	-	-	99	393	71	323
ST-FL Coronado	12/07	09/13	*	-	-	-	-	-	-	155	1,190	42	1,148
ST-FL Ridge Manor	12/07	09/13	*	-	-	-	-	-	-	21	15	3	12
ST-FL Belvedere	12/07	09/13	*	-	-	-	-	-	-	119	989	32	957
ST-FL South Orlando	12/07	09/13	*	-	-	-	-	-	-	155	89	18	71
ST-FL Alafaya/Highway 5	12/07	09/13	*	-	-	-	-	-	-	105	175	29	147
ST-FL Virginia Avenue	12/07	09/13	*	-	-	-	-	-	-	94	(118)	-	(118)
ST-GA Dunwoody	12/07	09/13	*	-	-	-	-	-	-	130	556	43	513
ST-GA Greenbriar	12/07	09/13	*	-	-	-	-	-	-	71	529	23	506
ST-GA Jackson Street	12/07	09/13	*	-	-	-	-	-	-	62	531	20	510
ST-GA Satilla Square	12/07	09/13	*	-	-	-	-	-	-	72	863	24	839
ST-MD Ardmore-Ardwick	12/07	09/13	*	-	-	-	-	-	-	69	(51)	-	(51)
ST-NC NCF: Kildaire Farm	12/07	09/13	*	-	-	-	-	-	-	44	273	24	249
ST-NC NCF: Stokesdale	12/07	09/13	*	-	-	-	-	-	-	30	88	16	71
ST-NC NCF: Summerfield	12/07	09/13	*	-	-	-	-	-	-	30	(111)	-	(111)
ST-NC NCF: Waynesville	12/07	09/13	*	-	-	-	-	-	-	39	249	22	227
ST-SC NCF: Fountain Inn	12/07	09/13	*	-	-	-	-	-	-	48	457	31	426
ST-TN East Nashville	12/07	09/13	*	-	-	-	-	-	-	35	(188)	-	(188)
ST-TN Savannah Main	12/07	09/13	*	-	-	-	-	-	-	64	566	23	543
ST-TN Hixson	12/07	09/13	*	-	-	-	-	-	-	41	199	15	185
ST-TN Oak Ridge	12/07	09/13	*	-	-	-	-	-	-	72	354	26	328
ST-VA Doswell	12/07	09/13	*	-	-	-	-	-	-	27	199	12	187
ST-VA Vinton	12/07	09/13	*	-	-	-	-	-	-	19	(156)	-	(156)
ST-VA New Market	12/07	09/13	*	-	-	-	-	-	-	50	493	22	471
ST-GA North Brunswick	12/07	09/13	*	-	-	-	-	-	-	11	36	4	32
ST-NC NCF: Cum Park	12/07	09/13	*	-	-	-	-	-	-	25	108	14	93
ST-NC NCF: West Street	12/07	09/13	*	-	-	-	-	-	-	12	60	8	52
ST-GA Prince Avenue	03/08	09/13	*	-	-	-	-	-	-	73	271	30	241
A-26

TABLE V

SALES OR DISPOSALS OF PROPERTIES (A)

(000’s omitted)

	Date Acquired	Date of Sale	Cash Received net of Closing Costs (B)	Selling Commis- sions Paid or Payable to Inland	Mortgage at Time of Sale	Total	Original Mortgage Financing	Partnership Capital Invested (C)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (D)	Total Taxable Gain (loss) from Sale	Ordinary Income from Sale	Capital Gain (loss)
ST-TN Twenty-FifthSt	03/08	09/13	*	-	-	-	-	-	-	27	135	17	118
ST-TN Twenty-Fifth St	03/08	09/13	*	-	-	-	-	-	-	20	56	7	49
ST-VA Nassawadox	03/08	09/13	*	-	-	-	-	-	-	18	61	8	53
			-	-	-	-	-	-	-	1,838	8,312	584	7,727

Total for Inland American Retail Properties:			390,844	-	377,274	768,117	366,408	401,710	768,117	17,680	42,126	8,034	34,052

Industrial Properties
McKesson Distribution Center	11/05	06/11	8,997	-	-	8,997	-	8,997	8,997	204	735	315	420
Union Venture	10/07	05/12	11,907	-	35,458	47,365	38,421	8,945	47,365	(368)	(9,100)	-	(9,100)
Southwide Industrial Ctr #8	04/07	09/12	-	-	196	196	196	-	196	(103)	(32)	-	(32)

Prologis Portfolio - 19
Airport Distrib Ctr #10	04/07	12/12	-	-	-	-	-	-	-	-	-	-	-
Airport Distrib Ctr #11	04/07	12/12	-	-	-	-	-	-	-	-	-	-	-
Airport Distrib Ctr #15	04/07	12/12	-	-	-	-	-	-	-	-	-	-	-
Airport Distrib Ctr #16	04/07	12/12	-	-	-	-	-	-	-	-	-	-	-
Airport Distrib Ctr #18	04/07	12/12	-	-	-	-	-	-	-	-	-	-	-
Airport Distrib Ctr #19	04/07	12/12	-	-	-	-	-	-	-	-	-	-	-
Airport Distrib Ctr #2	04/07	12/12	-	-	-	-	-	-	-	-	-	-	-
Airport Distrib Ctr #4	04/07	12/12	-	-	-	-	-	-	-	-	-	-	-
Airport Distrib Ctr #7	04/07	12/12	-	-	-	-	-	-	-	-	-	-	-
Airport Distrib Ctr #8	04/07	12/12	-	-	-	-	-	-	-	-	-	-	-
Airport Distrib Ctr #9	04/07	12/12	-	-	-	-	-	-	-	-	-	-	-
Delp Dist. Ctr #2	04/07	12/12	-	-	-	-	-	-	-	-	-	-	-
Delp Dist Ctr #5	04/07	12/12	-	-	-	-	-	-	-	-	-	-	-
Delp Dist Ctr #8	04/07	12/12	-	-	-	-	-	-	-	-	-	-	-
Southwide Indus. Ctr #5	04/07	12/12	-	-	-	-	-	-	-	-	-	-	-
Southwide Indus Ctr #6	04/07	12/12	-	-	-	-	-	-	-	-	-	-	-

A-27

TABLE V

SALES OR DISPOSALS OF PROPERTIES (A)

(000’s omitted)

	Date Acquired	Date of Sale	Cash Received net of Closing Costs (B)	Selling Commis- sions Paid or Payable to Inland	Mortgage at Time of Sale	Total	Original Mortgage Financing	Partnership Capital Invested (C)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (D)	Total Taxable Gain (loss) from Sale	Ordinary Income from Sale	Capital Gain (loss)
Southwide Indus Ctr #7	04/07	12/12	-	-	-	-	-	-	-	-	-	-	-
Stone Fort Dist. Ctr #1	04/07	12/12	-	-	-	-	-	-	-	-	-	-	-
Stone Fort Dist. Ctr #4	04/07	12/12	-	-	-	-	-	-	-	-	-	-	-
Kato/Milmont	12/11	08/13	6,803	-	-	6,803	-	6,803	6,803	(906)	(1,358)	-	(1,358)
UPS E-Logistics (Persis)	08/07	09/13	*	-	-	-	9,250	(9,250)	-	236	358	72	287
Atlas - Piedmont	09/07	09/13	*	-	44,594	44,594	13,563	31,031	44,594	507	5,824	774	5,050
Atlas – Gaffney	03/08	09/13	*	-	49,712	49,712	3,350	46,362	49,712	192	1,390	173	1,217
Atlas - Pendergrass	09/07	09/13	*	-	-	-	14,919	(14,919)	-	564	6,202	813	5,389
Atlas - Gainesville	09/07	09/13	*	-	-	-	7,731	(7,731)	-	298	3,303	429	2,874
Atlas - Cartersville	09/07	09/13	*	-	-	-	8,273	(8,273)	-	318	3,462	440	3,022
Atlas – Douglas	03/08	09/13	*	-	-	-	3,432	(3,432)	-	204	1,713	225	1,488
Atlas - Belvidere	03/08	09/13	*	-	-	-	11,329	(11,329)	-	527	4,116	529	3,587
Atlas - Brooklyn Park	03/08	09/13	*	-	-	-	7,407	(7,407)	-	358	2,566	309	2,257
Atlas - Zumbrota	03/08	09/13	*	-	-	-	10,242	(10,242)	-	559	4,308	556	3,752
Home Depot - Lake Park	12/08	09/13	*	-	15,805	15,805	15,469	336	15,805	654	8,998	671	8,327
Home Depot - MaCalla	12/08	09/13	*	-	17,465	17,465	17,094	371	17,465	745	9,645	711	8,935
North Pointe One	10/10	09/13	*	-	-	-	11,574	(11,574)	-	946	9,566	298	9,268
Thermo Process Systems	01/06	09/13	*	-	-	-	8,201	(8,201)	-	279	3,143	528	2,615

Total for Inland American Industrial Properties:			27,707	-	195,483	223,191	212,705	10,486	223,191	14,271	37,341	6,843	30,498

A-28

TABLE V

SALES OR DISPOSALS OF PROPERTIES (A)

(000’s omitted)

	Date Acquired	Date of Sale	Cash Received net of Closing Costs (B)	Selling Commis- sions Paid or Payable to Inland	Mortgage at Time of Sale	Total	Original Mortgage Financing	Partnership Capital Invested (C)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (D)	Total Taxable Gain (loss) from Sale	Ordinary Income from Sale	Capital Gain (loss)
Multi-Family Properties
Katy Trail	10/10	12/11	24,159	-	24,188	48,347	-	48,347	48,347	1,190	8,036	-	8,036
Waterford Place at Shadow Creek	03/07	09/12	8,621	-	16,500	25,121	16,500	8,621	25,121	799	(726)	-	(726)
Villas at Shadow Creek II	10/08	09/12	9,840	-	16,709	26,549	16,117	10,432	26,549	210	108	22	86
Fannin Street Apartments	01/10	09/12	36,173	-	35,000	71,173	31,820	39,353	71,173	(621)	16,481	509	15,972
Landings at Clear Lake	03/08	11/12	15,112	-	18,849	33,961	18,590	15,371	33,961	1,064	5,128	985	4,143
Nantucket Apartments	08/10	03/13	18,110	-	461	18,572	20,323	(1,751)	18,572	(528)	13,022	485	12,537
Southgate Apartments	03/06	08/13	6,999	-	10,725	17,724	10,725	6,999	17,724	(1,439)	3,437	687	2,750
Legacy Woods	11/08	08/13	10,422	-	21,190	31,612	21,190	10,422	31,612	(307)	1,149	230	919
Legacy Crossing	11/08	08/13	13,103	-	24,229	37,331	23,967	13,364	37,331	(137)	10,054	815	9,239
Brazos Ranch Apartments	01/09	08/13	16,122	-	15,246	31,368	15,246	16,122	31,368	76	7,299	595	6,704
Sterling Ridge Estates	07/09	08/13	25,217	-	14,324	39,541	14,324	25,217	39,541	128	16,571	499	16,073
Villages at Kitty Hawk	06/07	08/13	8,028	-	11,550	19,578	11,550	8,028	19,578	(2,147)	4,008	668	3,340
Encino Canyon	09/07	08/13	7,249	-	12,000	19,249	12,000	7,249	19,249	(2,215)	5,109	600	4,509
Seven Palms	09/07	08/13	9,371	-	18,750	28,121	18,750	9,371	28,121	(3,171)	5,164	906	4,258
Legacy Corner	11/08	08/13	16,439	-	14,630	31,069	14,630	16,439	31,069	271	8,068	663	7,405
Legacy Arts	11/08	08/13	17,431	-	28,798	46,229	29,901	16,328	46,229	(1,489)	15,199	968	14,231
Grogans Landing	07/09	08/13	19,549	-	9,705	29,254	9,705	19,549	29,254	206	13,232	349	12,883
Woodridge	10/09	08/13	7,665	-	12,578	20,242	13,450	6,792	20,242	(1,376)	7,269	270	6,999
Parkside	09/09	08/13	14,266	-	18,000	32,266	18,000	14,266	32,266	(1,509)	13,833	388	13,444
Oak Park	10/09	08/13	17,288	-	27,193	44,481	30,827	13,654	44,481	20	3,304	661	2,643
Cityville Cityplace	02/13	12/13	38,838	-	35,091	73,930	-	73,930	73,930	(462)	10,369	-	10,369

Total for Inland American Multi-Family Properties:			340,001	-	385,716	725,718	347,615	378,103	725,718	(11,437)	166,114	10,300	155,815

A-29

TABLE V

SALES OR DISPOSALS OF PROPERTIES (A)

(000’s omitted)

	Date Acquired	Date of Sale	Cash Received net of Closing Costs (B)	Selling Commis- sions Paid or Payable to Inland	Mortgage at Time of Sale	Total	Original Mortgage Financing	Partnership Capital Invested (C)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (D)	Total Taxable Gain (loss) from Sale	Ordinary Income from Sale	Capital Gain (loss)
Office Properties
IDS Center	08/06	04/13	92,268	-	147,519	239,788	161,000	78,788	239,788	472	(6,693)	-	(6,693)
Midlothian Medical	01/09	05/13	10,507	-	8,233	18,741	12,350	6,391	18,741	166	9,047	210	8,836
Crystal Lake Medical	10/10	05/13	8,823	-	-	8,823	10,813	(1,990)	8,823	437	1,125	107	1,019
Dakota Ridge Medical	10/10	05/13	-	-	8,051	8,051	11,284	(3,233)	8,051	2,962	1,722	-	1,722
United Health - Cypress	12/08	09/13	*	-	22,138	22,138	22,000	138	22,138	1,452	15,102	877	14,225
United Health - Indy	12/08	09/13	*	-	30,872	30,872	10,050	20,822	30,872	621	10,608	657	9,951
United Health - Onalaska	12/08	09/13	*	-		-	16,545	(16,545)	-	232	2,198	89	2,110
United Health - Wauwatosa	12/08	09/13	*	-		-	4,149	(4,149)	-	366	6,290	407	5,883
American Exp – SLC	04/09	09/13	*	-	22,599	22,599	30,149	(7,550)	22,599	526	(8,202)	-	(8,202)
American Exp - Greensboro	04/09	09/13	*	-	25,980	25,980	33,040	(7,060)	25,980	458	3,864	773	3,091
United Health - Green Bay	12/08	10/13	66,563	-	27,862	94,426	29,400	65,026	94,426	935	-	-	-
MCP One	01/09	12/13	7,574	-	-	7,574	7,130	444	7,574	182	714	91	623
MCP Two	01/09	12/13	4,721	-	11,900	16,621	14,681	1,940	16,621	1,183	2,925	-	2,925
MCP Three	01/10	12/13	5,533	-	11,150	16,683	15,581	1,102	16,683	(336)	6,164	210	5,953

Total for Inland American Office Properties			195,989	-	316,305	512,294	378,172	134,122	512,294	9,655	44,865	3,421	41,444
Lodging Properties
Residence Inn- Phoenix	07/07	06/11	100	-	5,000	5,100	7,500	(2,400)	5,100	(380)	(7,752)	-	(7,752)
Towne Place Suites - 5	07/07	09/11	12,346	-	16,491	28,837	17,797	11,040	28,837	(1,082)	(24,109)	-	(24,109)
Embassy Suites Beachwood	02/08	12/11	-	-	14,000	14,000	15,500	(1,500)	14,000	(1,914)	(25,575)	-	(25,575)
Hilton GI - Akron	07/07	07/12	5,535	-	7,575	13,111	7,776	5,334	13,111	781	-	-	-
Homewood Suites Lake Mary	07/07	07/12	-	-	9,757	9,757	9,900	(143)	9,757	4,177	(873)	-	(873)

A-30

TABLE V

SALES OR DISPOSALS OF PROPERTIES (A)

(000’s omitted)

	Date Acquired	Date of Sale	Cash Received net of Closing Costs (B)	Selling Commis- sions Paid or Payable to Inland	Mortgage at Time of Sale	Total	Original Mortgage Financing	Partnership Capital Invested (C)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (D)	Total Taxable Gain (loss) from Sale	Ordinary Income from Sale	Capital Gain (loss)
Lodging 12-Pack
HGI-San Anton. Airport	02/08	09/12	-	-	-	-	-	-	-	-	-	-	-
Comfort Inn-Fayetteville	07/07	09/12	-	-	-	-	-	-	-	-	-	-	-
Courtyard-Houston	07/07	09/12	-	-	-	-	-	-	-	-	-	-	-
Courtyard-St. Charles	07/07	09/12	-	-	-	-	-	-	-	-	-	-	-
Hampton Inn-Cary	07/07	09/12	-	-	-	-	-	-	-	-	-	-	-
Hampton Inn-Charlotte	07/07	09/12	-	-	-	-	-	-	-	-	-	-	-
Hampton Inn-Atlanta	07/07	09/12	-	-	-	-	-	-	-	-	-	-	-
Hilton GI-Alpharetta	07/07	09/12	-	-	-	-	-	-	-	-	-	-	-
HI Exp. Clearwater	07/07	09/12	-	-	-	-	-	-	-	-	-	-	-
Hwd Stes – Clear Lake	07/07	09/12	-	-	-	-	-	-	-	-	-	-	-
Hwd Stes - Phoenix	07/07	09/12	-	-	-	-	-	-	-	-	-	-	-
Hwd Stes -Raleigh	07/07	09/12	-	-	-	-	-	-	-	-	-	-	-
			60,946	-	52,596	113,542	52,596	60,946	113,542	4,435	(60,757)	502	(61,259)

Baymont Inn - Jacksonville	07/07	02/13	3,423	-	-	3,423	-	3,423	3,423	72	(3,987)	-	(3,987)
Homewood Suites - Durham	07/07	03/13	7,888	-	7,683	15,571	7,950	7,621	15,571	49	(4,976)	-	(4,976)
Fairfield Inn - Ann Arbor	07/07	08/13	7,541	-	-	7,541	-	7,541	7,541	387	238	48	190

Total for Inland American Lodging Properties:			85,434	-	113,103	210,883	137,405	66,337	210,883	9,521	(78,107)	550	(78,657)

Total for Inland American Real Estate Trust, Inc.:			1,353,554	-	1,387,881	2,440,202	1,442,305	990,758	2,440,202	39,689	212,339	29,147	183,152

* These 56 properties were sold on September 24, 2013 in the first of multiple closings related to the purchase agreement with AR Capital, LLC. The cash proceeds from this closing were $313,578,863.

A-31

TABLE V (continued)

SALES OR DISPOSALS OF PROPERTIES

NOTES TO TABLE V

(A)	The table includes all sales of properties by the public programs with investment objectives similar to ours during the three years ended December 31, 2013. All sales have been made to parties unaffiliated with the partnerships. None of the sales involved secured notes received at sale or adjustments resulting from the application of GAAP.
(B)	Consists of cash payments received from the buyers and the assumption of certain liabilities by the buyers at the date of sale, less expenses of sale.
(C)	Amounts represent the dollar amount raised from the offerings, less sales commissions and other offering expenses plus additional costs incurred on the development of the land parcels.
(D)	Represents “Cash Available (Deficiency) from Operations (including subsidies)” as adjusted for applicable “Fixed Asset Additions” through the year of sale.
A-32

ANNEX A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q

[x]	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2014
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE TRANSITION PERIOD FROM ____________ TO ____________

COMMISSION FILE NUMBER: 000-55146

Inland Real Estate Income Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	45-3079597
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2901 Butterfield Road, Oak Brook, Illinois	60523
(Address of principal executive offices)	(Zip Code)

630-218-8000

(Registrant’s telephone number, including area code)

______________________________________________________

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to the filing requirements for the past 90 days. Yes ☑ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).   Yes ☑ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated filer	☑	Smaller reporting company	☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☑

As of November 10, 2014, there were 34,954,973 shares of the registrant’s common stock, $.001 par value, outstanding.

1

INLAND REAL ESTATE INCOME TRUST, INC.

TABLE OF CONTENTS

2

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

CONSOLIDATED BALANCE SHEETS

	September 30, 2014 (unaudited)	December 31, 2013
ASSETS
Assets:
Investment properties:
Land	$52,492,471	$12,422,471
Building and other improvements	209,995,742	45,904,767
Total	262,488,213	58,327,238
Less accumulated depreciation	(4,230,250)	(808,145)
Net investment properties	258,257,963	57,519,093
Cash and cash equivalents	122,111,783	26,634,384
Investment in unconsolidated entity	185,812	107,126
Accounts and rents receivable	1,162,526	141,705
Acquired lease intangibles, net	25,494,234	5,854,829
Deferred loan fees, net	1,229,172	351,095
Other assets	2,121,374	630,291
Total assets	$410,562,864	$91,238,523

LIABILITIES AND EQUITY
Liabilities:
Mortgages and notes payable	$127,060,918	$32,530,344
Accounts payable and accrued expenses	2,472,432	811,431
Distributions payable	1,446,264	304,863
Acquired below market lease intangibles, net	5,888,566	759,964
Deferred investment property acquisition obligations	3,189,376	723,237
Due to related parties	3,712,854	3,155,648
Prepaid rent and other liabilities	2,769,719	200,098
Total liabilities	146,540,129	38,485,585

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value, 40,000,000 shares authorized, unissued	–	–
Common stock, $.001 par value, 1,460,000,000 shares authorized, 31,465,968 and 6,745,615 shares issued and outstanding as of September 30, 2014 and December 31, 2013, respectively	31,466	6,746
Additional paid in capital (net of offering costs of $33,268,170 and $8,994,299 as of September 30, 2014 and December 31, 2013, respectively)	280,138,947	57,735,337
Accumulated distributions and net loss	(15,605,409)	(4,989,145)
Accumulated other comprehensive loss	(542,269)	–
Total stockholders’ equity	264,022,735	52,752,938
Total liabilities and stockholders’ equity	$410,562,864	$91,238,523

See accompanying notes to consolidated financial statements.

3

Inland REAL ESTATE Income Trust, Inc.

(a Maryland Corporation)

CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE LOSS

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Income:
Rental income	$4,863,173	$605,943	$9,082,090	$1,818,377
Tenant recovery income	1,147,269	86,738	2,168,631	274,703
Other property income	32,136	–	36,290	–
Total income	6,042,578	692,681	11,287,011	2,093,080

Expenses:
Property operating expenses	817,142	39,519	1,492,746	133,670
Real estate tax expense	665,591	76,869	1,232,164	226,833
General and administrative expenses	470,383	398,274	1,288,409	1,243,736
Acquisition related costs	1,020,021	29,809	4,384,100	82,315
Business management fee	441,290	52,437	215,010	156,969
Depreciation and amortization	2,634,957	249,346	4,857,970	748,972
Total expenses	6,049,384	846,254	13,470,399	2,592,495

Operating loss	(6,806)	(153,573)	(2,183,388)	(499,415)

Interest expense	(917,659)	(244,005)	(1,679,342)	(1,214,248)
Interest income	21,696	–	40,013	–
Equity in earnings of unconsolidated entity	86,147	1,912	78,686	5,782
Net loss	$(816,622)	$(395,666)	$(3,744,031)	$(1,707,881)

Net loss per common share, basic and diluted	$(0.03)	$(0.18)	$(0.24)	$(1.35)

Weighted average number of common shares outstanding, basic and diluted	23,733,441	2,221,493	15,326,661	1,265,383

Comprehensive loss:
Net loss	(816,622)	(395,666)	(3,744,031)	(1,707,881)
Unrealized gain (loss) on derivatives	229,696	–	(542,269)	–
Comprehensive loss	$(586,926)	$(395,666)	$(4,286,300)	$(1,707,881)

See accompanying notes to consolidated financial statements.

4

Inland REAL ESTATE Income Trust, Inc.

(a Maryland Corporation)

CONSOLIDATED STATEMENT OF EQUITY

Nine months ended September 30, 2014

(unaudited)

	Number of Shares	Common Stock	Additional Paid in Capital, Net of Offering Costs	Accumulated Distributions and Net Loss	Accumulated Other Comprehensive Loss	Total

Balance at December 31, 2013	6,745,615	$6,746	$57,735,337	$(4,989,145)	$–	$52,752,938

Distributions declared	–	–	–	(6,872,233)	–	(6,872,233)
Proceeds from offering	24,424,482	24,424	243,160,626	–	–	243,185,050
Offering costs	–	–	(24,273,871)	–	–	(24,273,871)
Proceeds from distribution reinvestment plan	304,186	304	2,889,464	–	–	2,889,768
Shares repurchased	(8,315)	(8)	(76,626)	–	–	(76,634)
Discount on shares to related parties	–	–	64,017	–	–	64,017
Unrealized loss on derivatives	–	–	–	–	(542,269)	(542,269)
Sponsor contribution	–	–	640,000	–	–	640,000
Net loss	–	–	–	(3,744,031)	–	(3,744,031)

Balance at September 30, 2014	31,465,968	$31,466	$280,138,947	$(15,605,409)	$(542,269)	$264,022,735

See accompanying notes to consolidated financial statements.

5

Inland REAL ESTATE Income Trust, Inc.

(a Maryland Corporation)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Nine months ended September 30,
	2014	2013
Cash flows from operating activities:
Net loss	$(3,744,031)	$(1,707,881)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	4,857,970	748,972
Amortization of loan fees	135,429	195,844
Amortization of acquired above and below market leases, net	(16,828)	(18,266)
Straight-line rental income	(188,138)	(8,605)
Discount on shares issued to related parties	64,017	366,859
Equity in (earnings) loss of unconsolidated entity	(78,686)	(5,782)
Other non-cash adjustments	39,923	–
Changes in assets and liabilities:
Accounts payable and accrued expenses	633,483	(54,227)
Accounts and rents receivable	(832,683)	(134,774)
Due to related parties	570,967	174,719
Prepaid rent and other liabilities	706,423	(108,294)
Other assets	84,955	(472,542)
Net cash flows provided by (used in) operating activities	2,232,801	(1,023,977)

Cash flows from investing activities:
Purchase of investment properties	(214,530,013)	–
Capital expenditures	(15,235)	(243,745)
Investment in unconsolidated entity	–	(100,000)
Other assets, net of master lease payments	(618,222)	(9,668)
Net cash flows used in investing activities	(215,163,470)	(353,413)

Cash flows from financing activities:
Proceeds from offering	243,185,050	26,930,643
Proceeds from the distribution reinvestment plan	2,889,768	204,756
Share repurchases	(76,634)	–
Payment of offering costs	(24,171,470)	(3,122,742)
Distributions paid	(5,730,828)	(445,282)
Sponsor contribution	640,000	–
Due to related parties, net	377	(60,721)
Deferred investment property acquisition obligation payments	(1,845,263)	–
Proceeds from mortgages and notes payable	94,530,574	–
Payment of mortgages and notes payable	–	(15,406,717)
Payment of loan costs	(1,013,506)	(8,181)
Net cash flows provided by financing activities	308,408,068	8,091,756
Net increase in cash and cash equivalents	95,477,399	6,714,366
Cash and cash equivalents at beginning of the period	26,634,384	2,237,050
Cash and cash equivalents, at end of period	$122,111,783	$8,951,416

See accompanying notes to consolidated financial statements.

6

Inland REAL ESTATE Income Trust, Inc.

(a Maryland Corporation)

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(unaudited)

	Nine months ended September 30,
	2014	2013
Supplemental disclosure of cash flow information:
In conjunction with the purchase of investment property,
the Company acquired assets and assumed liabilities as follows:
Land	$40,070,000	$–
Building and improvements	164,108,651	–
Acquired in place lease intangibles	17,848,489	–
Acquired above market lease intangibles	3,353,780	–
Acquired below market lease intangibles	(5,404,414)	–
Deferred investment property acquisition obligations	(4,210,772)	–
Assumed liabilities, net	(1,235,721)
Purchase of investment properties	$214,530,013	$–

Cash paid for interest	$1,480,457	$1,065,485

Supplemental schedule of non-cash investing and financing activities:

Distributions payable	$1,446,264	$136,381

Accrued offering costs payable	$403,208	$267,060

Accrued capital expenditures	$–	$72,257

See accompanying notes to consolidated financial statements.

7

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2014

(unaudited)

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information and with instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. Readers of this Quarterly Report should refer to the audited consolidated financial statements of Inland Real Estate Income Trust, Inc. (which may be referred to as the “Company,” “we,” “us,” or “our”) for the year ended December 31, 2013, which are included in the Company’s 2013 Annual Report, as certain footnote disclosures contained in such audited consolidated financial statements have been omitted from this Quarterly Report. In the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for the fair presentation have been included in this Quarterly Report.

(1)  Organization

Inland Real Estate Income Trust, Inc. was formed on August 24, 2011 to acquire and manage a diversified portfolio of commercial real estate investments located in the United States. To date, the Company has focused on acquiring retail properties. The Company entered into a Business Management Agreement (the “Agreement”) with IREIT Business Manager & Advisor, Inc. (the “Business Manager”), an affiliate of Inland Real Estate Investment Corporation (the “Sponsor”), to be the Business Manager to the Company. The Company is authorized to sell up to 150,000,000 shares of common stock at $10 each in an initial public “best efforts” offering (the “Offering”) which commenced on October 18, 2012 and to issue 30,000,000 shares at $9.50 each issuable pursuant to the Company’s distribution reinvestment plan (“DRP”).

The Company provides the DRP to facilitate investment in the Company’s shares and the Share Repurchase Program (“SRP”) to provide limited liquidity for stockholders.

The Company will allow stockholders to purchase additional shares from the Company by automatically reinvesting distributions through the DRP, subject to certain share ownership restrictions. Such purchases under the DRP will not be subject to selling commissions or the marketing contribution and due diligence expense allowance, and are made at a price of $9.50 per share.

8

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

The Company is authorized to purchase shares from stockholders who purchased their shares from us or received their shares through a non-cash transfer and who have held their shares for at least one year under the SRP, if requested, if the Company chooses to repurchase them. Subject to funds being available, the Company will limit the number of shares repurchased during any calendar year to 5% of the number of shares outstanding on December 31st of the previous calendar year. Funding for the SRP will come from proceeds the Company receives from the DRP. In the case of repurchases made upon the death of a stockholder or qualifying disability, as defined in the SRP, the Company is authorized to use any funds to complete the repurchase, and neither the one year holding period, the limit regarding funds available from the DRP nor the 5% limit will apply. The SRP will immediately terminate if the Company’s shares become listed for trading on a national securities exchange. In addition, the Company’s board of directors, in its sole direction, may at any time amend, suspend or terminate the SRP.

At September 30, 2014, the Company owned 22 retail properties totaling 1,326,386 square feet. At September 30, 2014, the portfolio had weighted average physical occupancy of 96.7% and economic occupancy of 98.2%. Economic occupancy excludes square footage associated with an earnout component. At the time of acquisition, certain properties have an earnout component to the purchase price, meaning the Company did not pay a portion of the purchase price at closing related to certain vacant spaces, although it may own the entire property. The Company is not obligated to settle this contingent purchase price obligation unless the seller obtains leases for the vacant space within the time limits and parameters set forth in the applicable acquisition agreement.

(2)  Summary of Significant Accounting Policies

General

The accompanying Consolidated Financial Statements have been prepared in accordance with U.S. GAAP and require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Reclassification

Certain reclassifications were made to the 2013 financial statements to conform to the 2014 consolidated financial statement presentation.

Consolidation

The accompanying consolidated financial statements include the accounts of the Company, as well as all wholly owned subsidiaries. Wholly owned subsidiaries generally consist of limited liability companies (LLCs). All intercompany balances and transactions have been eliminated in consolidation.

9

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

Each property is owned by a separate legal entity which maintains its own books and financial records and each entity’s assets are not available to satisfy the liabilities of other affiliated entities, except as otherwise disclosed in note 6.

Offering and Organization Costs

Costs associated with the Offering are deferred and charged against the gross proceeds of the Offering upon closing. Formation and organizational costs were expensed as incurred.

Partially-Owned Entities

The Company will consolidate the operations of a joint venture if the Company determines that it is either the primary beneficiary of a variable interest entity (VIE) or has substantial influence and control of the entity. The primary beneficiary is the party that has the ability to direct the activities that most significantly impact the entity’s economic performance and the obligation to absorb losses and the right to receive the returns from the VIE that would be significant to the VIE. There are significant judgments and estimates involved in determining the primary beneficiary of a VIE or the determination of who has control and influence of the entity. When the Company consolidates an entity, the assets, liabilities and results of operations will be included in our consolidated financial statements.

In instances where the Company determines that we are not the primary beneficiary of a VIE or the Company does not control the joint venture but can exercise influence over the entity with respect to its operations and major decisions, the Company will use the equity method of accounting. Under the equity method, the operations of a joint venture will not be consolidated with the Company’s operations but instead our share of operations will be reflected as equity in earnings (loss) of unconsolidated entity on our consolidated statements of operations and other comprehensive loss. Additionally, the Company’s net investment in the joint venture will be reflected as investment in unconsolidated entity on the consolidated balance sheets.

Cash and Cash Equivalents

The Company considers all demand deposits, money market accounts and all short term investments with a maturity of three months or less, at the date of purchase, to be cash equivalents. The Company maintains its cash and cash equivalents at financial institutions. The account balance may periodically exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance coverage and, as a result, there could be a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage. The Company believes that the risk will not be significant, as the Company does not anticipate the financial institutions’ non-performance.

10

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

Acquisitions

Upon acquisition, the Company determines the total purchase price of each property, which includes the estimated contingent consideration to be paid or received in future periods, if any. The Company allocates the total purchase price of properties based on the fair value of the tangible and intangible assets acquired and liabilities assumed based on Level 3 inputs, such as comparable sales values, discount rates, capitalization rates, revenue and expense growth rates and lease-up assumptions, from a third party appraisal or other market sources.

Certain of the Company’s properties included earnout components to the purchase price, meaning the Company did not pay a portion of the purchase price of the property at closing, although the Company owns the entire property. The Company is not obligated to settle the contingent portion of the purchase price unless space which was vacant at the time of acquisition is later leased by the seller within the time limits and parameters set forth in the related acquisition agreements. The earnout payments are based on a predetermined formula applied to rental income received. The earnout agreements have a limited obligation period from the date of acquisition, as defined. If at the end of the time period certain space has not been leased, occupied and rent producing, the Company will have no further obligation to pay additional purchase price consideration and will retain ownership of that entire property. Based on its best estimate, the Company has recorded a liability for the potential future earnout payment using estimated fair value at the date of acquisition using Level 3 inputs including market rents ranging from $14.00 to $31.00 per square foot, probability of occupancy ranging from 0% to 100% based on leasing activity and utilizing a discount rate of 8.00% to 8.25%. The Company has recorded this earnout amount as additional purchase price of the related property and as a liability included in deferred investment property acquisition obligations on the accompanying consolidated balance sheets. The liability increases as the anticipated payment date draws near based on a present value; such increases in the liability are recorded as amortization expense on the accompanying consolidated statements of operations and other comprehensive loss. The Company records changes in the underlying liability assumptions to acquisition related costs on the accompanying consolidated statements of operations and other comprehensive loss.

The portion of the purchase price allocated to acquired above market lease value and acquired below market lease value are amortized on a straight-line basis over the term of the related lease as an adjustment to rental income. For below market lease values, the amortization period includes any renewal periods with fixed rate renewals. Amortization pertaining to the above market lease value of $150,238 and $0 for the three months ended September 30, 2014 and 2013, respectively, and $258,984 and $0 for the nine months ended September 30, 2014 and 2013, respectively, was recorded as a reduction to rental income. Amortization pertaining to the below market lease value of $181,083 and $5,906 for the three months ended September 30, 2014 and 2013, respectively, and $275,812 and $18,266 for the nine months ended September 30, 2014 and 2013, respectively, was recorded as an increase to rental income.

11

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

The portion of the purchase price allocated to acquired in-place lease value is amortized on a straight-line basis over the acquired leases’ weighted average remaining term. The Company incurred amortization expense pertaining to acquired in-place lease intangibles of $708,651 and $56,318 for the three months ended September 30, 2014 and 2013, respectively, and $1,303,880 and $170,572 for the nine months ended September 30, 2014 and 2013, respectively.

The portion of the purchase price allocated to customer relationship value is amortized on a straight-line basis over the weighted average remaining lease term. As of September 30, 2014, no amount has been allocated to customer relationship value.

The following table summarizes the Company’s identified intangible assets and liabilities as of September 30, 2014 and December 31, 2013:

	September 30, 2014	December 31, 2013
Intangible assets:
Acquired in-place lease value	$23,629,833	$5,781,344
Acquired above market lease value	3,664,919	311,139
Accumulated amortization	(1,800,518)	(237,654)
Acquired lease intangibles, net	$25,494,234	$5,854,829

Intangible liabilities:
Acquired below market lease value	$6,189,099	$784,685
Accumulated amortization	(300,533)	(24,721)
Acquired below market lease intangibles, net	$5,888,566	$759,964

As of September 30, 2014, the weighted average amortization periods for acquired in-place leases, above market lease intangibles and below market lease intangibles are 9, 7 and 12 years, respectively.

Estimated amortization of the respective intangible lease assets and liabilities as of September 30, 2014 for each of the five succeeding years and thereafter is as follows:

	Acquired In-Place Leases	Above Market Leases	Below Market Leases
2014 (remainder of year)	$696,501	$151,926	$(185,305)
2015	2,786,006	593,560	(718,921)
2016	2,786,006	585,993	(696,201)
2017	2,786,006	484,897	(619,184)
2018	2,786,006	406,744	(516,951)
Thereafter	10,247,774	1,182,815	(3,152,004)
Total	$22,088,299	$3,405,935	$(5,888,566)
12

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

Impairment of Investment Properties

The Company assesses the carrying values of its respective long-lived assets whenever events or changes in circumstances indicate that the carrying amounts of these assets may not be fully recoverable. Recoverability of the assets is measured by comparison of the carrying amount of the asset to the estimated future undiscounted cash flows. In order to review its assets for recoverability, the Company considers current market conditions, as well as its intent with respect to holding or disposing of the asset. If the Company’s analysis indicates that the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, the Company recognizes an impairment charge for the amount by which the carrying value exceeds the current estimated fair value of the real estate property. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values and third party appraisals, where considered necessary (Level 3 inputs).

The Company estimates the future undiscounted cash flows based on management’s intent as follows: (i) for real estate properties that the Company intends to hold long-term, including land held for development, properties currently under development and operating buildings, recoverability is assessed based on the estimated future net rental income from operating the property and termination value; and (ii) for real estate properties that the Company intends to sell, including land parcels, properties currently under development and operating buildings, recoverability is assessed based on estimated proceeds from disposition that are estimated based on future net rental income of the property and expected market capitalization rates, less sale costs.

The use of projected future cash flows is based on assumptions that are consistent with our estimates of future expectations and the strategic plan the Company uses to manage its underlying business. However, assumptions and estimates about future cash flows, including comparable sales values, discount rates, capitalization rates, revenue and expense growth rates and lease-up assumptions which impact the discounted cash flow approach to determining value, are complex and subjective. Changes in economic and operating conditions and the Company’s ultimate investment intent that occur subsequent to the impairment analysis could impact these assumptions and result in future impairment charges of the real estate properties.

During the three and nine months ended September 30, 2014 and 2013, the Company incurred no impairment charges.

13

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

Capitalization and Depreciation

Real estate acquisitions are recorded at cost less accumulated depreciation. Improvement and betterment costs are capitalized, and ordinary repairs and maintenance are expensed as incurred.

Transactional costs in connection with the acquisition of real estate properties accounted for as business combinations are expensed as incurred.

Depreciation expense is computed using the straight-line method. Building and improvements are depreciated based upon estimated useful lives of 30 years and 5-15 years for furniture, fixtures and equipment and site improvements.

Tenant improvements are amortized on a straight-line basis over the shorter of the life of the asset or the term of the related lease as a component of depreciation and amortization expense. Leasing fees are amortized on a straight-line basis over the term of the related lease as a component of depreciation and amortization expense.

Cost capitalization and the estimate of useful lives require judgment and include significant estimates that can and do change.

Depreciation expense was $1,868,538 and $193,028 for the three months ended September 30, 2014 and 2013, respectively, and $3,422,105 and $578,400 for the nine months ended September 30, 2014 and 2013, respectively.

Deferred Loan Fees

Direct financing costs are deferred and amortized on a straight-line basis, which approximates the effective interest method, over the term, or anticipated repayment date, of the related agreements as a component of interest expense.

Fair Value Measurements

The Company has estimated fair value using available market information and valuation methodologies the Company believes to be appropriate for these purposes. Considerable judgment and a high degree of subjectivity are involved in developing these estimates and, accordingly, they are not necessarily indicative of amounts that would be realized upon disposition.

14

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

The Company defines fair value based on the price that it believes would be received upon sale of an asset or the exit price that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value. The fair value hierarchy consists of three broad levels, which are described below:

Level 1 −	Quoted prices in active markets for identical assets or liabilities that the entity has the ability to access.

Level 2 −	Observable inputs, other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 −	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

Revenue Recognition

The Company commences revenue recognition on its leases based on a number of factors. In most cases, revenue recognition under a lease begins when the lessee takes possession of, or controls the physical use of, the leased asset. Generally, this occurs on the lease commencement date. The determination of who is the owner, for accounting purposes, of the tenant improvements determines the nature of the leased asset and when revenue recognition under a lease begins. If the Company is the owner, for accounting purposes, of the tenant improvements, then the leased asset is the finished space and revenue recognition begins when the lessee takes possession of the finished space, typically when the improvements are substantially complete. If the Company concludes it is not the owner, for accounting purposes, of the tenant improvements (the lessee is the owner), then the leased asset is the unimproved space and any tenant improvement allowances funded by the Company under the lease are treated as lease incentives which reduce revenue recognized over the term of the lease. In these circumstances, the Company begins revenue recognition when the lessee takes possession of the unimproved space for the lessee to construct their own improvements. The Company considers a number of different factors to evaluate whether it or the lessee is the owner of the tenant improvements for accounting purposes. The determination of who owns the tenant improvements, for accounting purposes, is subject to significant judgment.

15

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

Rental income is recognized on a straight-line basis over the term of each lease. The difference between rental income earned on a straight-line basis and the cash rent due under the provisions of the lease agreements is recorded as deferred rent receivable and is included as a component of accounts and rents receivable in the accompanying consolidated balance sheets. Due to the impact of the straight-line basis, rental income generally will be greater than the cash collected in the early years and will decrease in the later years of a lease. The Company periodically reviews the collectability of outstanding receivables. Allowances are taken for those balances that the Company deems to be uncollectible, including any amounts relating to straight-line rent receivables.

Reimbursements from tenants for recoverable real estate tax and operating expenses are accrued as revenue in the period the applicable expenses are incurred. The Company makes certain assumptions and judgments in estimating the reimbursements at the end of each reporting period. The Company does not expect the actual results to materially differ from the estimated reimbursement.

The Company records lease termination income if there is a signed termination agreement, all of the conditions of the agreement have been met, the tenant is no longer occupying the property and amounts due are considered collectible. Upon early lease termination, the Company provides for gains or losses related to unrecovered intangibles and other assets.

As a lessor, the Company defers the recognition of contingent rental income, such as percentage rent, until the specified target that triggered the contingent rental income is achieved.

REIT Status

The Company has qualified and elected to be taxed as a real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, for federal income tax purposes commencing with the tax year ended December 31, 2013. As a result, the Company generally will not be subject to federal income tax on taxable income that is distributed to stockholders. A REIT is subject to a number of organizational and operational requirements, including a requirement that it currently distributes at least 90% of its taxable income (subject to certain adjustments) to its stockholders. The Company will monitor the business and transactions that may potentially impact its REIT status. If the Company fails to qualify as a REIT in any taxable year, without the benefit of certain relief provisions, the Company will be subject to federal (including any applicable alternative minimum tax) and state income tax on its taxable income at regular corporate tax rates. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income, property or net worth and federal income and excise taxes on its undistributed income.

16

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

Derivatives

The Company uses derivative instruments, such as interest rate swaps, primarily to manage exposure to interest rate risks inherent in variable rate debt. The Company may also enter into forward starting swaps or treasury lock agreements to set the effective interest rate on a planned fixed-rate financing. The Company’s interest rate swaps involve the receipt of variable-rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. In a forward starting swap or treasury lock agreement that the Company cash settles in anticipation of a fixed rate financing or refinancing, the Company will receive or pay an amount equal to the present value of future cash flow payments based on the difference between the contract rate and market rate on the settlement date. The Company does not use derivatives for trading or speculative purposes and currently does not have any derivatives that are not designated as hedging instruments under the accounting requirements for derivatives and hedging.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board, or the FASB, issued ASU No. 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. The new standard is effective for the Company on January 1, 2017. Early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. The Company is evaluating the effect that ASU No. 2014-09 will have on its consolidated financial statements and related disclosures. The Company has not yet selected a transition method nor has it determined the effect of the standard on its ongoing financial reporting.

In April 2014, the FASB issued ASU 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, or ASU 2014-08. ASU 2014-08 changes the criteria for reporting discontinued operations while enhancing disclosures in this area. Under the new guidance, only disposals representing a strategic shift in operations should be presented as discontinued operations. Those strategic shifts should have a major effect on the company’s operations and financial results. Examples include a disposal of a major geographic area, a major line of business, or a major equity method investment. Additionally, the new guidance requires expanded disclosures about discontinued operations that will provide financial statement users with more information about the assets, liabilities, income, and expenses of discontinued operations. The adoption of ASU 2014-08 is effective prospectively for reporting periods beginning on or after December 15, 2014. The Company does not expect the adoption of ASU 2014-08 to have a material effect on the Company’s consolidated financial statements.

17

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

(3)  Acquisitions

2014 Acquisitions

Date Acquired	Property Name	Location	Property Type	Square Footage	Purchase Price
1st Quarter
2/21/14	Park Avenue Shopping Center (1)	Little Rock, AR	Multi-tenant Retail	69,381	$23,367,587
2/27/14	North Hills Square	Coral Springs, FL	Multi-tenant Retail	63,829	11,050,000

2nd Quarter
4/8/14	Mansfield Pointe	Mansfield, TX	Multi-tenant Retail	148,529	28,100,000
5/13/14	MidTowne Shopping Center	Little Rock, AR	Multi-tenant Retail	126,288	41,450,000
5/23/14	Lakeside Crossing (1)	Lynchburg, VA	Multi-tenant Retail	62,706	16,967,503
6/27/14	Dogwood Festival	Flowood, MS	Multi-tenant Retail	187,610	48,688,846

3rd Quarter
7/11/14	Pick N Save Center (1)	West Bend, WI	Multi-tenant Retail	86,800	19,122,560
8/4/14	Harris Plaza (1)	Layton, UT	Multi-tenant Retail	123,890	27,019,238
				869,033	$215,765,734

(1)	There is an earnout component associated with the acquisition which is not included in the purchase price (note 11).

During the nine months ended September 30, 2014, the Company acquired, through its wholly owned subsidiaries, the properties listed above for an aggregate purchase price of $215,765,734. The Company financed a portion of these acquisitions by borrowing $94,530,574.

The Company incurred $1,020,021 and $29,809 during the three months ended September 30, 2014 and 2013, respectively, and $4,384,100 and $82,315 during the nine months ended September 30, 2014 and 2013, respectively, of acquisition, dead deal and transaction related costs, including underlying liability assumptions to acquisition related costs, that were recorded in acquisition related costs in the consolidated statements of operations and other comprehensive loss related to both closed and potential transactions. These costs include third party due diligence costs such as appraisals, environmental studies, and legal fees as well as acquisition fees and time and travel expense reimbursements to the Sponsor and its affiliates. For properties acquired during the nine months ended September 30, 2014, the Company recorded revenue of $6,976,460 and property net income of $1,126,473, which excludes expensed acquisition related costs.

18

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

The following table presents certain additional information regarding the Company’s acquisitions during the nine months ended September 30, 2014. The amounts recognized for major assets acquired and liabilities assumed as of the acquisition date are as follows:

Property Name	Land	Buildings and Improvements	Acquired Lease Intangibles	Acquired Below Market Lease Intangibles	Deferred Investment Property Acquisition Obligations (note 11)
Park Avenue Shopping Center	$5,500,000	$16,365,112	$2,972,500	$(120,291)	$(1,349,734)
North Hills Square	4,800,000	5,493,151	815,870	(59,021)	–
Mansfield Pointe	5,350,000	20,002,000	3,550,362	(802,362)	–
MidTowne Shopping Center	8,810,000	29,698,674	4,369,101	(1,427,775)	–
Lakeside Crossing	1,460,000	16,998,581	1,483,036	(214,340)	(2,759,774)
Dogwood Festival	4,500,000	41,865,000	3,746,782	(1,422,936)	–
Pick N Save Center	3,150,000	14,282,926	1,790,898	–	(101,264)
Harris Plaza	6,500,000	19,403,207	2,473,720	(1,357,689)	–
Total	$40,070,000	$164,108,651	$21,202,269	$(5,404,414)	$(4,210,772)

The following condensed pro forma consolidated financial statements for the three and nine months ended September 30, 2014 and 2013 include pro forma adjustments related to the acquisitions and related financings for such acquisitions during 2014 considered material to the consolidated financial statements which were made for Park Avenue Shopping Center, North Hills Square, Mansfield Pointe, MidTowne Shopping Center, Lakeside Crossing, Dogwood Festival, Pick N Save Center and Harris Plaza which are presented assuming the acquisition occurred on January 1, 2013 excluding acquisition related costs.

The following condensed pro forma financial information is not necessarily indicative of what the actual results of operations of the Company would have been assuming the 2014 acquisitions had been consummated as of January 1, 2013, nor does it purport to represent the results of operations for future periods.

19

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

	For the three months ended September 30, 2014
	Historical	Pro Forma Adjustments (unaudited)	As Adjusted (unaudited)
Total income	$6,042,578	349,842	6,392,420
Net income (loss)	$(816,622)	821,991	5,369

Net income (loss) per common share, basic and diluted	$(0.03)		0.00

Weighted average number of common shares outstanding, basic and diluted	23,733,441		31,465,968

	For the three months ended September 30, 2013
	Historical	Pro Forma Adjustments (unaudited)	As Adjusted (unaudited)
Total income	$692,681	4,298,813	4,991,494
Net income (loss)	$(395,666)	654,328	258,662

Net income (loss) per common share, basic and diluted	$(0.18)		0.01

Weighted average number of common shares outstanding, basic and diluted	2,221,493		31,465,968

20

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

	For the nine months ended September 30, 2014
	Historical	Pro Forma Adjustments (unaudited)	As Adjusted (unaudited)
Total income	$11,287,011	7,701,809	18,988,820
Net income (loss)	$(3,744,031)	4,028,145	284,114

Net income (loss) per common share, basic and diluted	$(0.24)		0.01

Weighted average number of common shares outstanding, basic and diluted	15,326,661		31,465,968

	For the nine months ended September 30, 2013
	Historical	Pro Forma Adjustments (unaudited)	As Adjusted (unaudited)
Total income	$2,093,080	11,739,393	13,832,473
Net income (loss)	$(1,707,881)	461,544	(1,246,337)

Net loss per common share, basic and diluted	$(1.35)		(0.04)

Weighted average number of common shares outstanding, basic and diluted	1,265,383		31,465,968

The pro forma information for the three and nine months ended September 30, 2014 was adjusted to exclude $954,928 and $4,219,294, respectively, of acquisition related costs recorded during such periods.

(4)  Investment in Unconsolidated Entity

The Company is a member of a limited liability company formed as an insurance association captive (the “Insurance Captive”), which is wholly-owned by the Company, Inland Real Estate Corporation, Inland American Real Estate Trust, Inc. and Retail Properties of America, Inc., and serviced by an affiliate of the Business Manager, Inland Risk and Insurance Management Services, Inc. This entity is considered a variable interest entity as defined in U.S. GAAP and the Company is not considered to be the primary beneficiary; however, the Company can exercise significant influence. Therefore, this investment is accounted for utilizing the equity method of accounting. The Company’s risk of loss is limited to its investment and the Company is not required to fund additional capital to the entity. Effective June 30, 2014, Inland Diversified Real Estate Trust, Inc. withdrew from the Insurance Captive.

21

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

The Company entered into an agreement and paid $100,000 in exchange for a membership interest in the Insurance Captive. The Company’s share of net income from its investment is based on the ratio of each member’s premium contribution to the venture. The Company was allocated income of $86,147 and $1,912 for the three months ended September 30, 2014 and 2013, respectively, and $78,686 and $5,782 for the nine months ended September 30, 2014 and 2013, respectively.

(5)  Operating Leases

Minimum lease payments to be received under operating leases, including ground leases, as of September 30, 2014 for the years indicated, assuming no expiring leases are renewed, are as follows:

Minimum Lease Payments
2014 (remainder of year)	$4,712,457
2015	18,720,949
2016	18,275,669
2017	16,057,223
2018	14,332,601
Thereafter	68,092,242
Total	$140,191,141

The remaining lease terms range from less than one year to 18 years. Most of the revenue from the Company’s properties consists of rents received under long-term operating leases. Some leases require the tenant to pay fixed base rent paid monthly in advance, and to reimburse the Company for the tenant’s pro rata share of certain operating expenses including real estate taxes, special assessments, insurance, utilities, common area maintenance, management fees, and certain building repairs paid by the Company and recoverable under the terms of the lease. Under these leases, the Company pays all expenses and is reimbursed by the tenant for the tenant’s pro rata share of recoverable expenses paid. Certain other tenants are subject to net leases which provide that the tenant is responsible for fixed base rent as well as all costs and expenses associated with occupancy. Under net leases where all expenses are paid directly by the tenant rather than the landlord, such expenses are not included in the consolidated statements of operations and other comprehensive loss. Under leases where all expenses are paid by the Company, subject to reimbursement by the tenant, the expenses are included within property operating expenses and reimbursements are included in tenant recovery income on the consolidated statements of operations and other comprehensive loss.

22

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

(6)  Mortgages and Notes Payable

As of September 30, 2014 and December 31, 2013, the Company had the following mortgages and notes payable outstanding:

Maturity Date	Property Name	Stated Interest Rate Per Annum	Principal Balance at September 30, 2014	Principal Balance at December 31, 2013	Notes

May 1, 2027	Dollar General Portfolio Phase I - five properties	4.313%	$3,340,450	$3,340,450

December 27, 2015	Newington Fair Shopping Center	3 month LIBOR + 3.25% subject to a minimum rate of 3.50%	9,790,000	9,790,000	(a)

October 1, 2027	Dollar General Portfolio Phase II - seven properties	4.347%	4,140,000	4,140,000

December 23, 2018	Wedgewood Commons Shopping Center	Daily LIBOR + 1.90%	15,259,894	15,259,894	(b)

March 28, 2019	North Hills Square	Daily LIBOR + 1.80%	5,525,000	–	(b),(c)

May 7, 2019	Mansfield Pointe	Daily LIBOR + 1.80%	14,200,000	–	(b),(d)

May 8, 2019	Park Avenue Shopping Center	Daily LIBOR + 1.75%	11,683,793	–	(b),(e)

May 22, 2019	Lakeside Crossing	Daily LIBOR + 1.95%	8,483,751	–	(b),(f)

July 1, 2019	Dogwood Festival	Daily LIBOR + 1.75%	24,351,750	–	(b),(g)

July 5, 2019	MidTowne Shopping Center	Daily LIBOR + 1.95%	20,725,000	–	(b),(h)

July 31, 2019	Pick N Save Center	Daily LIBOR + 1.60%	9,561,280	–	(b),(i)

		Total	$127,060,918	$32,530,344

23

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

(a)	The three month LIBOR rate at September 30, 2014 was 0.23%. On October 14, 2014, the Company repaid the loan in full, including any unpaid interest.
(b)	The daily LIBOR rate at September 30, 2014 was 0.16%.
(c)	The loan requires monthly payments of interest only until March 28, 2019 when all principal and unpaid interest is due. The loan may be prepaid in whole or in part at any time, at par. The Company entered into a one year forward swap which fixed the interest rate at 4.02% beginning in year two through maturity.
(d)	The loan requires monthly payments of interest only until May 7, 2019 when all principal and unpaid interest is due. The loan may be prepaid in whole or in part at any time, at par. The Company entered into a one year forward swap which fixed the interest rate at 3.90% beginning in year two through maturity.
(e)	The loan requires monthly payments of interest only until May 8, 2019 when all principal and unpaid interest is due. The loan may be prepaid in whole or in part at any time, at par. The Company entered into a one year forward swap which fixed the interest rate at 3.90% beginning in year two through maturity.
(f)	The loan requires monthly payments of interest only until May 22, 2019 when all principal and unpaid interest is due. The loan may be prepaid in whole or in part at any time, at par. The Company entered into a one year forward swap which fixed the interest rate at 3.95% beginning in year two through maturity.
(g)	The loan requires monthly payments of interest only until July 1, 2019 when all principal and unpaid interest is due. Prior to January 1, 2017, the loan may not be prepaid in whole or in part. Thereafter, the loan may be prepaid with a prepayment premium of 2% of the principal amount from January 1, 2017 through July 1, 2017, 1% of the principal amount from July 2, 2017 through July 1, 2018 and at par anytime after July 1, 2018. The Company entered into a swap which fixed the interest rate at 3.597%.
(h)	The loan requires monthly payments of interest only until July 5, 2019 when all principal and unpaid interest is due. The loan may be prepaid in whole or in part at any time, at par. The Company entered into a one year forward swap which fixed the interest rate at 4.06% beginning in year two through maturity.
(i)	The loan requires monthly payments of interest only until July 31, 2019 when all principal and unpaid interest is due. The loan may be prepaid in whole or in part at any time, at par. The Company entered into a swap which fixed the interest rate at 3.54%.

The principal amount of mortgage loans outstanding as of September 30, 2014 was $127,060,918 and had a weighted average interest rate of 2.69% per annum. All of the Company’s mortgage loans are secured by first mortgages on real estate assets.

The mortgage loans require compliance with certain covenants, such as debt service ratios, investment restrictions and distribution limitations. As of September 30, 2014, all of the mortgages were current in payments and the Company was in compliance with such covenants.

24

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

The following table shows the scheduled maturities of mortgages and notes payable as of September 30, 2014 for the next five years and thereafter:

Mortgages and Notes Payable
2014 (remainder of year)	$–
2015	9,790,000
2016	–
2017	–
2018	15,259,894
Thereafter	102,011,024
Total	$127,060,918

The Company estimates the fair value of its total debt by discounting the future cash flows of each instrument at rates currently offered for similar debt instruments of comparable maturities by the Company’s lenders using Level 3 inputs. The carrying value of the Company’s mortgage debt was $127,060,918 and $32,530,344 as of September 30, 2014 and December 31, 2013, respectively, and its estimated fair value was $127,438,000 and $32,555,000 as of September 30, 2014 and December 31, 2013, respectively.

Interest Rate Swap Agreements

The Company entered into interest rate swaps to fix certain of its floating LIBOR based debt under variable rate loans to a fixed rate to manage its risk exposure to interest rate fluctuations. The Company will generally match the maturity of the underlying variable rate debt with the maturity date on the interest swap. For the three and nine months ended September 30, 2014 and 2013, the Company recorded interest expense of $(152) and $0 and $71,278 and $0, respectively, related to interest rate swaps.

25

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

The following table summarizes the Company’s interest rate swap contracts outstanding as of September 30, 2014.

Date Entered	Effective Date	Maturity Date	Pay Fixed Rate	Receive Floating Rate Index	Notional Amount	Fair Value at September 30, 2014
March 28, 2014	March 1,2015	March 28, 2019	2.22%	1 month LIBOR	$5,525,000	$(88,474)
May 8, 2014	May 5, 2015	May 7, 2019	2.10%	1 month LIBOR	14,200,000	(101,696)
May 23, 2014	May 1, 2015	May 8, 2019	2.00%	1 month LIBOR	8,483,751	(26,454)
June 6, 2014	June 1, 2015	May 22, 2019	2.15%	1 month LIBOR	11,683,793	(90,183)
June 26, 2014	July 5, 2015	July 5, 2019	2.11%	1 month LIBOR	20,725,000	(67,669)
June 27, 2014	July 1, 2014	July 1, 2019	1.85%	1 month LIBOR	24,351,750	(147,006)
July 31, 2014	July 31, 2014	July 31, 2019	1.94%	1 month LIBOR	9,561,280	(92,065)

				Total	$94,530,574	$(613,547)

The table below presents the fair value of the Company’s cash flow hedges as well as their classification on the consolidated balance sheets as of September 30, 2014 and December 31, 2013.

	September 30, 2014		December 31, 2013
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as cash flow hedges:
Interest rate swaps	Other liabilities	$613,547	Other liabilities	$–

26

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

The table below presents the effect of the Company’s derivative financial instruments on the consolidated statement of operations and other comprehensive loss (“OCL”) for the three and nine months ended September 30, 2014 and 2013.

	Three months ended September 30		Nine months ended September 30
Derivatives in Cash Flow Hedging Relationships	2014	2013	2014	2013
Amount of Income (Loss) Recognized in OCL on Derivative (Effective Portion)	$229,696	$–	$(542,269)	$–
Amount of Income (Loss) Reclassified from Accumulated OCL into Income (Effective Portion)	$–	$–	$–	$–
Amount of Income (Loss) Recognized in Income on Derivative (Ineffective Portion)	$152	$–	$(38)	$–

	Three months ended September 30		Nine months ended September 30
Derivatives Not Designated as Hedging Instruments	2014	2013	2014	2013
Amount of Loss Recognized in Income on Derivative (Ineffective Portion)	$–	$–	$(71,240)	$–

(7)  Fair Value Financial Instruments

In some instances, certain of the Company’s assets and liabilities are required to be measured or disclosed at fair value according to a fair value hierarchy pursuant to relevant accounting literature. This hierarchy ranks the quality and reliability of the inputs used to determine fair values, which are then classified and disclosed in one of three categories. The fair value hierarchy consists of three broad levels, which are described within Note 2.

27

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

Assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of fair value assets and liabilities and their classifications within the fair value hierarchy levels.

For assets and liabilities measured at fair value on a recurring basis, quantitative disclosure of the fair value for each major category of assets and liabilities is presented below:

	Fair Value Measurements at September 30, 2014
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Description
Derivative interest rate instruments	$–	$(613,547)	$–
Total liabilities	$–	$(613,547)	$–

The fair value of derivative instruments was estimated based on data observed in the forward yield curve which is widely observed in the marketplace. The Company also incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the counterparty's nonperformance risk in the fair value measurements which utilizes Level 3 inputs, such as estimates of current credit spreads. The Company has determined that the credit valuation adjustments are not significant to the overall valuation of its derivative and therefore has classified this in Level 2 of the hierarchy.

(8)  Income Tax

The Company had no uncertain tax positions as of September 30, 2014 and December 31, 2013. The Company expects no significant increases or decreases in uncertain tax positions due to changes in tax positions within one year of September 30, 2014. The Company has no interest or penalties relating to income taxes recognized in the consolidated statements of operations and other comprehensive loss for the three and nine months ended September 30, 2014 and 2013. As of September 30, 2014, returns for the calendar years 2013, 2012 and 2011 remain subject to examination by U.S. and various state and local tax jurisdictions.

28

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

(9)  Distributions

The Company currently pays distributions based on daily record dates, payable in arrears the following month. The distributions that the Company currently pays are equal to a daily amount of $0.001643836, per share based upon a 365-day period. During the three months ended September 30, 2014 and 2013, the Company declared distributions totaling $3,583,521 and $335,964, respectively. During the nine months ended September 30, 2014 and 2013, the Company declared distributions totaling $6,872,233 and $567,870, respectively.

(10)  Earnings (Loss) per Share

Basic earnings (loss) per share (“EPS”) are computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period (the “common shares”). Diluted EPS is computed by dividing net income (loss) by the common shares plus potential common shares issuable upon exercising options or other contracts. As of September 30, 2014 and 2013, the Company did not have any dilutive common share equivalents outstanding.

(11)  Commitments and Contingencies

Five of the Company’s properties had earnout components relating back to the time the properties were acquired. The maximum potential earnout payment was $4,643,170 at September 30, 2014, in the aggregate for all five properties.

The table below presents the change in the Company’s earnout liability for the nine months ended September 30, 2014 and 2013.

	For the nine months ended September 30,
	2014	2013
Earnout liability-beginning of period	$723,237	$–
Increases:
Acquisitions	4,210,772	–
Amortization expense	131,985	–
Decreases:
Earnout payments	(1,867,561)	–
Other:
Adjustments to acquisition related costs	(9,057)	–
Earnout liability – end of period	$3,189,376	$–

29

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

The Company may be subject, from time to time, to various legal proceedings and claims that arise in the ordinary course of business. While the resolution of these matters cannot be predicted with certainty, management believes, based on currently available information, that the final outcome of such matters will not have a material adverse effect on the consolidated financial statements of the Company.

(12)  Segment Reporting

The Company has one reportable segment as defined by U.S. GAAP for the three and nine months ended September 30, 2014 and 2013.

Concentration of credit risk with respect to accounts receivable currently exists due to the small number of tenants currently comprising the Company's rental revenue. The concentration of revenues for these tenants increases the Company's risk associated with nonpayment by these tenants. In an effort to reduce risk, the Company performs ongoing credit evaluations of its larger tenants.

For the nine months ended September 30, 2014, approximately 9.5% of the Company’s rental revenue was generated by twelve properties leased to Dolgencorp, LLC, a subsidiary of Dollar General Corporation, and approximately 8.3% of the Company’s rental revenue was generated by one location leased to L.A. Fitness.

(13)  Transactions with Related Parties

The Company is party to an agreement with an LLC formed as an insurance association captive which is wholly-owned by the Company, Inland Real Estate Corporation, Inland American Real Estate Trust, Inc., and Retail Properties of America, Inc. The entity is included in the Company’s disclosure of Investment in Unconsolidated Entity (note 4) and is included in investment in unconsolidated entity in the accompanying consolidated balance sheets.

The Company owns 1,000 shares of common stock in the Inland Real Estate Group of Companies with a recorded value of $1,000 at September 30, 2014 and December 31, 2013. This amount is included in other assets in the accompanying consolidated balance sheets.

30

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

The following table summarizes the Company’s related party transactions for the three and nine months ended September 30, 2014 and 2013. Certain compensation and fees payable to the Business Manager for services to be provided to the Company are limited to maximum amounts.

		Three months ended September 30		Nine months ended September 30		Amount Unpaid as of
		2014	2013	2014	2013	September 30, 2014	December 31, 2013
General and administra- tive reimbursements	(a)	$120,531	$70,822	$284,594	$190,045	$95,267	$76,158
Affiliate share purchase discounts	(b)	23,217	111,667	64,017	366,859	–	–
Total general and administrative expenses		$143,748	$182,489	$348,611	$556,904	$95,267	$76,158

Acquisition related costs	(c)	$919,474	$26,373	$3,731,439	$41,578	$1,381,061	$1,044,214
Offering costs	(d)	14,498,064	1,495,671	23,297,022	2,381,695	165,236	178,996
Sponsor non-interest bearing advances	(e)	–	–	–	–	1,630,000	1,630,000
Real estate management fees	(f)	212,190	20,617	390,956	59,967	–	–
Business management fee	(g)	441,290	52,437	215,010	156,969	441,290	226,280
Sponsor contribution	(h)	140,000	–	640,000	–	–	–

(a)	The Business Manager and its related parties are entitled to reimbursement for certain general and administrative expenses of the Business Manager and its related parties relating to the Company’s administration. Such costs are included in general and administrative expenses in the accompanying consolidated statements of operations and other comprehensive loss. Unpaid amounts are included in due to related parties in the accompanying consolidated balance sheets.

(b)	The Company established a discount stock purchase policy for related parties and related parties of the Business Manager that enables the related parties to purchase shares of common stock at $9.00 per share. The Company sold 64,017 shares to related parties during the nine months ended September 30, 2014.

(c)	The Company will pay the Business Manager or its affiliates a fee equal to 1.5% of the “contract purchase price,” as defined, of each asset acquired. The Business Manager and its related parties are also reimbursed for acquisition and transaction related costs of the Business Manager and its related parties relating to the Company’s acquisition of real estate assets, regardless of whether the Company acquires the real estate assets, subject to limits, as defined. Such costs are included in acquisition related costs in the accompanying consolidated statements of operations and other comprehensive loss. Unpaid amounts are included in due to related parties in the accompanying consolidated balance sheets.
31

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

(d)	A related party of the Business Manager receives selling commissions equal to 7.0% of the sale price for each share sold and a marketing contribution equal to 3.0% of the gross offering proceeds from shares sold, the majority of which is re-allowed (paid) to third party soliciting dealers. The Company also reimburses a related party of the Business Manager and the soliciting dealers for bona fide, out-of-pocket itemized and detailed due diligence expenses in amounts up to 0.5% of the gross offering proceeds. The expenses are reimbursed from amounts paid or re-allowed to these entities as a marketing contribution. The Company will reimburse the Sponsor, its affiliates and third parties for costs and other expenses of the Offering that they pay on the Company’s behalf, in an amount not to exceed 1.5% of the gross offering proceeds from shares sold in the “best efforts” offering. The Company does not pay selling commissions or the marketing contribution or reimburse issuer costs in connection with shares of common stock issued through the DRP. Offering costs are offset against the stockholders’ equity accounts. Unpaid amounts are included in due to related parties in the accompanying consolidated balance sheets.

(e)	As of September 30, 2014 and December 31, 2013, the Company incurred $33,297,019 and $9,023,148 of offering and organization costs, respectively, of which $1,630,000 was advanced by the Sponsor. Our Business Manager or its affiliates will pay or reimburse any organization or offering costs, including any issuer costs, that exceed 11.5% of the gross offering proceeds from shares sold in the “best efforts” offering over the life of the Offering. This advance is included in due to related parties in the accompanying consolidated balance sheets.

(f)	For each property that is managed by Inland National Real Estate Services, LLC, or its affiliates, collectively the Real Estate Managers, the Company will pay a monthly real estate management fee of up to 1.9% of the gross income from any single-tenant, net-leased property, and up to 3.9% of the gross income from any other property type. Each Real Estate Manager will determine, in its sole discretion, the amount of the fee with respect to a particular property, subject to the limitations. For each property that is managed directly by one of the Real Estate Managers or its affiliates, the Company will pay the Real Estate Manager a separate leasing fee based upon prevailing market rates applicable to the geographic market of that property. Further, in the event that the Company engages its Real Estate Managers to provide construction management services for a property, the Company will pay a separate construction management fee in an amount that is usual and customary for comparable services rendered to similar projects in the geographic market of the project. The Company also will reimburse each Real Estate Manager and its affiliates for property-level expenses that they pay or incur on the Company’s behalf, including the salaries, bonuses and benefits of persons performing services for the Real Estate Managers and their affiliates except for the salaries, bonuses and benefits of persons who also serve as an executive officer of any of the Real Estate Managers.

(g)	The Company will pay the Business Manager an annual business management fee equal to 0.65% of its “average invested assets,” as defined in the business management agreement, payable quarterly in an amount equal to 0.1625% of its average invested assets as of the last day of the immediately preceding quarter. “Average invested assets” means, for any period, the average of the aggregate book value of the Company’s assets, including all intangibles and goodwill, invested, directly or indirectly, in equity interests in, and loans secured by, properties, as well as amounts invested in securities and consolidated and unconsolidated joint ventures or other partnerships, before reserves for amortization and depreciation or bad debts, impairments or other similar non-cash reserves, computed by taking the average of these values at the end of each month during the relevant calendar quarter. For the nine months ended September 30, 2014, the Business Manager was entitled to a business management fee in the amount equal to $874,700, of which $433,410 was permanently waived. In the three months ended March 31, 2014, the Business Manager also permanently waived business management fees of $226,280 incurred for the year ended December 31, 2013, which was included as a reduction of due to related parties in the accompanying consolidated balance sheets as of December 31, 2013.

(h)	For the three and nine months ended September 30, 2014, the Sponsor contributed $140,000 and $640,000 to the Company. Our Sponsor has not received, and will not receive, any additional shares of our common stock for making this contribution. There is no assurance that our Sponsor will continue to contribute any additional monies.
32

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

(14)  Subsequent Events

The board of directors of the Company declared distributions payable to stockholders of record each day beginning on the close of business on October 1, 2014 through the close of business on December 31, 2014. Distributions were declared in a daily amount equal to $0.001643836 per share, which based upon a 365-day period, equates to $0.60 or a 6% annualized rate based on a purchase price of $10.00 per share. Distributions are paid monthly in arrears, as follows:

•	In October 2014, total distributions declared for the month of September 2014 were paid in the amount equal to $1,446,466, of which $702,604 was paid in cash and $743,862 was reinvested through the Company’s DRP, resulting in the issuance of an additional 78,301 shares of common stock.

•	In November 2014, total distributions declared for the month of October 2014 were paid in the amount equal to $1,665,131, of which $809,062 was paid in cash and $856,069 was reinvested through the Company’s DRP, resulting in the issuance of an additional 90,113 shares of common stock.

On October 14, 2014, the Company paid off in full, including accrued interest, the outstanding mortgage loan of $9,790,000 associated with the Newington Fair property.

On November 5, 2014, the Company acquired a fee simple interest in a 119,981 square foot multi-tenant retail center. The center is shadow anchored by Walmart and the major tenants include Ross Dress for Less and Marshalls. The Company purchased this property from an unaffiliated third party for approximately $13,600,000, of which $12,200,000 was funded at the initial close, plus closing costs.

33

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

The following table provides information regarding the total shares sold in our offering as of November 10, 2014:

	Shares	Gross Offering Proceeds ($) (1)	Commissions and Fees ($) (2)	Proceeds to Us, Before Expenses ($) (3)
From our Sponsor in connection with our formation:	20,000.000	200,000	–	200,000
Shares sold in the offering:	34,429,944.777	342,017,586	31,758,794	310,258,792
Shares sold pursuant to our distribution reinvestment plan:	523,234.521	4,970,728	–	4,970,728
Shares purchased pursuant to our share repurchase program:	(18,205.814)	(171,300)	–	(171,300)
Total:	34,954,973.484	347,017,013	31,758,794	315,258,219

(1)	Gross proceeds received by us as of the date of this table for shares sold to investors pursuant to accepted subscription agreements.
(2)	Inland Securities Corporation serves as dealer manager of the Offering and is entitled to receive selling commissions and certain other fees, as discussed further in the prospectus for the “best efforts” offering dated October 18, 2012 as the same may be supplemented from time to time.
(3)	Organization and offering expenses, excluding commissions, will not exceed 1.5% of the gross offering proceeds. These expenses include registration and filing fees, legal and accounting fees, printing and mailing expenses, bank fees and other administrative expenses.

34

Item 2.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

Certain statements in this Quarterly Report on Form 10-Q constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Words such as “may,” “could,” “should,” “expect,” “intend,” “plan,” “goal,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “variables,” “potential,” “continue,” “expand,” “maintain,” “create,” “strategies,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions, are intended to identify forward-looking statements.

These forward-looking statements are not historical facts but reflect the intent, belief or current expectations of the management of Inland Real Estate Income Trust, Inc. (which we refer to herein as the “Company,” “we,” “our” or “us”) based on their knowledge and understanding of the business and industry, the economy and other future conditions. These statements are not guarantees of future performance, and we caution stockholders not to place undue reliance on forward-looking statements. Actual results may differ materially from those expressed or forecasted in the forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to the factors listed and described under “Risk Factors” in this Quarterly Report on Form 10-Q and in our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission on March 17, 2014, and factors described below:

•	We may not be able to raise capital sufficient to achieve our investment objectives;
•	We have a limited operating history and the prior performance of programs sponsored by Inland Real Estate Investment Corporation or “IREIC” should not be used to predict our future results;
•	Market disruptions may adversely impact many aspects of our operating results and operating condition;
•	We may suffer from delays in selecting, acquiring and developing suitable assets;
•	To date, we have not generated sufficient cash flow from operations to pay distributions, and, therefore, we have paid, and may continue to pay, distributions from the net proceeds of our “best efforts” offering, which will reduce the amount of cash available to be invested in assets, negatively impact the value of our stockholders’ investment and be dilutive to our stockholders;
•	We have incurred net losses on a U.S. GAAP basis for the nine months ended September 30, 2014 and 2013, and there is no assurance that we will become profitable or generate positive cash flow from operations;
•	There is no established public trading market for our shares, our stockholders may not be able to sell their shares under our share repurchase program and, if our stockholders are able to sell their shares under the program, or otherwise, they may not be able to recover the amount of their investment in our shares;
•	Our charter generally allows us to borrow up to 300% of our net assets, equivalent to 75% of the costs of our assets;
•	IREIC may face a conflict of interest in allocating personnel and resources between its affiliates, our Business Manager and our Real Estate Managers;
•	We do not have arm’s-length agreements with our Business Manager, our Real Estate Managers or any other affiliates of IREIC;
•	We pay significant fees to our Business Manager, Real Estate Managers and other affiliates of our Sponsor;
•	Our Business Manager and its affiliates will face conflicts of interest caused by their compensation arrangements with us, which could result in actions that are not in the long-term best interests of our stockholders;
35

•	Our properties may compete with the properties owned by other programs sponsored by IREIC or Inland Private Capital Corporation for, among other things, tenants;
•	Our Business Manager is under no obligation, and may not agree, to continue to forgo or defer its business management fee or any acquisition fee;
•	We generated a significant portion of our revenue from two tenants, and rental payment defaults by these significant tenants could adversely affect our results of operations;
•	The majority of our real estate investments include single-tenant properties that may be difficult to sell or re-lease upon tenant defaults or early termination; and
•	If we fail to continue to qualify as a REIT, our operations and distributions to stockholders will be adversely affected.

Forward-looking statements in this Quarterly Report on Form 10-Q reflect our management’s view only as of the date of this Quarterly Report, and may ultimately prove to be incorrect or false. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results. We intend for these forward-looking statements to be covered by the applicable safe harbor provisions created by Section 27A of the Securities Act and Section 21E of the Exchange Act.

The following discussion and analysis relates to the three and nine months ended September 30, 2014 and 2013 and as of September 30, 2014 and December 31, 2013. You should read the following discussion and analysis along with our consolidated financial statements and the related notes included in this report.

Overview

We are an externally managed Maryland corporation formed in August 2011 to acquire a diversified portfolio of commercial real estate located throughout the United States. We are managed by our business manager, IREIT Business Manager & Advisor, Inc. referred to herein as our “Business Manager.” While we may acquire retail properties, office buildings, multi-family properties and industrial/distribution and warehouse facilities, within these property types, we will focus primarily on “core” real estate assets. To date, we have focused on acquiring retail properties. We believe that these properties continue to outperform other property types. We will continue to focus on retail properties unless and until the returns from other properties exceed those that we believe are available from investing in retail.

Core real estate assets are those assets that typically satisfy some, but not necessarily all, of the following criteria:

▪	properties located within major regional markets or accelerating secondary markets;

▪	properties with above-market occupancy rates, with leases that provide for market rental rates and that have staggered maturity dates; and

▪	properties that have anchor tenants with strong credit ratings.

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Core real estate assets also typically generate predictable, steady cash flow and have a lower risk profile than non-core real estate assets. We have purchased single-tenant, net-leased retail properties and may continue to purchase single-tenant, net-leased properties within any of these four property types.  We may purchase existing or newly-constructed properties as well as properties that are under development or construction, including those where development has not commenced. In addition, in all cases, we may acquire properties directly, by purchasing the property, also known as a “fee interest,” or through joint ventures, including joint ventures in which we do not own a controlling interest. We also may invest in real estate-related equity securities of both publicly traded and private real estate companies, as well as commercial mortgage-backed securities.

On October 18, 2012 we commenced our initial public offering, referred to herein as the “Offering.” We are offering 150,000,000 shares of our common stock at a price of $10.00 per share on a “best efforts” basis through Inland Securities Corporation, or “Inland Securities,” our dealer manager, a wholly owned subsidiary of our Sponsor. “Best efforts” means that Inland Securities is not obligated to purchase any specific number or dollar amount of shares. We also are offering up to 30,000,000 shares of our common stock at a price of $9.50 per share to stockholders who elect to participate in our distribution reinvestment plan (“DRP”). In each case, the offering price was determined by our board of directors. We qualified and elected to be taxed as a REIT commencing with the tax year ended December 31, 2013 for federal income tax purposes.

At September 30, 2014, we owned 22 retail properties, totaling 1,326,386 square feet. At September 30, 2014, our portfolio had weighted average physical and economic occupancy of 96.7% and 98.2%, respectively. Economic occupancy excludes square footage associated with an earnout component. At the time of acquisition, certain properties are subject to an earnout component to the purchase price, meaning we did not pay a portion of the purchase price at closing related to certain vacant spaces, although we own the entire property. We are not obligated to pay this contingent purchase price unless the seller obtains leases for the vacant space within the time limits and parameters set forth in the acquisition agreement. As of September 30, 2014, annualized base rent per square foot averaged $14.89 for all properties. Annualized base rent is calculated by annualizing the current, in-place monthly base rent for leases, including any tenant concessions, such as rent abatement or allowances, which may have been granted.

Market Outlook

On October 29, 2014, the Federal Open Market Committee of the Federal Reserve Board (“Federal Reserve”) announced an end to the bond buying stimulus program known as quantitative easing signaling that the Federal Reserve believes the U.S. economy is growing at a measured but sustained pace and that the need for continued stimulus has diminished. These actions and comments suggest that the Federal Reserve will eventually return to a normalized monetary policy. However, the Federal Reserve has provided no clear indication as to when it will raise interest rates.

Real estate pricing is generally influenced by market interest rates. However, the movements are not simultaneous and pricing generally lags behind interest rate adjustments for a period of time. Because part of our business strategy is to utilize debt to finance a portion of our real estate assets, we may be challenged in finding appropriately priced real estate during periods of rapidly rising interest rates.

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Today’s economic environment continues to be characterized by historically low interest rates which may start to decrease capitalization rates for commercial properties. Commercial property prices have nearly recovered to 2007 values in many sectors. Although mild, we believe that the economy is moving from recovery status toward an expansionary cycle. Demographic trends are also favorable. In the past four years the population of the United States has grown, but there has been very little new real estate development during this period of time. While tenants recently have had pricing power over property owners, we believe we have reached an inflection point where that pricing power related to tenant leases will return to the property owner due to supply and demand considerations.

Our management team continues to believe that we can produce better risk adjusted returns by investing in multi-tenant necessity-based retail shopping centers than other types of commercial real estate. Multi-tenant retail assets tend to be relatively stable, yet they allow for growth opportunities in a recovering market. A needs-based shopping center usually consists of a large anchor tenant, like a supermarket, that draws patrons to the property along with a number of supporting tenants in smaller shop space. The anchor generally has a long-term lease that stabilizes cash flow to the property. The eight properties purchased during the nine months ended September 30, 2014, were multi-tenant retail properties.

Our general experience tells us that a period of economic expansion can translate into rising rental rates and consequently, increases in the net operating income (“NOI”) of a property, particularly at multi-tenant retail properties due to a higher instance of lease roll-over as the smaller tenants typically have shorter leases (usually between 1-3 years). In comparison to properties with longer leases, this provides significantly more opportunities to capture increases in rental rates and NOI at a rate above inflation. By capturing NOI growth rates above inflation, real value is added to a property. As of September 30, 2014, we own 12 single-tenant properties and 10 multi-tenant properties with average lease expirations of 13 years and 7 years, respectively.

In addition we believe that:

  Multi-tenant necessity-based retail real estate is generally recession resilient and has historically outperformed other asset classes.
  Grocery-anchored shopping centers tend to be resilient to internet sales and can weather changes in consumer sentiment.
  Demand for retail space is growing. According to a National Association of Realtors published report, the net absorption of retail space is expected to reduce the amount of vacant space in the market place. Also, according to the United States Census Bureau, the population of the United States is slated to grow by over 50 million over the next 20 years. We believe this supply/demand dynamic is beginning to create a favorable environment for retail property owners.
  If we begin to experience inflation, multi-tenant retail real estate can act as a hedge because of the expected ability to increase rents at a pace that keeps up with inflation.

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Liquidity and Capital Resources

General

Our principal demand for funds is to acquire real estate assets, to pay operating and offering expenses, to pay interest on our outstanding indebtedness, to pay distributions to our stockholders and to fund our share repurchase program.  We generally seek to fund our cash needs for items other than asset acquisitions and offering costs from operations. Our cash needs for acquisitions are funded primarily from the sale of our shares, including those offered for sale through our DRP, as well as financing obtained concurrent with an acquisition or in the future.  There may be a delay between the sale of our shares and our purchase of assets, which could result in a delay in generating returns, if any, from our investment operations.  Our Business Manager and Inland Real Estate Acquisitions evaluate potential acquisitions and engage in negotiations with sellers and lenders on our behalf.  Pending investment in real estate assets, we may decide to invest proceeds from the Offering in certain investments that could yield lower returns than those earned on real estate assets.

Potential future sources of liquidity include proceeds from the Offering and DRP, proceeds from secured or unsecured financings from banks or other lenders and proceeds from the sale of assets.  If necessary, we may use financings or other sources of liquidity (capital) in the event of unforeseen significant capital expenditures.

We are exploring the opportunity to establish a credit facility (line of credit). We are currently in the process of evaluating several proposals which were received from major financial institutions. Although we may enter into a credit facility agreement, our financing strategy will remain consistent with recent acquisitions. Management expects overall debt to be at approximately 50% of the purchase price of the properties, including any proceeds from a credit facility. However, there can be no assurance we will be able to enter into a credit facility agreement with any financial institution on economic terms which would be acceptable to us.

Generally, a company is required to establish a pool of unencumbered assets to serve as collateral for a credit facility. In anticipation of this requirement, subsequent to the end of the quarter, on October 14, 2014, we paid off in full, including accrued interest, the outstanding mortgage loan of approximately $9.8 million associated with the Newington Fair property.

As of September 30, 2014, the Offering, since its inception, generated proceeds, net of commissions, the marketing contribution and due diligence expense reimbursements, the majority of which are re-allowed to third party soliciting dealers, totaling approximately $280.4 million.

Through September 30, 2014, our liquidity needs have primarily been to purchase twenty-two retail properties, to pay operating, organization and offering costs and to pay distributions. During the first nine months of 2014, we funded the purchase of Park Avenue Shopping Center, North Hills Square, Mansfield Pointe, MidTowne Shopping Center, Lakeside Crossing, Dogwood Festival, Pick N Save Center and Harris Plaza with mortgage debt of approximately $94.5 million and proceeds from the Offering of $121.3 million.

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Following completion of our due diligence review, we entered into an agreement on September 16, 2014, to acquire fee simple interests in 15 retail centers from an unaffiliated third party for approximately $325.5 million plus closing costs. The closings of these acquisitions are subject to the satisfaction of customary closing conditions. We are also evaluating several additional acquisitions bringing the aggregate amount of potential properties under consideration to approximately $447.0 million. However, there can be no assurance that these acquisitions will occur.

As of September 30, 2014, we had total debt outstanding of approximately $127.1 million, which bore interest at a weighted average interest rate of 2.69% per annum, of which approximately $9.8 million is due in 2015, $15.3 million is due in 2018, $94.5 million is due in 2019 and the remaining amount of approximately $7.5 million is due in 2027. As of September 30, 2014 and December 31, 2013 our borrowings were 45% and 52%, respectively, of the purchase price of our properties.

As of September 30, 2014, our Sponsor has advanced approximately $1.63 million to us for the payment of organization and offering costs.

Cash Flow Analysis

	For the nine months ended September 30,
	2014	2013
Net cash flows provided by (used in) operating activities	$2,232,801	$(1,023,977)
Net cash flows used in investing activities	$(215,163,470)	$(353,413)
Net cash flows provided by financing activities	$308,408,068	$8,091,756

Cash provided by (used in) operating activities was $2,232,801 and $(1,023,977) for the nine months ended September 30, 2014 and 2013, respectively. For the nine months ended September 30, 2014 and 2013, funds generated from rental and tenant recovery income were offset primarily by property operating, interest, acquisition and general and administrative expenses. The increase from 2013 to 2014 is due to the growth of our real estate portfolio. For the nine months ended September 30, 2013, the cash deficit was funded by net offering proceeds.

Cash used in investing activities was $215,163,470 and $353,413 for the nine months ended September 30, 2014 and 2013, respectively. During the nine months ended September 30, 2014, we paid $214,530,013 to purchase eight shopping centers, funded $15,235 in capital expenditures, funded $500,000 in earnest money for a portfolio acquisition and funded $118,222 for other assets and a lender escrow. During the nine months ended September 30, 2013, we invested $100,000 in exchange for a membership interest in a limited liability company formed as an insurance association captive, which is wholly-owned by the Company, Inland Real Estate Corporation, Inland American Real Estate Trust, Inc. and Retail Properties of America, Inc., and serviced by an affiliate of the Business Manager, Inland Risk and Insurance Management Services, Inc. We also funded $243,745 in capital expenditures and $9,668 to a required lender held replacement escrow.

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Cash provided by financing activities was $308,408,068 and $8,091,756 for the nine months ended September 30, 2014 and 2013, respectively. During the nine months ended September 30, 2014, we generated proceeds from the sale of shares, net of offering costs paid, of $219,013,580 and proceeds from the DRP of $2,889,768, paid distributions of $5,730,828, funded share repurchases of $76,634 and funded $1,845,263 in deferred investment property acquisition obligation payments for earnout closings at Wedgewood Commons and Lakeside Crossing. We also received $94,530,574 in loan proceeds, paid $1,013,506 in loan costs and received a capital contribution from our Sponsor of $640,000. During the nine months ended September 30, 2013, we generated proceeds from the sale of shares, net of offering costs paid, of $23,807,901 and proceeds from the DRP of $204,756, and paid distributions of $445,282. We also used $15,406,717 of offering proceeds to repay mezzanine financing, paid $8,181 in loan costs and were owed $60,721 from related parties for reimbursements of costs in connection with certain properties that we considered acquiring, but ultimately decided not to acquire, which were subsequently acquired by a related party.

A summary of the distributions declared, distributions paid and cash flows provided by operations for the nine months ended September 30, 2014 and 2013 follows:

Nine Months Ended September 30,	Distribu- tions Declared	Distributions Declared Per Share (1)	Cash	Reinvested via DRP	Total (2)	Cash Flows From Operations	Net Offering Proceeds (3) (4)

2014	$6,872,233	$0.45	$2,841,060	$2,889,768	$5,730,828	$2,232,801	$219,013,580

2013	$567,870	$0.45	$240,526	$204,756	$445,282	$(1,023,977)	$23,807,901

(1)	Assumes a share was issued and outstanding each day during the period.
(2)	On May 12, 2014, our Sponsor contributed $500,000 and on August 4, 2014, our Sponsor contributed an additional $140,000 to us. For U.S. GAAP purposes, these monies have been treated as a capital contribution from our Sponsor, although our Sponsor has not received, and will not receive, any additional shares of our common stock for this contribution.
(3)	A portion of distributions paid for the nine months ended September 30, 2014, were paid from the net proceeds of our “best efforts” offering. All distributions paid for the nine months ended September 30, 2013, were paid from the net proceeds of our “best efforts” offering.
(4)	The Offering commenced on October 18, 2012.

Results of operations

The following discussions are based on our consolidated financial statements for the three and nine months ended September 30, 2014 and 2013.

These sections describe and compare our results of operations for the three and nine months ended September 30, 2014 and 2013. We generate almost all of our net operating income from property operations. In order to evaluate our overall portfolio, management analyzes the net operating income of properties that we have owned and operated for both periods presented, in their entirety, referred to herein as “same store” properties. By evaluating the property net operating income of our "same store" properties, management is able to monitor the operations of our existing properties for comparable periods to measure the performance of our current portfolio and determine the effects of our new acquisitions on net income.

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Comparison of the three months ended September 30, 2014 and 2013

A total of 13 of our 22 investment properties were acquired on or before July 1, 2013 and represent our “same store” properties during the three months ended September 30, 2014 and 2013. “Non-same store,” as reflected in the table below, includes properties acquired after July 1, 2013. For the three months ended September 30, 2014, nine properties were included in non-same store and for the three months ended September 30, 2013, no properties were included in non-same store. The following table presents the property net operating income broken out between same store and non-same store, prior to straight-line rental income, amortization of lease intangibles, interest, and depreciation and amortization for the three months ended September 30, 2014 and 2013, along with a reconciliation to net loss, calculated in accordance with U.S. GAAP.

	For the three months ended September 30,
	2014	2013
Rental and tenant recovery income:
“Same store” investment properties, 13 properties
Rental income	$628,990	$597,169
Tenant recovery income	108,953	86,738
Other property income	–	–
“Non-same store” investment properties
Rental income	4,107,832	–
Tenant recovery income	1,038,316	–
Other property income	32,136	–
Total property income	$5,916,227	$683,907

Property operating expenses:
“Same store” investment properties
Property operating expenses	$51,366	$39,519
Real estate tax expense	74,652	76,869
“Non-same store” investment properties
Property operating expenses	765,776	–
Real estate tax expense	590,939	–
Total property operating expenses	$1,482,733	$116,388

Property net operating income
“Same store” investment properties	$611,925	$567,519
“Non-same store” investment properties	3,821,569	–
Total property net operating income	$4,433,494	$567,519

Other income:
Straight-line rental income	$95,505	$2,868
Amortization of lease intangibles, net	30,846	5,906
Interest income	21,696	–
Equity in earnings of unconsolidated entity	86,147	1,912

Other expense:
General and administrative expenses	470,383	398,274
Acquisition related expenses	1,020,021	29,809
Depreciation and amortization	2,634,957	249,346
Business management fee	441,290	52,437
Interest expense	917,659	244,005
Net loss	$(816,622)	$(395,666)
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Total property net operating income. On a “same store” basis, comparing the results of operations of investment properties owned during the three months ended September 30, 2014, with the results of the same investment properties owned during the three months ended September 30, 2013, property net operating income increased $44,406, total property income increased $54,036, and total property operating expenses including real estate tax expense increased $9,630 for the three months ended September 30, 2014, as compared to the three months ended September 30, 2013.

The increase in “same store” total property income is primarily due to a scheduled rent increase and higher tenant recovery percentage during the three months ended September 30, 2014 as compared to the three months ended September 30, 2013, which resulted in increased rental income and tenant recovery income. The increase in “same store” total property expenses is primarily due to an increase in repairs and maintenance expense during the three months ended September 30, 2014 as compared to the three months ended September 30, 2013. “Same store” total property net operating income primarily increased due to higher rental income and tenant recovery income for the three months ended September 30, 2014 compared to the three months ended September 30, 2013.

“Non-same store” total property net operating income increased $3,821,569 for the three months ended September 30, 2014, as compared to the three months ended September 30, 2013. The increase is a result of acquiring nine multi-tenant retail properties after July 1, 2013. On a “non-same store” basis, total property income increased $5,178,284 and total property operating expenses increased $1,356,715 during the three months ended September 30, 2014 as a result of these acquisitions.

Other income. Other income increased $223,508 for the three months ended September 30, 2014 compared to the three months ended September 30, 2013. This increase is due to the acquisition of investment properties in December 2013 and the first nine months of 2014, which increased straight-line rental income by $92,637 and amortization of lease intangibles, net by $24,940. The increase is also due to an increase in interest income of $21,696 as a result of increased invested cash due to an increase in offering proceeds and an increase in equity in earnings of unconsolidated entity of $84,235.

Other expense. Other expense increased $4,510,439 for the three months ended September 30, 2014, as compared to the three months ended September 30, 2013. The increase is primarily due to an increase in acquisition related expenses, depreciation and amortization and interest expense.

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Acquisition related expenses increased $990,212 for the three months ended September 30, 2014 compared to the three months ended September 30, 2013. These expenses include acquisition, dead deal and transaction related costs which relate to both closed and potential transactions. These costs include third party due diligence costs such as appraisals, environmental studies, and legal fees as well as acquisition fees and time and travel expense reimbursements to the Sponsor and its affiliates. The increase for the three months ended September 30, 2014 is due to an increase in acquisition activity during 2014.

Depreciation and amortization increased $2,385,611 for the three months ended September 30, 2014, as compared to the three months ended September 30, 2013. This increase is due to the acquisition of nine multi-tenant retail properties which occurred in December 2013 and during the first nine months of 2014.

Business management fees increased $388,853 for the three months ended September 30, 2014 compared to the three months ended September 30, 2013. For the three months ended September 30, 2014, the Business Manager was entitled to a business management fee in the amount equal to $441,290.

Interest expense increased $673,654 for the three months ended September 30, 2014 compared to the three months ended September 30, 2013. The increase in interest expense is due to the interest associated with financings of new acquisitions which occurred in December 2013 and the first nine months of 2014. The increase in interest expense was partially offset by the payoff of approximately $15.4 million in mortgages and notes payable during 2013.

Comparison of the nine months ended September 30, 2014 and 2013

A total of 13 of our 22 investment properties were acquired on or before January 1, 2013 and represent our “same store” properties during the nine months ended September 30, 2014 and 2013. “Non-same store,” as reflected in the table below, includes properties acquired after January 1, 2013. For the nine months ended September 30, 2014, nine properties were included in non-same store and for the nine months ended September 30, 2013, no properties were included in non-same store. The following table presents the property net operating income broken out between same store and non-same store, prior to straight-line rental income, amortization of lease intangibles, interest, and depreciation and amortization for the nine months ended September 30, 2014 and 2013, along with a reconciliation to net loss, calculated in accordance with U.S. GAAP.

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	For the nine months ended September 30,
	2014	2013
Rental and tenant recovery income:
“Same store” investment properties, 13 properties
Rental income	$1,823,326	$1,791,506
Tenant recovery income	314,646	274,703
Other property income	–	–
“Non-same store” investment properties
Rental income	7,053,798	–
Tenant recovery income	1,853,985	–
Other property income	36,290	–
Total property income	$11,082,045	$2,066,209

Property operating expenses:
“Same store” investment properties
Property operating expenses	$174,846	$133,670
Real estate tax expense	221,065	226,833
“Non-same store” investment properties
Property operating expenses	1,317,900	–
Real estate tax expense	1,011,099	–
Total property operating expenses	$2,724,910	$360,503

Property net operating income
“Same store” investment properties	$1,742,061	$1,705,706
“Non-same store” investment properties	6,615,074	–
Total property net operating income	$8,357,135	$1,705,706

Other income:
Straight-line rental income	$188,138	$8,605
Amortization of lease intangibles, net	16,828	18,266
Interest income	40,013	–
Equity in earnings of unconsolidated entity	78,686	5,782

Other expense:
General and administrative expenses	1,288,409	1,243,736
Acquisition related expenses	4,384,100	82,315
Depreciation and amortization	4,857,970	748,972
Business management fee	215,010	156,969
Interest expense	1,679,342	1,214,248
Net loss	$(3,744,031)	$(1,707,881)

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Total property net operating income. On a “same store” basis, comparing the results of operations of investment properties owned during the nine months ended September 30, 2014, with the results of the same investment properties owned during the nine months ended September 30, 2013, property net operating income increased $36,355, total property income increased $71,763 and total property operating expenses including real estate tax expense increased $35,408 for the nine months ended September 30, 2014, as compared to the nine months ended September 30, 2013.

The increase in “same store” total property income and total property operating expenses was primarily due to a scheduled rent increase and due to an increase in repairs and maintenance and salt and snow removal expense during the nine months ended September 30, 2014 as compared to the nine months ended September 30, 2013, which resulted in increased tenant recovery income. “Same store” total property net operating income primarily increased due to increased rental income for the nine months ended September 30, 2014 compared to the nine months ended September 30, 2013.

“Non-same store” total property net operating income increased $6,615,074 for the nine months ended September 30, 2014, as compared to the nine months ended September 30, 2013. The increase is a result of acquiring nine multi-tenant retail properties after January 1, 2013. On a “non-same store” basis, total property income increased $8,944,073 and total property operating expenses increased $2,328,999 during the nine months ended September 30, 2014 as a result of these acquisitions.

Other income. Other income increased $291,012 for the nine months ended September 30, 2014 compared to the nine months ended September 30, 2013. This increase is due to the acquisition of investment properties in December 2013 and the first nine months of 2014, which increased straight-line rental income by $179,533. The increase is also due to an increase in interest income of $40,013 as a result of increased invested cash due to an increase in offering proceeds and an increase in equity in earnings of unconsolidated entity of $72,904.

Other expense. Other expense increased $8,978,591 for the nine months ended September 30, 2014, as compared to the nine months ended September 30, 2013. The increase is primarily due to an increase in acquisition related expenses, depreciation and amortization and interest expense.

Acquisition related expenses increased $4,301,785 for the nine months ended September 30, 2014 compared to the nine months ended September 30, 2013. These expenses include acquisition, dead deal and transaction related costs which relate to both closed and potential transactions. These costs include third party due diligence costs such as appraisals, environmental studies, and legal fees as well as acquisition fees and time and travel expense reimbursements to the Sponsor and its affiliates. The increase for the nine months ended September 30, 2014 is due to an increase in acquisition activity during 2014.

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Depreciation and amortization increased $4,108,998 for the nine months ended September 30, 2014, as compared to the nine months ended September 30, 2013. This increase is due to the acquisition of nine multi-tenant retail properties which occurred in December 2013 and the first nine months of 2014.

Business management fees increased $58,041 for the nine months ended September 30, 2014 compared to the nine months ended September 30, 2013. For the nine months ended September 30, 2014, the Business Manager was entitled to a business management fee in the amount equal to $874,700, of which $433,410 was permanently waived. In the three months ended March 31, 2014, the Business Manager also permanently waived business management fees of $226,280 incurred for the year ended December 31, 2013. There is no assurance the Business Manager will waive all or a portion of business management fees in the future.

Interest expense increased $465,094 for the nine months ended September 30, 2014 compared to the nine months ended September 30, 2013. The increase in interest expense is due to the interest associated with financings of new acquisitions which occurred in December 2013 and the first nine months of 2014. The increase in interest expense was partially offset by the payoff of approximately $15.4 million in mortgages and notes payable during 2013.

Select Property Information

The following table sets forth additional information regarding our properties as of September 30, 2014.

		As of September 30, 2014
Property	Location	Square Footage	Physical Occupancy	Economic Occupancy
Dollar General (12 properties)	Various	111,890	100.0%	100.0%
Newington Fair	Newington, CT	186,205	100.0%	100.0%
Wedgewood Commons	Olive Branch, MS	159,258	100.0%	100.0%
Park Avenue	Little Rock, AR	69,381	95.1%	100.0%
North Hills Square	Coral Springs, FL	63,829	98.1%	98.1%
Mansfield Shopping Center	Mansfield, TX	148,529	96.7%	96.7%
Lakeside Crossing	Lynchburg, VA	62,706	100.0%	100.0%
MidTowne Shopping Center	Little Rock, AR	126,288	95.6%	95.6%
Dogwood Festival	Flowood, MS	187,610	94.5%	94.5%
Pick N Save Center	West Bend, WI	86,800	92.9%	100.0%
Harris Plaza	Layton, UT	123,890	90.2%	98.5%
Portfolio Total		1,326,386	96.7%	98.2%

The following table sets forth information regarding our top five tenants based on annualized base rent for leases in-place as of September 30, 2014.

Tenant Name	Number of Leases	Annualized Base Rent	Percent of Total Portfolio Annualized Base Rent	Square Footage	Percent of Total Portfolio Square Footage
Dollar General	12	1,132,222	5.9%	111,890	8.4%
Pick N Save	1	1,118,176	5.8%	69,886	5.3%
L.A. Fitness	1	1,050,060	5.5%	51,600	3.9%
TJ Maxx/Home Goods	4	923,718	4.8%	96,116	7.2%
Walmart	2	822,092	4.3%	186,629	14.1%

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Critical Accounting Policies

Disclosures discussing all critical accounting policies are set forth in our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission on March 17, 2014, under the heading “Critical Accounting Policies.”

In May 2014, the Financial Accounting Standards Board, or the FASB, issued ASU No. 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. The new standard is effective for the Company on January 1, 2017. Early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. The Company is evaluating the effect that ASU No. 2014-09 will have on its consolidated financial statements and related disclosures. The Company has not yet selected a transition method nor has it determined the effect of the standard on its ongoing financial reporting.

In April 2014, the FASB issued ASU 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, or ASU 2014-08. ASU 2014-08 changes the criteria for reporting discontinued operations while enhancing disclosures in this area. Under the new guidance, only disposals representing a strategic shift in operations should be presented as discontinued operations. Those strategic shifts should have a major effect on the company’s operations and financial results. Examples include a disposal of a major geographic area, a major line of business, or a major equity method investment. Additionally, the new guidance requires expanded disclosures about discontinued operations that will provide financial statement users with more information about the assets, liabilities, income, and expenses of discontinued operations. The adoption of ASU 2014-08 is effective prospectively for reporting periods beginning on or after December 15, 2014. The Company does not expect the adoption of ASU 2014-08 to have a material effect on the Company’s consolidated financial statements.

Distribution Reinvestment and Share Repurchase Programs

We provide the Distribution Reinvestment Program or “DRP” to facilitate additional investment in our shares at a discount from the offering price in the Offering and without being charged sales commission, the marketing contribution or the due diligence expense allowance. We also have a Share Repurchase Program or “SRP” to provide limited liquidity for stockholders.

Specifically, stockholders may acquire additional shares without paying sales commissions, the marketing contribution or the due diligence expense allowance by reinvesting some or all of their distributions through the DRP. Presently, the DRP shares are issued through our DRP at a price equal to $9.50 per share.

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The SRP is designed to provide existing stockholders with limited interim liquidity by enabling them to sell shares back to us subject to certain restrictions, as defined in the SRP. The prices at which shares may be sold back to us as Ordinary Repurchases, as defined in the SRP, are as follows:

▪	92.5% of the share price for stockholders who have owned their shares continuously for at least one year but less than two years;

▪	95% of the share price for stockholders who have owned their shares continuously for at least two years but less than three years;

▪	97.5% of the share price for stockholders who have owned their shares continuously for at least three years but less than four years; and

▪	100% of the share price for stockholders who have owned their shares for at least four years.

We are authorized to fund any repurchases by using only the proceeds generated from sales of shares under our DRP and we will limit the number of Ordinary Repurchases, as defined in the SRP, during any calendar year to 5% of the number of shares of common stock outstanding on December 31st of the previous calendar year. Shares repurchased by the Company are cancelled and have the status of authorized but unissued shares. The repurchased shares will not be reissued unless they are first registered with the Securities and Exchange Commission under the Securities Act and under appropriate state securities laws or otherwise issued in compliance with exemptions from the registration provisions contained in these laws or applicable rules and regulations. During any offering period, the repurchase price will be equal to or below the price of the shares specified in the Offering.

In the case of an Exceptional Repurchase, as defined in the SRP, upon the death or qualifying disability of a stockholder, the price at which shares may be repurchased under the plan is equal to 100% of the share price. Exceptional Repurchases are not subject to a one-year holding period, or the 5% repurchase limit discussed above, and may be repurchased with funds from any source.

Off-Balance Sheet Arrangements

We currently have no off-balance sheet arrangements that are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

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Non-GAAP Financial Measures

Accounting for real estate assets in accordance with U.S. GAAP assumes the value of real estate assets is reduced over time. Since real estate values rise and fall with market conditions, many investors deem presentation of operating results from real estate companies that use U.S. GAAP accounting to be insufficient by themselves. We consider Funds from Operations, or FFO, a widely accepted and appropriate measure of performance for a REIT. FFO provides a supplemental measure to compare our performance and operations to other REITs. Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investment Trusts, or NAREIT, has promulgated a standard known as FFO, which it believes more accurately reflects the operating performance of a REIT. As defined by NAREIT, FFO means net income computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of operating property, plus depreciation and amortization and after adjustments for unconsolidated entities in which the REIT holds an interest. In addition, NAREIT has further clarified the FFO definition to add-back impairment write-downs of depreciable real estate or of investments in unconsolidated entities that are driven by measurable decreases in the fair value of depreciable real estate. We have adopted the NAREIT definition for computing FFO.

Under U.S. GAAP, acquisition related costs are characterized as operating expenses in determining operating income. Publicly registered, non-listed REITs typically engage in a significant amount of acquisition activity, and thus incur significant acquisition related costs, during their initial years of investment and operation. Although other start up entities may engage in significant acquisition activity during their initial years, REITs such as us that are not listed on an exchange are unique in that they typically have a limited timeframe during which they acquire a significant number of properties and thus incur significant acquisition related costs. More specifically, as disclosed elsewhere herein, we used the proceeds raised in our “best efforts” offering to acquire properties. Due to the above factors and other unique features of publicly registered, non-listed REITs, the Investment Program Association, or “IPA,” an industry trade group, has standardized a measure known as Modified Funds from Operations, or “MFFO”, which the IPA has promulgated as a supplemental measure for publicly registered non-listed REITs and which may be another appropriate supplemental measure to reflect the operating performance of a non-listed REIT.

MFFO excludes costs that are more reflective of investing activities, some of which are acquisition related costs that affect our operations only in periods in which properties are acquired, and other non-operating items that are included in FFO. By excluding expensed acquisition related costs, the use of MFFO provides information consistent with the operating performance of the properties in our portfolio. Because MFFO may be a recognized measure of operating performance within the non-listed REIT industry, MFFO and the adjustments used to calculate it may be useful in order to evaluate our performance against other non-listed REITs. MFFO is not equivalent to our net income or loss as determined under U.S. GAAP, as detailed in the table below, and MFFO may not be a useful measure of the impact of long-term operating performance on value if we continue to acquire a significant amount of properties. Our disclosure of MFFO and the adjustments used to calculate it presents our performance in a manner that reflects certain characteristics that are unique to non-listed REITs, and that may be useful to investors. MFFO should only be used to compare our operating performance during our “best efforts” offering to our current operating performance, because it excludes acquisition costs that have a negative effect on our operating performance during the periods in which properties were acquired.

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We believe our definition of MFFO, a non-U.S. GAAP measure, is consistent with the IPA's Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations, or the “Practice Guideline,” issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for the following items, as applicable, included in the determination of U.S. GAAP net income: acquisition fees and expenses; amounts relating to deferred rent receivables and amortization of above and below market lease assets and liabilities, accretion of discounts and amortization of premiums on debt investments; mark-to-market adjustments included in net income; nonrecurring gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis.

Our presentation of FFO and MFFO may not be comparable to other similarly titled measures presented by other REITs. We believe that the use of FFO and MFFO provides a more complete understanding of our operating performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs. Neither FFO nor MFFO is intended to be an alternative to “net income” nor to “cash flows from operating activities” as determined by U.S. GAAP as a measure of our capacity to pay distributions. Management uses FFO and MFFO to compare our operating performance to that of other REITs and to assess our operating performance.

For the nine months ended September 30, 2014 and 2013, we paid distributions of $5,730,828 and $445,282, respectively, and declared distributions of $6,872,233 and $567,870, respectively. For the nine months ended September 30, 2014 and 2013, our FFO was $1,113,939 and $(958,909), respectively, our MFFO was $5,364,351 and $(903,465), respectively, and our cash flow from operations was $2,232,801 and $(1,023,977), respectively. On May 12, 2014, our Sponsor contributed $500,000 and on August 4, 2014, our Sponsor contributed an additional $140,000 to us. For U.S. GAAP purposes, these monies have been treated as a capital contribution from our Sponsor, although our Sponsor has not received, and will not receive, any additional shares of our common stock for this contribution.

Our FFO and MFFO for the period ended September 30, 2014 and 2013 is calculated as follows:

		For the nine months ended September 30,
		2014	2013
	Net loss	$(3,744,031)	$(1,707,881)
Add:	Depreciation and amortization related to investment properties	4,857,970	748,972
	Funds from operations (FFO)	1,113,939	(958,909)

Add:	Acquisition related costs	4,384,100	82,315
	Unrealized loss from interest rate swap	71,278	–
Less:	Amortization of acquired market lease intangibles, net	(16,828)	(18,266)
	Straight-line rental income	(188,138)	(8,605)
	Modified funds from operations (MFFO)	$5,364,351	$(903,465)

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Selected Financial Data

The following table shows our selected financial data relating to our consolidated historical financial condition and results of operations. This selected data should be read in conjunction with the consolidated financial statements and related notes appearing elsewhere in this report.

	September 30, 2014	December 31, 2013
Total assets	$410,562,864	$91,238,523
Mortgages and notes payable	$127,060,918	$32,530,344

	For the three months ended September 30,		For the nine months ended September 30,
	2014	2013	2014	2013

Total income	$6,042,578	$692,681	$11,287,011	$2,093,080
Net loss	$(816,622)	$(395,666)	$(3,744,031)	$(1,707,881)
Net loss per common share, basic and diluted (a)	$(0.03)	$(0.18)	$(0.24)	$(1.35)
Distributions paid to common stockholders	$2,880,856	$261,287	5,730,828	$445,282
Distributions declared to common stockholders	$3,583,521	$335,964	$6,872,233	$567,870
Distributions per weighted average common share (a)	$0.15	$0.15	$0.45	$0.45
Cash flows provided by (used in) operating activities	$11,192	$7,795	$2,232,801	$(1,023,977)
Cash flows used in investing activities	$(45,190,941)	$(240,472)	$(215,163,470)	$(353,413)
Cash flows provided by financing activities	$144,319,032	$7,981,140	$308,408,068	$8,091,756
Sponsor contribution	$140,000	$–	$640,000	$–
Weighted average number of common shares outstanding, basic and diluted	23,733,441	2,221,493	15,326,661	1,265,383

(a)	The net loss attributable to common stockholders, per share basic and diluted, is based upon the weighted average number of common shares outstanding for the three and nine months ended September 30, 2014 and 2013, respectively. The distributions per common share are based upon the weighted average number of common shares outstanding for the period ended.

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Subsequent Events

The board of directors of the Company declared distributions payable to stockholders of record each day beginning on the close of business on October 1, 2014 through the close of business on December 31, 2014. Distributions were declared in a daily amount equal to $0.001643836 per share, based upon a 365-day period, which equates to $0.60 or a 6% annualized rate based on a purchase price of $10.00 per share. Distributions were paid monthly in arrears, as follows:

•	In October 2014, total distributions declared for the month of September 2014 were paid in the amount equal to $1.45 million of which $0.70 million was paid in cash and $0.75 million was reinvested through the Company’s DRP, resulting in the issuance of an additional 78,301 shares of common stock.

•	In November 2014, total distributions declared for the month of October 2014 were paid in the amount equal to $1.67 million, of which $0.81 million was paid in cash and $0.86 million was reinvested through the Company’s DRP, resulting in the issuance of an additional 90,113 shares of common stock.

On October 14, 2014, we paid off in full, including accrued interest, the outstanding mortgage loan of approximately $9.8 million associated with the Newington Fair property.

On November 5, 2014, we acquired a fee simple interest in a 119,981 square foot multi-tenant retail center. The center is shadow anchored by Walmart and the major tenants include Ross Dress for Less and Marshalls. We purchased this property from an unaffiliated third party for approximately $13.6 million, of which $12.2 million was funded at the initial close, plus closing costs.

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Item 3.  Quantitative and Qualitative Disclosures About Market Risk

Market Risk

We are exposed to various market risks, including those caused by changes in interest rates. Market risk is the potential loss arising from adverse changes in market rates and prices, such as interest rates and commodity prices. We do not enter into derivatives or other financial instruments for trading or speculative purposes. We may enter into financial instruments to manage and reduce the impact of changes in interest rates. The counterparties are expected to be major financial institutions.

Interest Rate Risk

We are exposed to interest rate changes primarily as a result of long-term debt used to purchase properties or other real estate assets, maintain liquidity and fund capital expenditures or operations. As of September 30, 2014, we had outstanding debt bearing interest at fixed and variable rates of $41,393,480 and $85,667,438, respectively. The interest rates range from 1.90% to 4.35% per annum. At September 30, 2014, our mortgage loans outstanding had a weighted average interest rate of 2.69%.

If market rates of interest on all debt which is subject to variable rates as of September 30, 2014 permanently increased by 1% (100 basis points), the increase in interest expense on this debt would decrease future earnings and cash flows by approximately $857,000 annually. If market rates of interest on all debt which is subject to variable rates as of September 30, 2014 permanently decreased by 1% (100 basis points), the decrease in interest expense on this debt would increase future earnings and cash flows by the same amount, provided the variable rate of interest was greater than the minimum rate of interest.

We use derivative financial instruments to hedge exposures to changes in interest rates on loans secured by our assets. Derivative instruments may include interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, options or repurchase agreements. Our actual hedging decisions will be determined in light of the facts and circumstances existing at the time of the hedge and may differ from our currently anticipated hedging strategy. We have used derivative financial instruments, specifically interest rate swap contracts, to hedge against interest rate fluctuations, which exposes us to both credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. If the fair value of a derivative contract is positive, the counterparty will owe us, which creates credit risk for us because the counterparty may not perform. Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates. We will seek to manage the market risk associated with interest-rate contracts by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken. There is no assurance we will be successful.

With regard to variable rate financing, our Business Manager assesses our interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities. Our Business Manager maintains risk management control systems to monitor interest rate cash flow risk attributable to both of our outstanding or forecasted debt obligations as well as our potential offsetting hedge positions. While this hedging strategy is designed to minimize the impact on our net income and funds from operations from changes in interest rates, the overall returns on our stockholders’ investment may be reduced.

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Derivatives

The following table summarizes our interest rate swap contracts outstanding as of September 30, 2014:

Date Entered	Effective Date	Maturity Date	Pay Fixed Rate	Receive Floating Rate Index	Notional Amount	Fair Value at September 30, 2014
March 28, 2014	March 1, 2015	March 28, 2019	2.22%	1 month LIBOR	$5,525,000	$(88,474)
May 8, 2014	May 5, 2015	May 7, 2019	2.10%	1 month LIBOR	14,200,000	(101,696)
May 23, 2014	May 1, 2015	May 8, 2019	2.00%	1 month LIBOR	8,483,751	(26,454)
June 6, 2014	June 1, 2015	May 22, 2019	2.15%	1 month LIBOR	11,683,793	(90,183)
June 26, 2014	July 5, 2015	July 5, 2019	2.11%	1 month LIBOR	20,725,000	(67,669)
June 27, 2014	July 1, 2014	July 1, 2019	1.85%	1 month LIBOR	24,351,750	(147,006)
July 31, 2014	July 31, 2014	July 31, 2019	1.94%	1 month LIBOR	9,561,280	(92,065)
				Total	$94,530,574	$(613,547)

Item 4.  Controls and Procedures

Controls and Procedures

As required by Rule 13a-15(b) and Rule 15d-15(b) under the Exchange Act, our management, including our principal executive officer and our principal financial officer, evaluated as of September 30, 2014, the effectiveness of our disclosure controls and procedures as defined in Exchange Act Rule 13a-15(e) and Rule 15d-15(e). Based on that evaluation, our principal executive officer and our principal financial officer concluded that our disclosure controls and procedures, as of September 30, 2014, were effective for the purpose of ensuring that information required to be disclosed by us in this report is recorded, processed, summarized and reported within the time periods specified by the rules and forms of the Exchange Act and is accumulated and communicated to management, including the principal executive officer and principal financial and accounting officer, as appropriate to allow timely decisions regarding required disclosures.

Changes in Internal Control over Financial Reporting

There were no changes to our internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f) or Rule 15d-15(f)) during the nine months ended September 30, 2014 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

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Part II - Other Information

Item 1.  Legal Proceedings

We are not a party to any material pending legal proceedings.

Item 1A.  Risk Factors

The following risk factors supplement the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2013.

We have incurred net losses on a U.S. GAAP basis for the quarterly period ended September 30, 2014.

We have incurred a net loss on a U.S. GAAP basis for the three and nine months ended September 30, 2014 of $816,622 and $3,744,031, respectively. Our losses can be attributed, in part, to acquisition expenses incurred while we increased the size of our portfolio. In addition, depreciation and amortization reduced our net income on a U.S. GAAP basis. We may incur net losses in the future, which could have a material adverse impact on our financial condition, operations, cash flow, and our ability to service our indebtedness and pay distributions to our stockholders. We are subject to all of the business risks and uncertainties associated with any business, including the risk that the value of a stockholder’s investment could decline substantially. We were formed in August 2011 and, as of September 30, 2014, had acquired 22 retail properties. We cannot assure you that, in the future, we will be profitable or that we will realize growth in the value of our assets.

The failure of any bank in which we deposit our funds could reduce the amount of cash we have available to pay distributions and invest in real estate assets.

The Federal Deposit Insurance Corporation, or “FDIC,” generally only insures limited amounts per depositor per insured bank. The FDIC insures up to $250,000 per depositor per insured bank account. At September 30, 2014, we had cash and cash equivalents exceeding these federally insured levels. If the banking institutions in which we have deposited funds ultimately fail, we may lose our deposits over the federally insured levels. The loss of our deposits could reduce the amount of cash we have available to distribute or invest.

We generated a significant portion of our revenue from two tenants, and rental payment defaults by these significant tenants could adversely affect our results of operations.

For the nine months ended September 30, 2014, approximately 9.5% and 8.3% of our consolidated rental revenue was generated from leases with Dolgencorp, LLC, a subsidiary of Dollar General Corporation, and L.A. Fitness, respectively. Dollar General Corporation has guaranteed all rents and other sums due under each lease with Dolgencorp, LLC in the event that Dolgencorp, LLC defaults. As a result of the concentration of revenue generated from these properties, if any of these tenants were to cease paying rent or fulfilling their other monetary obligations, or if Dollar General Corporation did not fulfill its obligations under the guarantee, we could have significantly reduced rental revenues or higher expenses until the default was cured or the properties were leased to a new tenant or tenants. In addition, there is no assurance that the properties could be re-leased on similar or better terms, if at all.

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Increases in interest rates could increase the amount of our debt payments and adversely affect our ability to make distributions to our stockholders.

We have borrowed money, which bears interest at variable rates, and therefore are exposed to increases in costs in a rising interest rate environment. Increases in interest rates would increase our interest expense on any variable rate debt, as well as any debt that must be refinanced at higher interest rates at the time of maturity. Our future earnings and cash flows could be adversely affected due to the increased requirement to service our debt and could reduce the amount we are able to distribute to our stockholders. As of September 30, 2014, we had $85,667,438 or 67% of our total debt that bore interest at variable rates.

To date, we have not generated sufficient cash flow from operations to pay distributions, and, therefore, we have paid, and may continue to pay, distributions from the net proceeds of our “best efforts” offering, which reduces the amount of cash we ultimately have to invest in assets, negatively impacting the value of our stockholders’ investment, and is dilutive to our stockholders.

We have not yet generated positive cash flow from operations to cover distribution payments and may not do so unless our asset base grows significantly. Our organizational documents permit us to pay distributions from sources other than cash flow from operations. Specifically, some or all of our distributions may be paid from retained cash flow, from borrowings and from cash flow from investing activities, including the net proceeds from the sale of our assets, or from the net proceeds of our “best efforts” offering. Accordingly, until such time as we are generating cash flow from operations sufficient to cover distributions, during the pendency of our “best efforts” offering, we have and will likely continue to pay distributions from the net proceeds of this Offering. We have not established any limit on the extent to which we may use alternate sources, including borrowings or proceeds of the Offering, to pay distributions. There is no assurance we will generate sufficient cash flow from operations to cover distributions. We began declaring distributions to stockholders of record during December 2012. Approximately sixty-five percent ($4.4 million) of the distributions paid to stockholders to date have been paid from the net proceeds of our “best efforts” offering, which reduces the proceeds available for other purposes. To the extent we pay cash distributions, or a portion thereof, from sources other than cash flow from operations, we will have less capital available to invest in properties and other real estate-related assets, the book value per share may decline, and there will be no assurance that we will be able to sustain distributions at that level. In addition, by using the net proceeds of our “best efforts” offering to fund distributions, earlier investors may benefit from the investments made with funds raised later in our “best efforts” offering, while later investors may not benefit from all of the net offering proceeds raised from earlier investors.

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Item 2.  Unregistered Sales of Equity Securities and Use of Proceeds

On October 18, 2012, our Registration Statement on Form S-11 (File No. 333-176775), covering a public offering of up to 180,000,000 shares of common stock, was declared effective under the Securities Act. The Offering and the DRP commenced on October 18, 2012 and are ongoing.

Pursuant to the Offering, we are offering a maximum of 150,000,000 shares at a price of $10.00 per share on a “best efforts” basis. We also are offering up to 30,000,000 shares at a purchase price of $9.50 per share to stockholders who elect to participate in our DRP. The maximum aggregate price of the amount registered is $1,785,000,000. We reserve the right to reallocate the shares offered between the Offering and the DRP. The dealer manager of the Offering is Inland Securities Corporation, a wholly owned subsidiary of our Sponsor.

From the effective date of the offering through September 30, 2014, we had sold the following securities in the Offering and the DRP for the following aggregate offering prices:

•	31,099,462 shares, equal to $308,870,877 in aggregate gross offering proceeds, in the Offering; and

•	354,821 shares, equal to $3,370,797 in aggregate gross offering proceeds, pursuant to the DRP.

From the effective date of the offering through September 30, 2014, we have paid the following costs in connection with the issuance and distribution of the registered securities:

Type of Costs	Amount
Offering costs paid to related parties (1)	$29,086,781
Offering costs paid to non-related parties	1,962,990
Total offering costs paid	$31,049,771

(1)	“Offering costs to related parties” include selling commissions, marketing contributions and due diligence expense reimbursements paid to Inland Securities Corporation, which reallowed all or a portion of these amounts to soliciting dealers.

From the effective date of the Offering through September 30, 2014, the net offering proceeds to us from the Offering and the DRP, after deducting the total expenses incurred described above, were approximately $281.2 million. As of September 30, 2014, we had used approximately $138.5 million of these net proceeds to purchase interests in real estate and pay related costs, approximately $15.4 million for repayment of indebtedness used to purchase interests in real estate, approximately $1.6 million to pay loan origination costs, approximately $6.7 million to pay distributions, $100,000 to fund our investment in the insurance captive, and approximately $1.1 million to fund our operations. The remaining net proceeds were held as cash at September 30, 2014.

On August 25, 2011, we issued 20,000 shares of our common stock for $10.00 per share, or an aggregate purchase price of $200,000, to our Sponsor in connection with our formation. No sales commission or other consideration was paid in connection with the sale. The sale was consummated without registration under the Securities Act, as amended, in reliance upon the exemption from registration set forth in Section 4(2) of the Act as transactions not involving any public offering.

During the period covered by this quarterly report, we did not sell any equity securities that were not registered under the Securities Act.

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Share Repurchase Program

We are authorized to purchase shares from stockholders who purchased their shares from us or received their shares through a non-cash transfer and who have held their shares for at least one year under the SRP, if requested, if we choose to repurchase them. Subject to funds being available, we will limit the number of shares repurchased during any calendar year to 5% of the number of shares outstanding at December 31st of the previous calendar year. Funding for the SRP will come from proceeds we receive from the DRP. In the case of repurchases made upon the death of a stockholder or qualifying disability, as defined in the SRP, we are authorized to use any funds to complete the repurchase, and neither the one year holding period, the limit regarding funds available from the DRP nor the 5% limit will apply. The SRP will immediately terminate if our shares become listed for trading on a national securities exchange. In addition, our board of directors, in its sole direction, may at any time amend, suspend or terminate the SRP.

The table below outlines the shares we repurchased pursuant to our SRP during the quarter ended September 30, 2014.

Period	Total Requests for Shares Repurchased	Total Number of Shares Repurchased	Average Price Paid per Share	Total Number of Shares Repurchased as Part of Publicly Announced Plans or Programs(1)	Maximum Number (or Approximate Dollar Value) of Shares (or Units) that May Yet be Purchased Under the Plans or Programs
July 2014	–	–	$–	–	333,281
August 2014	1,815	1,815	$9.10	1,815	331,466
September 2014	2,500	2,500	$9.25	2,500	328,966
Total	4,315	4,315	$9.19	4,315

(1) Our SRP was announced on October 18, 2012

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Item 3.  Defaults Upon Senior Securities

None.

Item 4.  Mine Safety Disclosures

Not Applicable.

Item 5.  Other Information

Not Applicable.

Item 6.  Exhibits

The representations, warranties and covenants made by us in any agreement filed as an exhibit to this Form 10-Q are made solely for the benefit of the parties to the agreement, including, in some cases, for the purpose of allocating risk among the parties to the agreement, and should not be deemed to be representations, warranties or covenants to, or with, you. Moreover, these representations, warranties and covenants should not be relied upon as accurately describing or reflecting the current state of our affairs.

The exhibits filed in response to Item 601 of Regulation S-K are listed on the Exhibit Index attached hereto.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INLAND REAL ESTATE INCOME TRUST, INC.

	/s/ JoAnn M. McGuinness		/s/ David Z. Lichterman
By:	JoAnn M. McGuinness	By:	David Z. Lichterman
	President and principal executive officer		Vice President, treasurer and principal accounting officer
Date:	November 13, 2014	Date:	November 13, 2014

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Exhibit Index

Exhibit No.
10.1	Purchase and Sale Agreement, dated as of April 3, 2014, by and between South Main Center, Inc. and Inland Real Estate Acquisitions, Inc., as amended by the First Amendment to Purchase and Sale Agreement between the same parties, dated as of June 9, 2014; and as further amended by the Second Amendment to Purchase and Sale Agreement between the same parties, dated as of June 26, 2014. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on July 17, 2014 (file number 000-55146))

10.2	Assignment and Assumption of Purchase and Sale Agreement, dated as of July 11, 2014, by and between Inland Real Estate Acquisitions, Inc. and IREIT West Bend Main, L.L.C. (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on July 17, 2014 (file number 000-55146))

10.3	Assignment of Leases Intangible Personal Property and Service Contracts and Bill of Sale, dated as of July 11, 2014, by and between South Main Center, Inc. and IREIT West Bend Main, L.L.C. (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on July 17, 2014 (file number 000-55146))

10.4	Post Closing and Indemnity Agreement, dated as of July 11, 2014, by South Main Center, Inc. and IREIT West Bend Main, L.L.C. (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on July 17, 2014 (file number 000-55146))

10.5	Escrow Agreement (Earn Out Purchase Price – Pick’n Save Center), entered into as of the 11th day of July, 2014, by and between South Main Center, Inc. and IREIT West Bend Main, L.L.C. (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on July 17, 2014 (file number 000-55146))

10.6	Loan Agreement, dated as of July 31, 2014, between IREIT WEST BEND MAIN, L.L.C., and PNC BANK NATIONAL ASSOCIATION. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on August 5, 2014 (file number 000-55146))

10.7	Promissory Note, made as of July 31, 2014, by IREIT WEST BEND MAIN, L.L.C. for the benefit of PNC BANK NATIONAL ASSOCIATION. (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on August 5, 2014 (file number 000-55146))

10.8	Guaranty of Payment, Recourse Obligations and Completion, dated as of July 31, 2014, by INLAND REAL ESTATE INCOME TRUST, INC. in favor of PNC BANK NATIONAL ASSOCIATION. (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on August 5, 2014 (file number 000-55146))
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Exhibit No.
10.9	Environmental Indemnity Agreement, dated as of July 31, 2014, made by IREIT WEST BEND MAIN, L.L.C. and INLAND REAL ESTATE INCOME TRUST, INC. in favor of PNC BANK NATIONAL ASSOCIATION. (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on August 5, 2014 (file number 000-55146))

10.10	Letter Agreement, dated as of June 24, 2014, by and between LAYTON POINTE L.C. and Inland Real Estate Acquisitions, Inc., as amended by the First Amendment to Agreement between the same parties, dated as of July 31, 2014. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on August 8, 2014 (file number 000-55146))

10.11	Assignment and Assumption of Letter Agreement, dated as of August 4, 2014, by and between Inland Real Estate Acquisitions, Inc. and IREIT Layton Pointe, L.L.C. (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on August 8, 2014 (file number 000-55146))

10.12	Assignment and Assumption of Leases, dated as of August 4, 2014, by and between LAYTON POINTE L.C. and EAGLE POINTE FINANCIAL GROUP, INC. and IREIT LAYTON POINTE, L.L.C. (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on August 8, 2014 (file number 000-55146))

10.13	Post Closing and Indemnity Agreement, dated as of August 4, 2014, by LAYTON POINTE L.C. and EAGLE POINTE FINANCIAL GROUP, INC. and IREIT LAYTON POINTE, L.L.C. (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on August 8, 2014 (file number 000-55146))

10.14	Purchase and Sale Agreement, dated September 16, 2014, by and among Inland Real Estate Income Trust, Inc. and the subsidiaries of Kite Realty Group Trust party thereto. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on September 19, 2014 (file number 000-55146))

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Exhibit No.
31.1	Certification by Principal Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002*

31.2	Certification by Principal Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002*

32.1	Certification by Principal Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002* (1)

32.2	Certification by Principal Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002* (1)

101	The following financial information from our Quarterly Report on Form 10-Q for the period ended September 30, 2014, filed with the Securities and Exchange Commission on November 13, 2014, is formatted in Extensible Business Reporting Language (“XBRL”): (i) Consolidated Balance Sheets; (ii) Consolidated Statements of Operations and Other Comprehensive Loss; (iii) Consolidated Statements of Equity; (iv) Consolidated Statements of Cash Flows; and (v) Notes to Consolidated Financial Statements (tagged as blocks of text)

*	Filed as part of this Quarterly Report on Form 10-Q.

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